As filed with the Securities and Exchange Commission October 6, 2014	Registration Statement No. 333-197978

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 to

REGISTRATION STATEMENT

ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

AXION POWER INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	3690	65-0774638
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Identification Number)
incorporation or organization)	Classification Code Number)

3601 Clover Lane

New Castle, Pennsylvania 16105

Telephone (724) 654-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David DiGiacinto

Chief Executive Officer

3601 Clover Lane

New Castle, Pennsylvania 16105

Telephone (724) 654-9300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with copies to:

Jolie Kahn, Esq.	Steven M. Skolnick, Esq.
1020 Riverview	Lowenstein Sandler LLP
Conshohocken, PA 19428	1251 Avenue of the Americas
New York, New York 10020
Telephone (215) 253-6645	Telephone (212) 262-6700

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)		Amount of registration fee
Common stock, no par value (2)(3)	$6,900,000		$1,932	(7)
Warrants to purchase common stock(2)	—	(4)	—	(5)
Shares of common stock underlying warrants (2)(3)	$—		$—
Representative's warrants	—		—	(6)
Shares of common stock underlying Representative's warrants (3)	$—		$—
Total	$6,900,000		$1,932

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act. Offering is now set at $6,900,000.

(2)	Includes shares of common stock and warrants to purchase shares of common stock which may be issued upon exercise of a 45-day option granted to the underwriter to cover over-allotments, if any.

(3)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(4)	The warrants to be issued to investors hereunder are included in the price of the common stock above.

(5)	No separate registration fee is required pursuant to Rule 457(g) promulgated under the Securities Act.

(6)	Assumes the underwriter’s over-allotment is fully exercised.

(7)	Paid with filing of the original Registration Statement on Form S-1, filed on August 8, 2014.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IS NOT A SOLICITATION OF AN OFFER TO BUY IN ANY STATE IN WHICH AN OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED OCTOBER 6, 2014

PRELIMINARY PROSPECTUS

$6,000,000 of Shares and Warrants

We are offering $6,000,000 of shares of our common stock, $0.005 par value per share, together with warrants to purchase one share of our common stock for each share of common stock sold in this offering.

One share of common stock is being sold together with two warrants, a Series A warrant and a Series B warrant. Each Series A warrant is immediately exerciseable for one share of common stock at an expected exercise price of $3.25 per share and will expire 60 months after the issuance date, and each Series B warrant is immediately exerciseable at an expected exercise price of $3.00 per share and will expire 12 months after the issuance date.

Our common stock is currently traded on the OTCQB Marketplace, operated by OTC Markets Group, under the symbol “AXPW”. Our common stock and Series A warrants have been approved for listing, on The NASDAQ Capital Market under the symbols “AXPW” and “AXPWW”, respectively, subject to official notice of listing. Currently, no public market exists for our Series A warrants and we do not intend to apply for the listing of the Series B warrants on any securities exchange. The shares of common stock, the Series A warrants and the Series B warrants are immediately separable and will be issued separately, but will be purchased together in this offering. On September 24, 2014, the last reported sales price for our common stock was $3.76 per share on the OTCQB Marketplace. On July 7, 2014, our shareholders approved a reverse stock split of our common stock, in a ratio to be determined by our board of directors, of not less than 1-for-20 nor more than 1-for-50. All warrant, option, share and per share information in this prospectus gives retroactive effect for a 1-for-50 split with all numbers rounded up to the nearest whole share. Our stock split was effected and started trading giving effect to the reverse split on September 8, 2014.

INVESTING IN THE OFFERED SECURITIES INVOLVES RISKS, INCLUDING THOSE SET FORTH IN THE “RISK FACTORS” SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 7. INVESTORS SHOULD ONLY CONSIDER AN INVESTMENT IN THESE SECURITIES IF THEY CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share (1)	Per Series A Warrant (1)	Per Series B Warrant (1)	Total
Public offering price	$	$	$	$
Underwriting discounts and commissions (2)	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$

(1)	One share of common stock is being sold together with a Series A warrant and a Series B warrant, with each warrant being exercisable for the purchase of one share of common stock.
(2)	We have agreed to issue warrants to the underwriter and to reimburse the underwriter for certain expenses. See “Underwriting” on page 67 of this prospectus for a description of these arrangements.

The underwriter expects to deliver our securities, against payment, on or about ______ __, 2014.

We have granted the underwriter a 45-day option to purchase up to an additional $900,000 of shares of common stock and/or additional Series A and Series B warrants to purchase shares of common stock from us at the offering price for each security, less underwriting discounts and commissions, to cover over-allotments, if any.

Sole Book Running Manager

Maxim Group LLC

The date of this prospectus is __________, 2014.

You should rely only on the information contained in this prospectus and any related free writing prospectus that we may provide to you in connection with this offering. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights important information about this offering and our business. It does not include all information you should consider before investing in our common stock. Please review this prospectus in its entirety, including the risk factors and our financial statements and the related notes, before you decide to invest.

References in this prospectus to “we,” “us,” and “our” refer to Axion Power International, Inc. and its subsidiaries.

Our Company

Axion Power Corporation, our wholly owned subsidiary, was formed in September 2003 to acquire and develop certain innovative battery technology. Since inception, Axion Power Corporation has been engaged in research and development of new technology for the production of our PbC (lead carbon) batteries.

In February 2006, we commenced operations at our Clover Lane facility in New Castle, PA. We have utilized this space to manufacture our PbC and specialty lead-acid battery products and to continue to produce and test prototypes which incorporate our developed technology. Through the third quarter of 2014, our Clover Lane plant has allowed us to manufacture batteries for sale under the Axion brand name; to manufacture for third parties under specific contract arrangements; or to manufacture prototypes for our own use and testing, or for testing by our customers. Our facility has been fully tested and found to be in compliance with emission standards established by new federal guidelines in accordance with the Clean Air Act–Title III. In November 2010, we expanded into our Green Ridge facility, which is less than ½ mile from our Clover Lane facility in New Castle, PA, to house offices, research & development, electrode manufacturing and warehousing.

Since inception, our operations have been primarily financed through the sale of equity and debt instruments to investors, with minimal revenue generated from our operations. We transitioned from a research and development based company to a commercial manufacturing company in the fourth quarter of 2012. We have determined that the most efficient use of our resources is to operate as a technology-based enterprise to promote and market our proprietary PbC technology and to streamline manufacturing efforts to focus on our total lead-activated carbon negative electrode. In the fourth quarter of 2014, we will take steps to evaluate and implement the staged phase out of the manufacturing of batteries and the redirection of our efforts toward carbon electrode manufacturing at our Greenridge Facility with some operations still taking place in our Clover Lane facility. We will also continue developing third party PbC battery suppliers, and selling energy storage systems. We believe that this streamlined effort with regard to our carbon negative electrode manufacturing will provide us with the best opportunity to commercialize our technology and thereby provide the potential to improve our financial condition, cash flow and market presence.

As further described below in “Our Business and Our Technology,” we have developed our PbC technology to commercial viability, and have commenced marketing and commercial sales in the United States and internationally. In addition to commercially marketing our PbC batteries as stand-alone products, we have also developed other products, including our Axion PowerCube which is a system, utilizing our PbC batteries, which can, among other things, provide power storage and backup power, and may be configured for different uses and different power levels.

Our Business and Our Technology

The cornerstone of our PbC technology is our proprietary PbC lead carbon battery, which substitutes an activated carbon negative electrode for the standard lead negative electrode in a lead-acid battery construct. All other components of the PbC battery (such as case, cover, separator material, positive plate, electrolyte and other components) are identical to those used in a conventional lead-acid battery. The PbC product is part battery with energy storage capabilities and part asymmetric hybrid supercapacitor with a fast recharge rate, charge acceptance and long cycle life. The construct design results in a relatively low cost device that can be manufactured in iterations that deliver maximum power, or deliver maximum energy, or provide a range of balances between the two. Our PbC battery can be used in applications that service the energy storage needs of several markets including transportation, renewable power, frequency regulation and backup power.

We have devoted more than ten years to research and development on our PbC technology. Our work has focused on developing our intellectual property, characterizing baseline performance, developing proprietary treatment processes for the activated carbon we use in our electrodes, developing proprietary designs, manufacturing techniques for electrode assemblies and fabricating a series of material and design evaluation prototypes that range from single cell to multi-cell batteries for use in energy storage devices and systems.

1

Our PbC technology is protected by thirteen issued U.S. patents and other proprietary features and structures, and we typically have a number of additional patent applications in process at any point in time. The resulting devices are technically sophisticated yet simple in design. The carbon negative electrode assemblies are fabricated from readily available raw materials using, for the most part, standard industrial processes and techniques. The PbC negative electrodes that are then assembled into PbC batteries can be used with the same case cover, positive plate, separators and electrolyte that are used in conventional lead-acid batteries. Our PbC batteries can be assembled with the same equipment and methodology commonly used for manufacturing conventional lead-acid batteries. PbC batteries use significantly less lead than standard lead-acid batteries with a comparable footprint. Moreover, the lead, plastics and acid employed, just like lead-acid batteries, can be routinely and profitably recycled at existing recycling facilities around the world. A 2007 United States EPA report indicated that in the United States lead-acid batteries are fully recycled 99.2% of the time.

We believe our advanced battery technologies are uniquely situated to answer the current challenges facing both the historic lead-acid battery industry and the challenges facing newer battery chemistries such as lithium-ion, nickel metal hydride, etc. While we further commercialize and continue to explore various potential applications for our PbC technology in the future, these two facilities in New Castle, Pennsylvania will continue to provide us with both an important research and development facility and a production plant in which to produce our lead-free activated carbon negative electrodes. We will also accelerate our development of strategic partners for energy storage manufacture.

In our current strategy, we will be moving away from specialty and contract manufacture of standard lead acid batteries. We will instead focus on our Green Ridge facility for the production of our finished lead-free carbon negative electrode. The facility also provides space for battery string testing and additional storage.

Our objective has consistently been to become an industry leader in the development, production and sourcing of components for cost competitive high performance energy storage systems. Effective as of the fourth quarter of 2014, we will be actively pursuing this strategy in the following core strategies:

•	Platform technology business model. We are implementing a platform technology business model that will focus on developing and manufacturing carbon electrode assemblies that we can offer for sale to established battery manufacturers who want to use our PbC carbon electrode products in their batteries.
•	Leverage relationships with battery manufacturers. Our business model is based on the premise that, as we continue forward, we can most effectively address the needs of the market by selling PbC negative electrode assemblies to established lead-acid battery manufacturers who want to add advanced battery technology to their existing product lines. We believe this business model should allow us to leverage the business abilities, manufacturing facilities and distribution networks of established manufacturers in order to reduce our time to market and increase our potential market penetration.
•	Build a recognized brand. We believe strong brand name recognition is important in order to increase product awareness and to effectively penetrate the mass market. We intend to differentiate our brand by emphasizing our combination of high performance and low total cost of ownership per storage cycle.
•	Targeted marketing strategy. Markets for motive power, utility grid connected power; renewable energy and standby power (UPS) are becoming increasingly attractive. We are actively pursuing the use of our lead carbon technology products in these markets.
•	Maintain our technical advantage and reduce manufacturing costs. We intend to maintain our technical advantage by continuing to invest in research and development. Our research and development focus will now be working with prospective customers on the commercial application of our PbC technology to fit their unique requirements.

Our commercial market applications focus is:

•	Utility applications e.g. frequency regulation
•	Buffering, smoothing and micro grid for renewable energy sources (solar and wind)
•	Hybrid medium and heavy duty trucks
•	Residential and small community energy storage
•	Hybrid locomotives
•	Hybrid vehicles incorporating stop/start technology

Recent Developments

The PowerCube is a highly mobile energy storage system that can be configured to deliver up to one megawatt of power for 24 minutes or 100 kilowatts of power for 4.6 hours. Our onsite PowerCube services the PJM frequency regulation market. PJM is a regional transmission organization that coordinates the movement of wholesale electricity to more than 60 million consumers in all or parts of 13 states and the District of Columbia. We provide this frequency regulation through our curtailment services provider (an entity which provides power services on demand to utilities) – Viridity Energy. We commission our onsite PowerCube in November 2011, and it continues to function on a daily basis and serve as a real world demonstration unit. Potential customers visit our project site and can observe the ”real time” screens that show our Cube responding to, and closely following, the PJM REG-D signal. This has been very helpful to us in explaining our technology and model and in providing a real world proof of application. In the first quarter of 2014, we installed batteries, racks, BMS, controller, wiring and miscellaneous equipment at the New Jersey location of our 500 kilowatt system being installed with our strategic partner. It is expected that this unit will participate daily in the PJM frequency regulation market in accordance with our model. Based upon our model and past PJM records –this 500 kilowatt installation will provide the owner with at least $9,000 per month (net after expense) in frequency regulation revenue, which is in addition to the storage and emergency back- up capability the PowerCube is expected to provide.

2

During the second quarter of 2014, this same customer delivered a purchase order to us for four additional 500 kilowatt PowerCube units designed to provide frequency regulation to PJM in a range covering 500 kilowatts up and 500 kilowatts down. This follow on order is further validation of their belief in our PbC product and our frequency regulation model. This purchase order is the next step in our planned partnership that is expected to include multiple – like sized – 500 kilowatt units in and out of New Jersey. In addition, our partnership is planning larger sized PowerCubes (1megawatt and beyond) in both New Jersey and in other states that have very competitive solar renewable energy credits and other incentives. In a separate initiative with potential new investors, we continue to pursue site selection for multi mega-watt systems that would service the frequency regulation market. Our 1.25 megawatt (or any multiple thereof) building block is an appropriate size for this market.

With regard to our development of smaller scale PowerCubes, in the first quarter of 2014, we sold, installed and subsequently fully commissioned a 10 kilowatt miniCube unit complete with a 12 kilowatt solar array. This unit was installed for a private individual in New Castle, PA and will provide us with additional information about our smaller applications that might be tied to solar and islanded or be grid tied. It will also provide data on the system’s use as an electric vehicle charging station. This is one of our offshore initiatives, so we are very interested in that charging station data. Currently the Owner is using that system to charge his all electric sports car and to net meter.

Our work with ePower Engine Systems, which is a third party entity which develops and markets auxiliary power systems for trucks, continues in accordance with our business plan. We continue to pursue the ePower series hybrid system that incorporates PbC batteries through 56 battery strings in Series 8 heavy duty 18 wheel trucks.

ePower recently purchased four trucks for conversion to their series hybrid system, and we have been issued a purchase order to provide 56 batteries per truck. The conversion of these trucks will allow ePower to continue its progress in improving fuel economy on a mile per gallon basis. Testing has shown that the system has the ability to reduce emissions of all types, which assists in compliance with the U.S. government’s regulatory initiatives in this area.

Effective as of July 1, 2014, Thomas Granville resigned as our Chief Executive Officer and Chairman of the Board due to certain unanticipated adverse health concerns. He will remain one of our directors and will also remain as an employee as Special Assistant to the CEO. Effective August 3, 2014, Mr. Granville resigned as a director and will transition to a consulting role with us.

Effective as of July 1, 2014, David DiGiacinto, who was appointed to our Board of Directors on February 1, 2014, was appointed as our Chief Executive Officer and Chairman of the Board. Also, effective on July 1, 2014, Charles Trego, who was our Chief Financial Officer from April 1, 2010 until August 2, 2013 and has been a Director since September 27, 2013, was appointed as our Interim Chief Financial Officer. Both Mr. DiGiacinto and Mr. Trego shall remain as Directors, although Mr. DiGiacinto and Mr. Trego have resigned from any Committee appointments.

On August 1, 2014, we entered into warrant exchange agreements with the holders of the senior warrants issued in conjunction with our May 7, 2013 senior convertible note financing. Pursuant to the warrant exchange agreements, the holders exchanged all of these warrants for shares of our common stock at a ratio of 1.7 shares (pre 1:50 reverse split) for each warrant exchanged, in a transaction exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended. Warrants to purchase 345,623 shares of our common stock were exchanged for 587,558 shares of our common stock.

Pursuant to the warrant exchange agreements, the holders agreed to the following limitations on the resale of the shares:

•	Through October 31, 2014, each holder may only sell, pledge, assign or otherwise transfer up to 10% of the number of shares issued to it.

•	From November 1, 2014 through January 31, 2015, each holder may sell, pledge, assign or otherwise transfer up to an additional 25% of the number of shares issued to it (up to an aggregate of 35% inclusive of the 10% set forth in the bullet point above).

•	Through January 31, 2015, each holder may not sell shares during any trading day in an amount, in the aggregate, exceeding 15% of the composite aggregate share trading volume of our common stock measured at the time of each sale of securities during such trading day as reported on Bloomberg.

•	However, each holder may sell shares in excess of those permitted under the bullet points above on any trading day on which the VWAP for our common stock for the preceding trading day is at least $9.50 or less than $1.00.

The warrant exchange agreements contain customary covenants regarding maintenance by us of current reporting status under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The warrant exchange agreements also reference our impending reverse stock split and contain provision for adjustment of share and share price adjustments pro rata with the amount of the reverse stock split.

Risk Factors

Investing in our common stock is a speculative proposition, and we encourage you to review our Risk Factors section commencing on p. 7 of this prospectus.

These risks include, but are not limited to, the following:

•	our early stage of commercialization and our ability to achieve full commercialization of our product ahead of our competitors;
•	our ability to achieve market acceptance and to become profitable;
•	our ability to engage and retain key personnel, for which we do not carry key man insurance; and
•	the dilutive nature of this offering and the potential need to raise further capital in the future, which will have a further dilutive effect on our shareholders.

3

Corporate Information

On December 31, 2003, Axion Power Corporation engaged in a reverse acquisition with Tamboril Cigar Company, a public shell company whereby Axion Power Corporation became a wholly owned subsidiary of Tamboril, which subsequently changed its name to Axion Power International, Inc.

Our principal executive office is located at 3601 Clover Lane, New Castle, PA 16105. Our telephone number is (724) 654-9300. Our website is www.axionpower.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our common stock.

We own various U.S. federal trademark registrations and applications, and unregistered trademarks and servicemarks, including PbCR, our corporate logo and PowerCubeTM. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the R and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

4

Summary of the Offering

Securities offered:

$6,000,000 of shares of our common stock together with (i) a Series A warrant to purchase one share of our common stock at an expected exercise price of $3.25 per share and (ii) a Series B warrant to purchase one share of our common stock at an expected exercise price of $3.00 per share, for each share sold in the offering. The warrants will be immediately exercisable and the Series A warrants will expire 60 months after the issuance date and the Series B warrants will expire 12 months after the issuance date.

Common stock outstanding before the offering (1):	5,017,792 shares

Common stock to be outstanding after the offering (1):	6,863,946 shares

Estimate of Proceeds:	$6,000,000

Use of proceeds:	We intend to use a portion of the net proceeds from this offering for the following purposes:

Proceeds:
Gross Proceeds	$6,000,000
Fees and Expenses	(825,000)
Net Proceeds	$5,175,000

Uses:
Operations	$5,175,000
Total Uses	$5,175,000

Risk Factors:

Investing in our securities involves substantial risks.  You should carefully review and consider the “Risk Factors” section of this prospectus beginning on page 7 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in this offering.

Proposed Listing and Symbol:	NASDAQ Capital Markets under the symbol “AXPW” for our common stock and “AXPWW” for our Series A warrants. We do not intend to apply for listing for our Series B warrants on any securities exchange.

Reverse Split:	All warrant, option, share and per share information in this prospectus gives retroactive effect for a 1-for-50 split.

5

(1)	Unless otherwise stated, all information contained in this prospectus reflects an assumed public offering price of $3.25 per share. The total number of shares of our common stock outstanding after this offering is based on 5,017,792 shares outstanding as of September 24, 2014 and excludes as of that date, the following:

•	38,402 shares of common stock issuable upon exercise of the warrants issued in conjunction with the May 2013 subordinated convertible notes outstanding as of September 24, 2014, at a conversion price of $15.10 per share;
•	60,606 shares of common stock issuable upon conversion of the Subordinated Convertible notes outstanding as of September 24, 2014, at an exercise price of $13.20 per share;
•	913 shares of common stock issuable upon the exercise of warrants (other than the warrants issued in conjunction with the May 2013 senior convertible notes and the warrants issued in conjunction with the May 2013 subordinated convertible notes) outstanding as of September 24, 2014, at a weighted average exercise price of $100.00 per share;
•	54,541 shares of common stock issuable upon exercise of Placement Agent warrants outstanding as of September 24, 2014, at a conversion price of $15.10 per share;

•	91,877 shares of common stock issuable upon the exercise of options outstanding as of September 24, 2014, at a weighted average exercise price of $57.50 per share;

•	46,148 shares of common stock reserved for future grant or issuance as of September 24, 2014 under all of our 2004 Outside Directors Stock Option Plan and our 2010 Employees and Officers Stock Option Plan;

•	1,846,154 shares of common stock issuable upon exercise of the warrants issued to the public in connection with this offering; and

•	92,308 shares of common stock issuable upon exercise of the warrants to be received by the underwriter in connection with this offering.

Except as otherwise indicated herein, all information in this prospectus assumes the underwriter does not sell any common stock or warrants contained in the over-allotment option and the warrants offered hereby are not exercised.

6

RISK FACTORS

Investing in our common stock is very speculative and involves a high degree of risk. You should carefully consider all of the information in this report before making an investment decision. The following are among the risks we face related to our business, assets and operations. They are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also arise. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock. You should not purchase our shares unless you can afford to lose your entire investment.

RISKS RELATED TO OUR FINANCIAL POSITION

We have a history of operating losses. We expect to incur operating losses in the future and we may never achieve or sustain profitability.

We have historically incurred substantial operating losses, including operating losses of $2.4 million and $4.4 million for the three and six months ended June, 2014, respectively, and $8.2 million and $8.6 million for the years ended December 31, 2013 and 2012, respectively. At June 30, 2014, we had an accumulated deficit of $105.1 million. These losses have had, and will continue to have, an adverse effect on our working capital, total assets, and stockholders’ equity. Because of the numerous risks and uncertainties associated with our business, including whether we will be able to develop future demand for our product in the form of purchase orders sufficient to sustain our business model, we are unable to predict when we will become profitable, and we may never become profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our inability to achieve and then sustain profitability would have a material adverse effect on our results of operations and business.

Our independent registered public accounting firm’s report for the fiscal year ended December 31, 2013 includes an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

Due to the uncertainty of our ability to meet our cash requirements to fund our current operations, working capital, and capital spending, in their report on our audited annual financial statements as of and for the year ended December 31, 2013, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Recurring losses from operations raise substantial doubt about our ability to continue as a going concern. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. In addition, the inclusion of an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern and our lack of cash resources may materially adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties.

We are in the early stages of commercialization and our products may never achieve significant commercial market acceptance.

Our success depends on our ability to develop and market products that are recognized as superior to those currently existing in the marketplace. Most of our potential customers currently use other products using different technology and may be reluctant to change those methods to a new technology. Market acceptance will depend on many factors, including our ability to convince potential customers that our PbC battery solution is an attractive alternative to existing products. We will need to demonstrate that our products provide reliable and cost-effective alternatives to existing products. Compared to most competing technologies, our technology is relatively new, and most potential customers have limited knowledge of, or experience with, our products. Prior to adopting our technology, potential customers may be required to devote significant time and effort to testing and validating our products. Many factors influence the perception of a new technology, including its use by leaders in the industry. If we are unable to continue to induce these leaders to adopt our technology, acceptance and adoption of our products could be slowed. In addition, if our products fail to gain significant acceptance in the marketplace and we are unable to expand our customer base, we may never generate sufficient revenue to achieve or sustain profitability.

We have an obligation to repay a $735,000 principal amount subordinated note by December 31, 2014, and if we do not satisfy this obligation, the noteholder has the right to demand payment in full or exercise remedies .

On June 30, 2014, we entered into an amended note with respect to that certain $735,000 principal amount subordinated note issued to Robert Averill on May 7, 2013. This amended note extends the maturity date to December 31, 2014. We secured the obligations under the amended note with a lien on our intellectual property assets.   If we do not negotiate an extension or satisfy this note, Mr. Aveill can pursue remedies, including, asserting his lien on our intellectual property assets, which could have a material adverse affect on our ability to use our technology.

7

Our sales cycle is lengthy and variable, which makes it difficult for us to forecast revenue and other operating results.

The sales cycle for our products is lengthy, which makes it difficult for us to accurately forecast revenue in a given period, and may cause revenue and operating results to vary significantly from period to period. Some potential customers for our products typically need to commit significant time and resources to evaluate the technology used in our products and their decision to purchase our products may be further limited by budgetary constraints and numerous layers of internal review and approval, which are beyond our control. We spend substantial time and effort assisting potential customers in evaluating our products, including providing demonstrations and validation. Even after initial approval by appropriate decision makers, the negotiation and documentation processes for the actual adoption of our products can be lengthy. As a result of these factors, based on our experience to date, our sales cycle, the time from initial contact with a prospective customer to routine commercial utilization of our products, has varied and can sometimes be several months or longer, which has made it difficult for us to accurately project revenues and other operating results. In addition, the revenue generated from sales of our products may fluctuate from time to time due to market and general economic conditions. As a result, our financial results may fluctuate on a quarterly basis which may adversely affect the price of our common stock.

We will need to raise additional funds through debt or equity financings in the future to achieve our business objectives and to satisfy our cash obligations, which would dilute the ownership of our existing shareholders and possibly subordinate certain of their rights to the rights of new investors.

In addition to the funds raised in this offering, which we expect would cover our cash flow needs until December 31, 2015, we will need to raise additional funds through debt or equity financings in order to complete our ultimate business objectives, including funding working capital to support fulfillment of future orders for our products to pay-off our subordinated notes. We also may choose to raise additional funds in debt or equity financings if they are available to us on reasonable terms to increase our working capital, strengthen our financial position or to make acquisitions. Any sales of additional equity or convertible debt securities would result in dilution of the equity interests of our existing shareholders, which could be substantial. Additionally, if we issue shares of preferred stock or convertible debt to raise funds, the holders of those securities might be entitled to various preferential rights over the holders of our common stock, including repayment of their investment, and possibly additional amounts, before any payments could be made to holders of our common stock in connection with an acquisition of us. Such preferred shares, if authorized, might be granted rights and preferences that would be senior to, or otherwise adversely affect, the rights and the value of our common stock. Also, new investors may require that we and certain of our shareholders enter into voting arrangements that give them additional voting control or representation on our board of directors.

RISKS RELATED TO OUR BUSINESS OPERATIONS

We depend on key personnel, and our business may be severely disrupted if we lose the services of our senior management, employees, and consultants.

Our business is dependent upon the knowledge and experience of our key scientists, engineers, manufacturing staff and senior management. Given the competitive nature of our industry, there is the risk that one or more of our key scientists or engineers will resign their positions, which could have a disruptive impact on our operations. If any of our key scientists, engineers or senior management do not continue in their present positions, we may not be able to easily replace them and our business may be severely disrupted. We face competition for such personnel. If any of these individuals joins a competitor or forms a competing company, we could lose important know-how and experience and incur substantial expense to recruit and train suitable replacements. Our Compensation Committee remains committed to keeping our key team members in place as we move further into our commercialization stage of our PbC product. Currently, all of our key employees have employment contracts that include non-compete provisions.

8

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

We commenced our formal commercial launch in the fourth quarter of 2012 and anticipate growth in our business operations. We expect to increase our number of employees further as our business grows. This future growth could create strain on our organizational, administrative and operational infrastructure, including laboratory operations, quality control, customer service and sales and marketing. Our ability to manage our growth properly will require us to continue to improve our operational, financial, and management controls, as well as our reporting systems and procedures. If our current infrastructure is unable to handle our growth, we may need to expand our infrastructure and staff and implement new decision making and reporting systems. The time and resources required to implement such expansion and systems could adversely affect our decision making and operations. Our expected future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, and integrate additional employees. Our future financial performance and our ability to commercialize our products and to compete effectively will depend, in part, on our ability to manage this potential future growth effectively, without compromising quality and customer satisfaction.

Our operations expose us to litigation, tax, environmental and other legal compliance risks.

We are subject to a variety of litigation, tax, environmental, health and safety and other legal compliance risks. These risks include, among other things, possible liability relating to product liability matters, personal injuries, intellectual property rights, contract-related claims, government contracts, taxes, health and safety liabilities, environmental matters and compliance with U.S. and foreign laws, competition laws and laws governing improper business practices. We or one of our business units could be charged with wrongdoing as a result of such matters. If convicted or found liable, we could be subject to significant fines, penalties, repayments or other damages (in certain cases, treble damages). As a business with international reach, we are subject to complex laws and regulations in the U.S. and other countries in which we operate. Those laws and regulations may be interpreted in different ways. They may also change from time to time, as may related interpretations and other guidance. Changes in laws or regulations could result in higher expenses and payments, and uncertainty relating to laws or regulations may also affect how we conduct our operations and structure our investments and could limit our ability to enforce our rights.

In the area of taxes, changes in tax laws and regulations, as well as changes in related interpretations and other tax guidance could materially impact our tax receivables and liabilities and our deferred tax assets and tax liabilities. Additionally, in the ordinary course of business, we are subject to examinations by various authorities, including tax authorities. In addition to ongoing investigations, there could be additional investigations launched in the future by governmental authorities in various jurisdictions and existing investigations could be expanded. The global and diverse nature of our operations means that these risks will continue to exist and additional legal proceedings and contingencies will arise from time to time. Our results may be affected by the outcome of legal proceedings and other contingencies that cannot be predicted with certainty.

In the sourcing of our products throughout the world, we process, store, dispose of and otherwise use large amounts of hazardous materials, especially lead and acid. As a result, we are subject to extensive and changing environmental, health and safety laws and regulations governing, among other things: the generation, handling, storage, use, transportation and disposal of hazardous materials; remediation of polluted ground or water; emissions or discharges of hazardous materials into the ground, air or water; and the health and safety of our employees. Compliance with these laws and regulations results in ongoing costs. Failure to comply with these laws or regulations, or to obtain or comply with required environmental permits, could result in fines, criminal charges or other sanctions by regulators. Our ongoing compliance with environmental, health and safety laws, regulations and permits could require us to incur significant expenses, limit our ability to modify or expand our facilities or continue production and require us to install additional pollution control equipment and make other capital improvements. In addition, private parties, including current or former employees, could bring personal injury or other claims against us due to the presence of, or exposure to, hazardous substances used, stored or disposed of by us or contained in our products.

9

Changes in environmental and climate laws or regulations, including laws relating to greenhouse gas emissions, could lead to new or additional investment in production designs and could increase environmental compliance expenditures. Changes in climate change concerns, or in the regulation of such concerns, including greenhouse gas emissions, could subject us to additional costs and restrictions, including increased energy and raw materials costs. Additionally, we cannot assure you that we have been or at all times will be in compliance with environmental laws and regulations or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits, or that we will not be exposed to material environmental, health or safety litigation.

We are subject to stringent federal and state environmental and safety regulation, and we do not cover environmental impairment insurance, so we may suffer material adverse effects if any fines are ever imposed.

We use or generate certain hazardous substances in our research and manufacturing facilities. We are subject to varying regulations including OSHA and CERCLA and state equivalents. We do not carry environmental impairment insurance. We believe that all permits and licenses required for our current business activities are in place. Although we do not know of any material environmental, safety or health problems in our property or processes, there can be no assurance that problems will not develop in the future which could have a material adverse effect on our business, results of operation, or financial condition.

Our products contain hazardous materials including lead, and any discharge could lead to monetary damages and fines.

Lead is a toxic material that is an important raw material in our batteries. We also use, generate and discharge other toxic, volatile and hazardous chemicals and wastes in our research, development and manufacturing activities. We are required to comply with federal, state and local laws and regulations regarding pollution control and environmental protection. Under some statutes and regulations, a government agency, or other parties, may seek to recover response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for such release or otherwise at fault. In addition, more stringent laws and regulations may be adopted in the future, and the costs of complying with those laws and regulations could be substantial. If we fail to control the use of, or inadequately restrict the discharge of, hazardous substances, we could be subject to significant monetary damages and fines, or be forced to suspend certain operations.

As we sell our products, we may become the subject of product liability claims, and we could face substantial fines which exceed our resources.

Due to the hazardous nature of many of the key materials used in the manufacturing of our batteries, the producers of such products may be exposed to a greater number of product liability claims, including possible environmental claims. We currently have domestic general liability insurance up to $1,000,000 per occurrence and $2,000,000 in the aggregate to protect us against the risk that in the future a product liability claim or product recall could materially and adversely affect our business operations. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our product. We cannot assure you that as we continue distribution of our products that we will be able to obtain or maintain adequate coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims. Even if we maintain adequate insurance, any successful claim could materially and adversely affect our reputation and prospects, and divert management’s time and attention. If we are sued for any injury allegedly caused by our future products our liability could exceed our total assets and our ability to pay such liability.

We have limited manufacturing experience with respect to our PbC technology, which may translate into cost overruns in manufacturing our products.

We have limited manufacturing experience with respect to production of our commercial PbC negative electrodes in quantities required to achieve our operational goals, and we may not be able to retain a qualified manufacturing staff or effectively manage the manufacturing of our proposed products when we are ready to do so. We began the commercial production of our energy storage devices in the fourth quarter of 2012. As production levels increase, we may experience cost overruns in manufacturing our PbC products, and we may not have sufficient capital in the future to successfully complete such tasks. In addition, we may not be able to manufacture our products because of industry conditions, general economic conditions, and/or competition from potential manufacturers and distributors. These inabilities could cause us to abandon our current business plan and may cause our operations to eventually fail.

10

We need to continue to improve the performance of our commercial PbC products to meet future requirements and competitive pressures.

We need to continue to improve various aspects of our PbC technology as we move forward with larger scale production and new applications of our products. Future developments and competition may reveal additional technical issues that are not currently recognized as obstacles. If we cannot continue to improve the performance of our products in a timely manner, we may be forced to redesign or delay large scale production or possibly abandon our product development efforts altogether.

We do not have any long-term supplier contracts.

We currently purchase the raw materials for our carbon electrodes and a variety of other components from third parties. We also intend to outsource manufacture of batteries using our carbon electrodes (which we will continue to manufacture in house). We do not have any long-term contracts with suppliers of raw materials and components, and our current suppliers may be unable to satisfy our future requirements on a timely basis. We have not yet secured an outsourced manufacturer for our batteries and we cannot assure that such a manufacturer will be able to satisfy our future requirements on a timely basis. Moreover, the price of purchased raw materials, components and assembled batteries could fluctuate significantly due to circumstances beyond our control. If our current suppliers and outsourced manufactures are unable to satisfy our long-term requirements on a timely basis, we may be required to seek alternative sources for necessary materials and components or redesign our proposed products to accommodate available substitutes.

We are a small player in an intensely competitive international market and may be unable to compete.

The lead-acid battery industry is large, intensely competitive and resistant to technological change. We may need to compete or enter into further strategic relationships with well-established companies that are much larger and have greater financial capital and other resources than we do. We may be unable to convince end users that products based on our PbC technology are superior to available alternatives. Moreover, if competitors introduce similar products, they may have a greater ability to withstand price competition and finance their marketing programs. There is no assurance that we will be able to compete effectively.

Our failure to introduce new products and product enhancements and broad market acceptance of new technologies introduced by our competitors could adversely affect our business.

Many new energy storage technologies have been introduced over the past several years. For certain important and growing international energy storage markets, lithium-based battery technologies have a large and growing market share. Our ability to achieve significant and sustained penetration of our key target markets will depend upon our success in developing or acquiring these and other technologies, either independently, through joint ventures or through acquisitions. If we fail to develop or acquire, and manufacture and sell, products that satisfy our customers’ demands, or we fail to respond effectively to new product announcements by our competitors by quickly introducing competitive products, then market acceptance of our products could be reduced and our business could be adversely affected. We cannot assure you that our products will remain competitive with products based on new technologies.

To the extent we enter into strategic relationships, we will be dependent upon our partners.

Some of our products are not intended for direct sale to end users and our business may require us to enter into strategic relationships with manufacturers of other power industry equipment that use batteries and other energy storage devices as important components of their finished products. The agreements governing any future strategic relationships may not provide us with control over the activities of any strategic relationship we negotiate and our future partners, if any, could retain the right to terminate the strategic relationship at their option. Our future partners will have significant discretion in determining the efforts and level of resources that they dedicate to our products and may be unwilling or unable to fulfill their obligations to us. In addition, our future partners may develop and commercialize, either alone or with others, products that are similar to or competitive with the products that we intend to produce.

11

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

We may rely on licenses for our PbC technology, which may affect our continued operations with respect thereto.

As we develop our PbC technology, we may need to license additional technologies to optimize the performance of our products. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our proposed products. Our inability to obtain any necessary licenses could delay our product development and testing until alternative technologies can be identified, licensed and integrated. The inability to obtain any necessary third-party licenses could cause us to abandon a particular development path, which could seriously harm our business, financial position and results of our operations.

New technology may lead to our competitors developing superior products which would reduce demand for our products.

Research into the electrochemical applications for carbon nanotechnology and other storage technologies is proceeding at a rapid pace, and many private and public companies and research institutions are actively engaged in the development of new battery technologies based on carbon nanotubes, nanostructured carbon materials and other non-carbon materials. These new technologies may, if successfully developed, offer significant performance or price advantages when compared with our technologies. There is no assurance that our existing patents or our pending and proposed patent applications will offer meaningful protection if a competitor develops a novel product based on a new technology.

If we are unable to protect our proprietary technology and preserve our trade secrets, we will increase our vulnerability to competitors which could materially adversely impact our ability to remain in business.

Our ability to successfully commercialize our products will depend on our ability to protect those products and our technology with domestic and foreign patents. We will also need to continue to preserve our trade secrets. The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. The patent positions of technology companies, including us, are uncertain and involve complex legal and factual issues.

We cannot assure you that our patents will prevent other companies from developing similar products or products which produce benefits substantially the same as our products, or that other companies will not be issued patents that may prevent the sale of our products or require us to pay significant licensing fees in order to market our products.

From time to time, we may need to obtain licenses to patents and other proprietary rights held by third parties in order to develop, manufacture and market our products. If we are unable to timely obtain these licenses on commercially reasonable terms, our ability to commercially exploit such products may be inhibited or prevented. Additionally, we cannot assure investors that any of our products or technology will be patentable or that any future patents we obtain will give us an exclusive position in the subject matter claimed by those patents. Furthermore, we cannot assure investors that our pending patent applications will result in issued patents, that patent protection will be secured for any particular technology, or that our issued patents will be valid or enforceable or provide us with meaningful protection.

If we are required to engage in expensive and lengthy litigation to enforce our intellectual property rights, the costs of such litigation could be material to our results of operations, financial condition and liquidity and, if we are unsuccessful, the results of such litigation could materially adversely impact our entire business.

Although we have entered into invention assignment agreements with our employees and with certain advisors, if those employees or advisors develop inventions or processes independently which may relate to products or technology under development by us, disputes may also arise about the ownership of those inventions or processes. Time-consuming and costly litigation could be necessary to enforce and determine the scope of our rights under these agreements.

12

We also rely on confidentiality agreements with our strategic partners, customers, suppliers, employees and consultants to protect our trade secrets and proprietary know-how. We may be required to commence litigation to enforce such agreements, and it is certainly possible that we will not have adequate remedies for breaches of our confidentiality agreements.

Other companies may claim that our technology infringes on their intellectual property or proprietary rights and commence legal proceedings against us which could be time-consuming and expensive and could result in our being prohibited from developing, marketing, selling or distributing our products.

Because of the complex and difficult legal and factual questions that relate to patent positions in our industry, we cannot assure you that our products or technology will not be found to infringe upon the intellectual property or proprietary rights of others. Third parties may claim that our products or technology infringe on their patents, copyrights, trademarks or other proprietary rights and demand that we cease development or marketing of those products or technology or pay license fees. We may not be able to avoid costly patent infringement litigation, which will divert the attention of management away from the development of new products and the operation of our business. We cannot assure investors that we would prevail in any such litigation. If we are found to have infringed on a third party’s intellectual property rights, we may be liable for money damages, encounter significant delays in bringing products to market or be precluded from manufacturing particular products or using particular technology.

Other parties may challenge certain of our foreign patent applications. If such parties are successful in opposing our foreign patent applications, we may not gain the protection afforded by those patent applications in particular jurisdictions and may face additional proceedings with respect to similar patents in other jurisdictions, as well as related patents. The loss of patent protection in one jurisdiction may influence our ability to maintain patent protection for the same technology in other jurisdictions.

RISKS RELATED TO THIS OFFERING

We may allocate net proceeds from this offering in ways which differ from our estimates based on our current plans and assumptions discussed in the section entitled “Use of Proceeds” and with which you may not agree.

The allocation of net proceeds of the offering set forth in the “Use of Proceeds” section below represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures. The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are discussed in the section entitled “Use of Proceeds” below. You may not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. As a result, you and other stockholders may not agree with our decisions. See “Use of Proceeds” section for additional information.

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of our common stock by our stockholders and warrant or option holders following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 5,017,792 shares of common stock outstanding as of September 24, 2014, all but approximately 247,297 of which are, or will be, freely tradable without restriction, unless held by our “affiliates.” Some of these shares may be resold under Rule 144 of the Securities Act of 1933, as amended (“Securities Act”). Additionally, the sale of shares underlying our outstanding warrants and options, including the warrants to be sold in this offering, could also lower the market price of our common stock.

13

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to 1,846,154 shares of common stock and corresponding warrants offered in this offering at an assumed public offering price of $3.25 per share, and after deducting underwriter commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $1.68 per share, or 51.6%, at the public offering price, assuming no exercise of the warrants. In addition, in the past, we issued options and warrants to acquire shares of common stock and may need to do so in the future to support our operations. To the extent these options and/or warrants are ultimately exercised, you will sustain future dilution.

Holders of warrants will have no rights as common stockholders until such holders exercise their warrants and acquire our common stock.

Until holders of warrants acquire shares of our common stock upon exercise of the warrants, holders of warrants will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

There is no public market for the warrants to purchase common stock in this offering .

There is no established public market for the Series A or Series B warrants and a market may not develop in this offering. In addition, we do not intend to apply to list the Series B warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

RISKS RELATED TO OUR COMMON STOCK

We have issued a large number of warrants and options, which if exercised would substantially increase the number of common shares outstanding.

On September 24, 2014, we had 5,017,792 shares of common stock outstanding, and (a) we had warrants outstanding that, if fully exercised, would generate proceeds of $1,494,767 and cause us to issue up to an additional 93,856 shares of common stock, and (b) we had options outstanding to purchase common stock that, if fully exercised, would generate proceeds of $5,690,504 and result in the issuance of an additional 138,025 shares of common stock, and (c) we have  subordinated convertible notes convertible into our common stock that if fully converted would result in the issuance of 60,606 shares of common stock (not including interest).

As a key component of our growth strategy we have provided and intend to continue offering compensation packages to our management and employees that emphasize equity-based compensation and would thus cause further dilution.

Historically, we have not paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We intend to retain our future earnings, if any, to fund operational and capital expenditure needs of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Furthermore, future financing instruments may do the same. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for our common stockholders in the foreseeable future.

Our stock price is speculative and there is a risk of litigation.

The trading price of our common stock has in the past and may in the future be subject to wide fluctuations in response to factors such as the following:

•	revenue or results of operations in any quarter failing to meet the expectations, published or otherwise, of the investment community;

•	reduced investor confidence in equity markets, due in part to corporate collapses in recent years;

•	speculation in the press or analyst community;

•	wide fluctuations in stock prices, particularly with respect to the stock prices for other technology companies;

14

•	announcements of technological innovations by us or our competitors;

•	new products or the acquisition of significant customers by us or our competitors;

•	changes in interest rates;

•	changes in investors’ beliefs as to the appropriate price-earnings ratios for us and our competitors;

•	changes in recommendations or financial estimates by securities analysts who track our common stock or the stock of other battery companies;

•	changes in management;

•	sales of common stock by directors and executive officers;

•	rumors or dissemination of false or misleading information, particularly through Internet chat rooms, instant messaging, and other rapid-dissemination methods;

•	conditions and trends in the battery industry generally;

•	the announcement of acquisitions or other significant transactions by us or our competitors;

•	adoption of new accounting standards affecting our industry;

•	general market conditions;

•	domestic or international terrorism and other factors; and

•	the other factors described in this section.

Fluctuations in the price of our common stock may expose us to the risk of securities class action lawsuits. Although no such lawsuits are currently pending against us and we are not aware that any such lawsuit is threatened to be filed in the future, there is no assurance that we will not be sued based on fluctuations in the price of our common stock. Defending against such suits could result in substantial cost and divert management’s attention and resources. In addition, any settlement or adverse determination of such lawsuits could subject us to significant liability.

Future sales of our common stock could depress our stock price.

Sales of a large number of shares of our common stock, or the availability of a large number for sale, could materially adversely affect the per share market price of our common stock and could impair our ability to raise funds in addition offering of our debt or equity securities. In the event that we propose to register shares of common stock under the Securities Act for our own account, certain shareholders are entitled to receive notice of that registration to include their shares in the registration, subject to limitations described in the agreements granting these rights.

We have applied for listing of our common stock and the warrants issued in this offering on the NASDAQ Capital Market in connection with this offering. If we fail to comply with the continuing listing standards of The NASDAQ Capital Market, our securities could be delisted.

We expect that our common stock will be eligible to be quoted on the NASDAQ Capital Market. For our common stock to maintain listing on the NASDAQ Capital Market, we must maintain NASDAQ Capital Market continued listing requirements including but not limited to requirements to obtain shareholder approval of a transaction other than a public offering involving the sale or issuance equal to 20% or more of our common stock, our common stock could be delisted from the NASDAQ Capital Market. If our common stock were to be delisted from the NASDAQ Capital Market, our common stock could continue to trade on the over-the-counter bulletin board following any delisting from the NASDAQ Capital Market, or on the Pink Sheets, as the case may be. Any such delisting of our common stock could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.

15

Risks Associated with Our Reverse Stock Split

On September 8, 2014, we effected a one-for-50 reverse stock split. However, the reverse stock split may not result in a proportionate increase in the price of our common stock, in which case we may not be able to list our common stock and the warrants sold in this offering on The NASDAQ Capital Market, in which case this offering will not be completed.

We expect that the one-for-50 reverse stock split of our outstanding common stock will increase the market price of our common stock so that we will be able to meet the minimum bid price requirement of the listing rules of The NASDAQ Capital Market. However, the effect of a reverse stock split upon the market price of our common stock cannot be predicted with certainty, and the results of reverse stock splits by companies in similar circumstances have been varied. It is possible that the market price of our common stock following the reverse stock split will not increase sufficiently for us to be in compliance with the minimum bid price requirement. If we are unable meet the minimum bid price requirement, we may be unable to list our shares on The NASDAQ Capital Market, in which case this offering will not be completed.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of The NASDAQ Capital Market.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock to be in compliance with the minimum bid price of The NASDAQ Capital Market, there can be no assurance that the market price of our common stock following the reverse stock split will remain at the level required for continuing compliance with that requirement. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of the reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain The NASDAQ Capital Market’s minimum bid price requirement.

Even if the reverse stock split increases the market price of our common stock, there can be no assurance that we will be able to comply with other continued listing standards of The NASDAQ Capital Market.

Even if the market price of our common stock increases sufficiently so that we comply with the minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock and/or warrants sold in this offering on The NASDAQ Capital Market. Our failure to meet these requirements may result in our common stock and/or warrants sold in this offering being delisted from The NASDAQ Capital Market, irrespective of our compliance with the minimum bid price requirement.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

16

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

Cautionary Note Regarding Forward-Looking Information

This prospectus, in particular the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing herein, contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). These forward-looking statements represent our expectations, beliefs, intentions or strategies concerning future events, including, but not limited to, any statements regarding our assumptions about financial performance; the continuation of historical trends; the sufficiency of our cash balances for future liquidity and capital resource needs; the expected impact of changes in accounting policies on our results of operations, financial condition or cash flows; anticipated problems and our plans for future operations; and the economy in general or the future of the electrical storage device industry, all of which are subject to various risks and uncertainties.

When used in this prospectus as well as in reports, statements, and information we have filed with the Securities and Exchange Commission, in our press releases, presentations to securities analysts or investors, in oral statements made by or with the approval of an executive officer, the words or phrases “believes,” “may,” “will,” “expects,” “should,” “continue,” “anticipates,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions and variations thereof are intended to identify such forward-looking statements. However, any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors.

17

USE OF PROCEEDS

We estimate that we will receive approximately $5,175,000 in net proceeds from the sale of our common stock and corresponding warrants in this offering, based on an assumed public offering a price of $3.25 after deducting estimated underwriting discounts and commissions and offering expenses payable by us. We cannot predict when or if the warrants will be exercised. Each $0.10 increase (decrease) in the assumed public offering price of $3.25 would increase (decrease) the net proceeds to us from this offering by approximately $185,000, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. Each 100,000 increase (decrease) of shares in the number of shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $320,000, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for the following purposes:

Proceeds:
Gross Proceeds	$6,000,000
Fees and Expenses	(825,000)
Net Proceeds	$5,175,000

Uses:
Operations	$5,175,000
Total Uses	$5,175,000

The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures, and may include an allocation, if approved by our board of directors, to partially reduce the outstanding $735,000 principal amount subordinated note, dated May 7, 2013.

18

The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used include:

•	the existence of other opportunities or the need to take advantage of changes in timing of our existing activities;

•	the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and/or

•	if strategic opportunities of which we are not currently aware present themselves (including acquisitions, joint ventures, licensing and other similar transactions).

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized. Pending such uses, we intend to invest the net proceeds of this offering in direct and guaranteed obligations of the United States, interest-bearing, investment-grade instruments or certificates of deposit.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value is the amount of our total tangible assets less our total liabilities. Net historical tangible book value per share is our historical net tangible book value divided by the number of common stock outstanding at June 30, 2014 which is $0.03 per share.

Pro forma as net book value is our pro forma net tangible book value, after giving effect to the sale of our common stock and corresponding warrants in this offering at an assumed public offering price of $3.25, after deducting estimated underwriting discounts and commissions and offering expenses payable by us. Our pro forma net book value as of June 30, 2014 would have been approximately $10.8 million, or approximately $1.57 per share. This amount represents an immediate dilution of $1.68 per share to new investors participating in this offering. Dilution per share to new investors is determined by subtracting pro forma net tangible book value per share after this offering from the public offering price per share paid by the new investors.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share	$3.25

Net tangible book value per share at June 30, 2014	$0.03
Increase in pro forma net tangible value per share after this offering	1.54

Pro forma net tangible book value per share, after giving effect to this offering	1.57
Dilution of pro forma net tangible book value per share to new investors	1.68

This dilution calculation does not give effect to any exercise by the underwriters to exercise their option to purchase additional shares in this offering.

Each $0.10 increase (decrease) in the assumed public offering price of $3.25 would increase (decrease) the pro forma net tangible book value, as adjusted to give effect to this offering, by $0.01 per share and the dilution to new investors by $0.01 per share, assuming the offering remains at $6 million and the number of shares offered by us accordingly, after deducting placement agent fees and commissions and estimated offering expenses payable by us.

We may also increase or decrease the number of shares we are offering. An increase (decrease) of 100,000 shares in the number of shares we are offering would increase (decrease) our pro forma net tangible book value by $0.02 per share, and decrease (increase) the pro forma dilution per share to investors in this offering by $0.02 per share, assuming the offering remains at $6 million and the public offering price per share is adjusted accordingly, after deducting placement agent fees and commissions and estimated offering expenses payable by us. The pro forma information above is illustrative only and will change based on the actual public offering price, number of shares and other terms of this offering.

19

Except as otherwise indicated herein, all information in this prospectus assumes the underwriter does not sell any common stock contained in the over-allotment option and the warrants offered hereby are not exercised.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain all future earnings for the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future. Otherwise, the payment of dividends on common stock, if any, in the future is within the discretion of our Board and will depend on its earnings, capital requirements and financial condition and other relevant facts.

20

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2014:

•	on an actual basis; and
•	as an as adjusted basis to give further effect to our issuance and sale of the shares of our common stock and corresponding warrants in this offering at an assumed public offering price of $3.25, after deducting estimated underwriting discount and commission and offering, expenses payable by us.

You should read this information together with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Selected Financial Data” as well as our financial statements and the related notes, which appear elsewhere or are incorporated by reference in this prospectus.

	June 30, 2014
	Unaudited Actual	Unaudited As Adjusted

Cash and cash equivalents	$1,976,442	$7,151,442

Note payable, including current portion	267,470	267,470

Subordinated convertible notes, net of discount	551,500	551,500

Derivative liability senior warrants	2,132,489	2,132,489

Stockholders equity:

Convertible preferred stock; 12,500,000 shares designated no shares issued and outstanding	-	-

Common stock 100,000,000 shares authorized $.005 par value per share 4,430,235 shares issued and outstanding actual; 6,863,946 shares issued and outstanding as adjusted	22,123	34,674

Additional paid in capital	111,011,127	116,173,576

Retained earnings (deficit)	(105,156,904)	(105,156,904)

Cumulative foreign currency translation adjustment	(251,613)	(251,613)

Total stockholders equity	5,624,733	10,799,733

Total capitalization	$8,576,192	$13,751,192

The share information in the table above is based on 5,017,792 shares outstanding at September 24, 2014, and excludes the following:

•	38,402 shares of common stock issuable upon exercise of warrants issued in conjunction with the May 2013 offering subordinated convertible notes outstanding as of September 24, 2014, at a conversion price of $15.10 per share;

•	60,606 shares of common stock issuable upon conversion of the subordinated notes outstanding as of September 24, 2014, at an exercise price of $13.20 per share;

•	913 shares of common stock issuable upon exercise of warrants (other than the warrants issued in conjunction with the May 2013 senior convertible notes and the warrants issued in conjunction with May 2013 subordinated convertible notes);

•	54,541 shares of common stock issuable upon exercise of placement agent warrants outstanding as of September 24, 2014, at a conversion price of $15.10 per share;

•	91,877 shares of common stock upon the exercise of options outstanding as of September 24, 2014, at a weighted average exercise price of $57.50 per share;

•	46,148 shares of common stock reserved for future grant or issuance as of September 24, 2014 under all of the 2004 Outside Directors Stock Option Plan and our 2010 Employees and Officers Stock Option Plan;

•	1,846,154 shares of common stock issuable upon exercise of the warrants to be issued to the public in connection with this offering, and

•	92,308 shares of common stock issuable upon exercise of warrants to be received by the underwriter in connection with this offering.

Each $0.10 increase (decrease) in the assumed public offering price of $3.25 would increase (decrease) the as adjusted amount of cash and total shareholders' equity by approximately $185,000, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase of 100,000 shares in the number of shares offered by us would increase the as adjusted amount of cash and total shareholders' equity by approximately $320,000, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each decrease of 100,000 shares in the number of shares offered by us would decrease the as adjusted amount of cash and total shareholders' equity by approximately $320,000, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

21

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market information

Our common stock trades on the OTCQB under the symbol “AXPW”.  Trading in our common stock has historically lacked consistent volume, and the market price has been volatile. We have applied to The NASDAQ Capital Market to list our common stock and warrants under the symbols “AXPW” and “AXPWW”, respectively.

The following table shows the range of high and low bid prices for our common stock as reported by the OTCQB. The quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions. All share and per share information in the table below reflects the one-for-50 reverse stock split which was effected on September 8, 2014. Our shares of common stock traded on a post-adjusted basis on that date.

Period	High	Low
First Quarter 2012	$32.00	$14.00
Second Quarter 2012	$23.50	$15.00
Third Quarter 2012	$18.00	$12.50
Fourth Quarter 2012	$17.00	$10.00
First Quarter 2013	$19.00	$13.50
Second Quarter 2013	$14.50	$7.00
Third Quarter 2013	$10.00	$6.00
Fourth Quarter 2013	$7.00	$5.00
First Quarter 2014	$11.50	$4.00
Second Quarter 2014	$10.00	$6.00

On September 24, 2014, the closing price for our common stock as reported on the OTCQB was $3.76 per share.

Securities outstanding and holders of record

On September 24, 2014, there were approximately 400 shareholders of record for our common stock and 5,017,792 shares of our common stock outstanding.

22

Dividends

We have never paid dividends. We currently anticipate that we will retain all future earnings for the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future.

23

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

Axion Power International, Inc. is a company whose primary purpose is to develop, design, manufacture, source related components and sell advanced energy storage devices and components that are based on our patented PbC technology. Net sales are derived from the sale of lead-acid batteries for specialty collector and racing cars; sales of AGM batteries and flooded lead-acid batteries; sales of PbC batteries and PbC energy storage components, devices and systems. Advanced batteries using our PbC technology are manufactured primarily through the use of activated carbon as an alternative to lead in the battery’s negative electrode and have application in energy system storage functions. It is our long term goal to become a primary supply source of PbC negative electrodes to established battery manufacturers.

•	Our primary activity is the development, design, manufacture, sourcing and marketing of advanced energy storage devices, components and systems that are primarily based on our patented PBC technology.

•	Net sales are derived from the sale of lead - acid batteries for specialty collector and racing cars; sales of AGM batteries and flooded lead- acid batteries: sales of PbC batteries and PbC energy storage components and devices and from the sales of products and services related to advanced battery applications for our PbC technology.

•	Cost of tangible goods sold include raw materials, components, labor, and allocated manufacturing overhead to produce batteries and provide components for PbC energy storage devices and lead-acid batteries sold to customers. Cost of tangible goods sold represented in our current financial statements may not be indicative of the future costs to produce batteries and provide components for PbC energy storage devices. Also included in tangible cost of goods sold are provisions for inventory valuation and obsolescence reserves.

•	Cost of goods sold – idle capacity include direct production costs in excess of charges allocated to our finished goods in production. Operating costs include labor, production supplies, repairs and maintenance. Our charges for labor and overhead allocated to our finished goods are determined on a basis which is calculated presuming normal capacity utilization of two shifts a day, five days per week, which is lower than our actual production costs incurred. Operating costs in excess of production allocations are expensed in the period incurred rather than to the cost of finished goods produced. Cost of goods sold - idle capacity for the three and six months ending June 30, 2014, as was $416,590 and $853,847, respectively. We have reclassified amounts identified as “idle capacity” for the three and six months ending June 30, 2013, as $449,469 and $950,910, respectively, and have reported such as part of cost of goods sold – idle capacity.

•	Research and development expenses include expenses to design, develop and test advanced batteries, carbon electrode assemblies and systems for our energy storage products with prospective customers based on our patented lead carbon technology. Also included are materials consumed in the production of pilot plant production and our engineering activities.

24

•	Selling, general and administrative expenses include business development, sales and marketing expenses; administrative expenses; and, expenses associated with being a public company.

Results of Operations:

Our strategy has been to utilize traditional production to train our work force, test our systems and incorporate quality improvements that we believe will ultimately benefit future PbC production. We continued that strategy in 2013. Throughout 2013, we have made continuous improvements in the operating software and equipment for our automated robotic electrode production line. These changes have improved the throughput and consistency of the processes and the line currently provides us more than enough capacity for our short to mid-term needs.

We completed our “continuous roll carbon sheeting” line in the first quarter of 2013 and began producing carbon sheeting for our PbC batteries. Production of carbon sheeting is the last step in automating our negative carbon electrode manufacturing and demonstrates an incrementally significant event in terms of commercial production. Completion of this line brings us quality control, meaningful production quantities (this line currently outpaces the full electrode production line while utilizing one shift) and significant labor cost reduction. A crew of two running this line can produce more carbon sheet product than could our previous crew of ten operating a manual process. In addition, utilizing this line has resulted in no loss of carbon sheet “energy capacity”. In fact it has resulted in a modest gain due in part to the more uniform disbursement of activated carbon in the sheet. Initial quantities of waste created by the process have also been reduced. The obvious result of commissioning this line is an improved product at a reduced unit cost.

Our onsite PowerCube project continues to respond to signals from the grid in conjunction with our partnership arrangement with Viridity and PJM. There is a high interest level in our PowerCube technology for several applications. In addition to demonstrating dispatchable power, we will be proving out the PowerCube’s ability to provide power quality, back- up power, power smoothing, frequency regulation, and load leveling. Our .5 megawatt PowerCube is a building block size unit that can easily be scaled up or down.

We continue to evaluate the market for smaller PowerCubes for residential and community storage and larger PowerCubes for utilities, and other larger applications such as solar and wind.

Other highlights for 2013 and early 2014 included:

•	In November 2013, we announced that we had received a purchase order, along with a substantial down payment, for a PowerCube to be commissioned into a solar project. The Cube will provide storage for energy created by the solar panel system and also service the frequency regulation market. The order includes batteries, racks, wiring, data communication system and electronics coordination (electronics and power system to be provided by owner). The project has been in development for some time and we shipped the equipment to the site in the fourth quarter of 2013. The solar panel installation is behind schedule due to this year’s weather patterns in the northeast, but the installation is expected to be completed in the third quarter of 2014.

•	Subsequently, in the first quarter of 2014, as part of our growing relationship with the New Jersey integrator of our PowerCube, we visited the solar project site to inspect the progress made to date. Although the solar portion of the project has been slowed by weather conditions, the racking system and the PbC batteries have been installed in their permanent location and all related wiring has been completed. We expect the solar panel work and the bi-directional inverter hook up to be completed, in the third quarter of 2014, and then we will qualify for the Reg. D signal. Once qualified, the PowerCube will begin participating full time in the PJM network at a full 500 kilowatts up and 500 kilowatts down. Having the New Jersey PowerCube project online is a further 'proof in market' validation for our technology and for our model and is one more important data point for the potential multi megawatt customer groups with whom we are currently in various stages of negotiation. Based on our model, and past PJM records, this .5 megawatt installation will provide the owner at least $9,000 per month (net after expenses). This attractive ROI and IRR are major points of focus in our go forward marketing plan for our PowerCubes. And this revenue is in addition to the storage and emergency back up the PowerCube will provide.

25

•	In September 2013, we announced that we believe the PowerCube energy storage system would qualify as a potential provider in the new California proposed state mandate calling for the creation of 1.3 gigawatts of energy storage to support the state's power grid by 2020 (and beginning in 2014). We have initiated discussions and will be entertaining proposals from potential strategic partners as we explore the best business and technology combination packages for pursuing the California energy storage initiative. Our initiative gained further traction with the September 3, 2013 announcement by the California Public Utilities Commission calling for the establishment of a new regulatory regime that enables utilities, third-party storage providers like us and others to integrate their assets and technologies to create and operate an energy storage system connected to the state's power grid. The California Public Utilities Commission's proposal is a response to a 2010 California law that mandated the creation of an energy storage system that integrates solar and wind energy into the state power grid while managing peak power needs.

•	In July 2013, we announced the receipt of an order from privately held ePower Engine Systems LLC, headquartered in Florence KY. The order is for PbC batteries and management systems required to convert 10 Class 8 trucks from standard internal combustion engines to 'series diesel electric hybrid drive train systems' utilizing ePower's proprietary technology. This purchase order is a follow on order between us and ePower and further validates the performance of the PbC batteries in this hybrid application. At ePower's current specifications, each conversion kit System would require 56 PbC batteries and the PbC battery management system. We value each potential truck conversion battery order at in excess of $20,000. The batteries and BMS will not only be utilized in ePower’s in house truck conversions but they will also make up part of the conversion kits, which ePower will market to fleets, trucking firms and OEMs that are in the business of retrofitting Class 8 trucks and beyond. We will also be free to market PbC batteries and technologies to others in the trucking market.

•	In January 2013 we announced that our residential energy storage hub, had achieved certification to UL1741, IEEE 1547 and Canadian Standards Association safety standards. The certification effectively allows the residential energy storage hub to be marketed and installed throughout North America. The UL 1741 Standard covers converters, inverters, controllers and interconnection system equipment for use with distributed energy resources. The Residential Energy Storage Hub offers secure home power for the residential market segment including uninterruptible power capabilities, as well as an ability to store energy from renewable sources or from the electric grid. The HUB also protects a residence's electrical circuitry, prioritizes its circuits and has the ability to be grid-connected so that, either on a regular or occasional basis, the homeowner – through a group - can participate with a local utility in demand-response and/or power curtailment.

•	In January 2013, we announced the completion and shipment of our high-performance PbC batteries to Norfolk Southern Corp., one of North America's leading transportation providers, for use in Norfolk Southern's first all-electric locomotive - the NS-999. We shipped the last skids that comprised this battery order to them in late December for use in powering the NS-999 "yard switcher" locomotive. The switcher functions in the train yard where its responsibilities include moving rail cars and assisting in disassembling and assembling various train configurations. In parallel, we and Norfolk Southern continue to participate in the development of an energy system for "over the road" hybrid locomotives that will be much more powerful units that would require significantly more batteries.

26

Our onsite PowerCube continues to provide frequency regulation in the PJM network through our curtailment service provider – Viridity Energy. It has been more than 30 months since we commissioned this Cube and it continues to serve as a real world demonstration unit. Potential customers visit our project site and can observe the REG D screens showing the PJM signal, and how we participate, in real time. This has been very helpful to us in explaining our technology and model and in providing a real world proof of application. In the first quarter of 2014, we installed batteries, racks, BMS, controller, wiring and miscellaneous equipment at the New Jersey onsite location of our 500 kilowatt system being installed with our strategic partner. This unit will participate daily in the PJM frequency regulation market in accordance with our model. We still feel, as does our strategic partner – more strongly than ever based on our model and past PJM records –this 500 kilowatt installation will provide the Owner at least $9,000 per month (net after expense) in frequency regulation revenue. This attractive ROI and IRR are major points of focus in our go forward marketing plan for our PowerCubes. This revenue is in addition to the storage and emergency back- up capability the PowerCube will provide.

In an event subsequent to the end of the first quarter of 2014, that same New Jersey customer issued us a purchase order for four additional 500 kilowatt PowerCube units designed to provide frequency regulation to PJM in a range covering 500 kilowatts up and 500 kilowatts down. This follow up order is further validation of their belief in our PbC product and our frequency regulation model. They have viewed our test data, and our real world PJM revenue stream data, which they indicated was the impetus for the follow-up order. This purchase order (which is in excess of $1.1 million), is the next step in our planned partnership that will include multiple – like sized – 500 kilowatt units in and out of New Jersey. In addition, our partnership is planning larger sized PowerCubes (1megawatt and beyond) in both New Jersey and in other states that have very competitive solar renewable energy credits and other incentives.

In a separate initiative with potential new investors, we continue to pursue site selection for multi mega-watt systems that would service the frequency regulation market. Our 1.25 megawatt (or any multiple thereof) building block is a sweet spot for this market.

On the smaller side of the storage equation, in the first quarter of 2014, we sold, installed and subsequently fully commissioned a 10 kilowatt miniCube unit complete with a 12 kilowatt solar array. This unit was installed for a private individual in New Castle and will provide us with additional information about our smaller applications that might be tied to solar and islanded or be grid tied, as well as data on the system’s use as an electric vehicle charging station. This is one of our offshore initiatives, so we are very interested in that data. Currently the owner is using that system to charge his Tesla and to net meter. Both applications have been working well.

Our work with ePower Engine Systems continues in accordance with our business plan. We are thoroughly committed to the ePower series hybrid system that incorporates PbC batteries through 56 battery strings in Series 8 heavy duty 18 wheel trucks.

ePower recently purchased four trucks for conversion to their series hybrid system and we have been issued a purchase order to provide 56 batteries per truck. The conversion of these trucks will allow ePower to continue their progress in improving fuel economy – on a mile per gallon basis. Their testing has shown that their system will also significantly reduce emissions of all types, which facilitates compliance with the U.S. government’s regulatory initiatives in this area. We have spoken before about the potential of the series hybrid opportunity. Looking at the industry opportunity, there are approximately 2.7 million Series 8 heavy duty trucks on the road in the United States. Depending on route characteristics, these trucks will be rebuilt every 4 to 6 years.

Although our work continues in other areas:

•	Hybrid trains with Norfolk Southern on both all electric ‘yard slugs’ and ‘over the road’ hybrid trains;
•	Vehicle manufactures with single or two battery systems for micro-hybrid and stop/stat markets;
•	Off grid power and storage for grid tied and non-grid tied applications;
•	Street lights and charging stations; and
•	Numerous demonstration projects.

We are not ignoring or abandoning these opportunities in any way – our main focus is on PowerCubes in several sizes for various power and storage applications and on heavy duty hybrid trucks.

27

Key Performance Indicators, Material Trends and Uncertainties

We utilize appropriate non-financial measures to evaluate the performance of our research and development and engineering activities and projects with prospective customers. Our demonstration projects entail extended periods of time to assess our energy devices over multiple charge and discharge cycles. Further, the results of our demonstration projects do not lend themselves to simple measurement and presentation.

The three most significant financial metrics for our business during the first two years of our initial commercialization phase have been:

•	Revenue growth of our PbC technologies.

•	Extracting an acceptable and competitive level of operating profit from our revenue (as measured by EBITDA).

•	Ensuring we have sufficient capital to fund our short and long-term business requirements.

We will continue to characterize and perfect our products through working with certain prospective customers in a number of projects as we move into full commercial production. While the results of this work are moving toward that goal, we cannot provide assurances that the products will be successful in their present design or that further research and development will not be needed. The successful completion of present and future characterization and demonstration projects is critical to the development and acceptance of our PbC technology.

We must continue to improve methodologies for manufacturing carbon electrode assemblies for our energy storage devices in commercial quantities. While we have assembled an engineering team that we believe can accomplish this goal, and are adding to it as we go forward, there is no assurance that we will be able to successfully commercialize our PbC products in large quantities.

Financing Activities

On February 3, 2012, we completed a registered direct common stock offering providing gross proceeds of approximately $9.4 million and net proceeds were approximately $8.6 million after the expenses of the offering and placement fees. In May 2013, we entered into a $9.0 million private placement of senior and $1.0 million subordinated convertible notes for which we received approximately $2.76 million in net proceeds at closing from the senior convertible note, after deducting our placement agent’s fee of $240,000. Our other offering expenses, other than our placement agent’s fee, are approximately $100,000 in related expenses were paid out of the proceeds at closing. Also at closing, $6.0 million was placed into a restricted account; amounts were to be released from the account for our use in 12 equal monthly installments. At each funds release, we were to receive approximately $460,000 in net proceeds, after deducting our placement agent’s fee of $40,000. As of June 30, 2014, all funds had been received, and the senior convertible notes had been repaid in full. With respect to the subordinated convertible notes, we received the entire $1.0 million principal amount at closing.

Award Activities: Grants and Contracts

There was no other grant activity in 2013 or the first six months of 2014.

28

Results of Operations

Summarized selected statement of operations data for the years ended December 31, 2013 and 2012.

	Year Ended December 31,
	2013	2012
Net Sales	$10,187,362	$9,779,711
Cost of tangible goods sold	10,219,654	9,840,755
Cost of goods sold – idle capacity	1,758,407	1,534,138
Gross loss	(1,790,699)	(1,595,182)

Research and development	2,171,954	2,552,581
Selling, general and administrative	4,591,054	4,404,040
Other (income) expense	(322,683)	(1,490)
Operating loss	(8,231,024)	(8,550,313)

Change in value of warrants issued in conjunction with the May 2013 senior convertible notes, gain	(2,419,568)	-
Change in value conversion feature senior notes, gain	(1,511,968)	-
Debt discount amortization expense	3,771,948	-
Interest expense, note payable	19,405	17,594
Extinguishment loss on senior notes conversion	1,957,689	-
Derivative revaluations (gain) loss	(1,217)	(14,626)
Interest on convertible notes	1,915,725	-
Net income (loss)	$(11,963,038)	$(8,553,281)

Reconciliation of net loss to EBITDA

	2013	2012
GAAP net (loss)	$(11,963,038)	$(8,553,281)
Plus: Interest expense	19,405	17,594
Depreciation expense	1,505,944	1,320,594
Stock based compensation	201,757	445,966
Derivative revaluations (income)	(1,217)	(14,626)
Change in value warrants issued in conjunction with the May 2013 senior convertible notes, gain	(2,419,568)	-
Change in value, conversion feature senior notes, gain	(1,511,968)	-
Debt discount amortization expense	3,771,948	-
Extinguishment loss on senior notes conversion	1,957,689	-
Interest on convertible debt	1,915,725	-
EBITDA (1)	$(6,523,323)	$(6,783,753)

(1)

EBITDA, a non-GAAP financial measure, is defined as earnings before interest expense and interest income, taxes, depreciation, amortization, share based compensation, derivative revaluations, and impairment of assets. EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business.

Summary of Consolidated Operating Results for the Year Ended December 31, 2013 Compared with the Year Ended December 31, 2012

Net Sales

Net sales for the year ended December 31, 2013 were $10.2 million compared to $9.8 million for the same period in 2012. We had one customer that accounted for 84.5% of sales in 2013 and one customer that accounted for 80.7% of sales in 2012. The increase in net sales in 2013 compared to 2012 is due to a general increase in customer demand for our products.

29

Cost of Tangible Goods Sold

Cost of tangible goods sold for the year ended December 31, 2013 were $10.2 million compared to $9.8 million for the same period in 2012. The increase in tangible goods sold resulted primarily from an increase in the related product sales.

Cost of Goods Sold – Idle Capacity

Cost of goods sold – idle capacity for the year ended December 31, 2013 was $1.8 million compared to $1.5 million for the same period in 2012. The increase in cost of goods sold – idle capacity, resulted primarily from an increase in non-direct manufacturing costs.

Gross Loss

Gross loss for the year ended December 31, 2013 was $(1.8) million. Gross loss for the year ended December 31, 2012 was $(1.6) million.

Research and Development

Research and development expenses for the year ended December 31, 2013 were $2.2 million compared to $2.6 million for the same period in 2012, due mainly to a reduction in contract research & development costs.

Selling, General and Administrative

Selling, general and administrative expenses for the year ended December 31, 2013 were $4.6 million compared to $4.4 million for the same period in 2012. The change was due mainly to increases in general administrative costs, legal and directors fees.

Other Income

Other income for the year ended December 31, 2013 was $0.3 million compared to $0.0 million for the same period in 2012. The increase was due primarily from the sale of tax credits and a sales tax refund.

Operating Loss

The resulting operating loss for the year ended December 31, 2013 was $(8.2) million compared to $(8.6) million for the same period in 2012.

Liquidity and Capital Resources

Our primary source of liquidity has historically been cash generated from issuances of our equity securities. From inception through December 31, 2013, we have not generated revenue from operations that was significant enough to produce an operating profit.

We believe that the currently available funds at December 31, 2013, which includes the net remaining amount available in the restricted cash account and funds generated from products sales will provide sufficient financial resources for our operations, working capital and will fund our anticipated continued growth of sales in traditional batteries and PbC products and maintain our anticipated capital expenditures into the fourth quarter of 2014.

30

Subsequent sources of outside funding will be required to fund our working capital, capital expenditures and corporate operations through the fourth quarter of 2014 and beyond. No assurances can be given that we will be successful in arranging the further funding needed to continue the execution of its business plan including the development and commercialization of new products, or if successful, on what terms. Failure to obtain such funding will require management to substantially curtail, if not cease operations, which will result in a material adverse effect on our financial position and results of operations.

Cash, Cash Equivalents, and Working Capital

At year end December 31, 2013 we had cash and cash equivalents of $1.2 million. At year ended December 31, 2012 we had $2.0 million of cash and cash equivalents.  At December 31, 2013 working capital was $4.5 million compared to a working capital of $4.8 million at December 31, 2012. Cash equivalents consist of short-term liquid investments with original maturities of no more than six months and are readily convertible into cash.

Cash Flows from Operating Activities

In 2013, $6.2 million was used for operating activities. Of the net cash used in 2013, $5.8 million was used to fund the operations of the business while $0.4 million was generated from changes in operating assets and liabilities. Of the net cash used of $7.7 million in 2012, $6.8 million was used to fund the operations of the business while $0.9 million was used to fund changes in operating assets and liabilities.

Cash Flows from Investing Activities

Net cash used by investing activities for year ended December 31, 2013 was $0.2 million compared to net cash used by investing activities of $0.9 million for the same period in 2012. Investing activities were primarily for purchases of property and equipment.

Cash Flows from Financing Activities

Net cash provided by financing activities for the year ended December 31, 2013 was $5.6 million compared to net cash provided by financing activities of $8.5 million for the same period in 2012. Cash from financing activities is being used to fund ongoing operational requirements, research & development, administrative and capital needs.

Significant Financing Arrangements

On May 8, 2013 we entered into a private placement transaction with respect to the issuance of $9.0 million principal amount of Senior Convertible Notes and $1.0 million principal amount of Subordinated Convertible Notes.

Description of the Private Placement and Convertible Notes

$9 Million Financing Transaction

On May 7, 2013, we entered into a financing transaction for the sale of our senior convertible notes and warrants issued by us in connection therewith with gross proceeds of $9 million to us. On Closing, we received cash proceeds of $3 million and deposit an additional $6 million into a series of control accounts in our name. We are permitted to withdraw funds from our control accounts (i) in connection with certain conversions of the senior convertible notes or (ii) otherwise, as follows: $500 thousand on each 30 day anniversary of the effective date of the registration statement filed in conjunction therewith commencing on the 60th day after the effective date until there are no more funds in the control accounts.

We received approximately $2.76 million in net proceeds at closing, after deducting our placement agent’s fee of $240,000. Our other offering expenses, other than our placement agent’s fee, were approximately $100,000, which expenses were paid out of the proceeds at closing. At each Funds Release, we received approximately $460 thousand in net proceeds, after deducting our placement agent’s fee of $40,000. The notes were satisfied in full in the second quarter of 2014.

31

Warrants issued in conjunction with the May 2013 senior convertible notes

The warrants issued in conjunction with the May 2013 senior convertible notes entitle the holders of the warrants issued in conjunction with the May 2013 senior convertible notes to purchase, in aggregate, 345,623 million shares of our common stock. The warrants issued in conjunction with the May 2013 senior convertible notes will not be exercisable until the six month anniversary of the Closing and will expire 5 years from the date of first exercise. The warrants issued in conjunction with the May 2013 senior convertible notes are initially exercisable at an exercise price equal to $15.10, subject to certain adjustments.

The warrants issued in conjunction with the May 2013 senior convertible notes may be exercised for cash, provided that, if there is no effective registration statement available registering the exercise of the warrants issued in conjunction with the May 2013 senior convertible notes, the warrants issued in conjunction with the May 2013 senior convertible notes may be exercised on a cashless basis.

The exercise price of the warrants issued in conjunction with the May 2013 senior convertible notes is subject to adjustment for stock splits, combinations or similar events, and, in this event, the number of shares issuable upon the exercise of the warrants will also be adjusted so that the aggregate exercise price shall be the same immediately before and immediately after the adjustment. In addition, the exercise price is also subject to a “full ratchet” anti-dilution adjustment where if we issue or are deemed to have issued securities at a price lower than the then applicable exercise price.

Limitations on Exercise

The warrants issued in conjunction with the May 2013 senior convertible notes may not be exercised if, after giving effect to the exercise, the holder of the warrant together with its affiliates would beneficially own in excess of 4.99% of our outstanding shares of common stock. At each holder’s option, the warrant blocker applicable to the exercise of the warrants issued in conjunction with the May 2013 senior convertible notes may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to us.

Fundamental Transactions

The warrants issued in conjunction with the May 2013 senior convertible notes prohibit us from entering into specified transactions involving a change of control, unless the successor entity assumes all of our obligations under the warrants issued in conjunction with the May 2013 senior convertible notes under a written agreement before the transaction is completed. When there is a transaction involving a permitted change of control, a holder of a warrant will have the right to require us to repurchase the holder’s warrant for a purchase price in cash equal to the Black Scholes value (as calculated under the warrants issued in conjunction with the May 2013 senior convertible notes) of the then unexercised portion of the warrant.

On August 1, 2014, we entered into a series of warrant exchange agreements with the holders of the warrants pursuant to which the 345,623 warrants were exchanged for 587,558 shares of our common stock.

$1 Million Financing Transaction

Simultaneously with the Closing of the $9 million financing transaction, we sold $1 million principal amount of subordinated convertible notes to investors consisting of our management and directors and one individual investor. The sale of the subordinated convertible notes did not carry any additional fees and expenses, so the entire $1 million investment netted to us. The subordinated convertible notes are subordinated in right of repayment to the senior convertible notes to us and mature 91 days subsequent to the maturity date of the senior convertible notes. The subordinated convertible notes bear interest at the rate of 8% per annum which shall accrue. Once 2/3 of the senior convertible notes have been repaid, then the subordinated convertible notes may be converted and/or prepaid in cash or in shares so long as there is no Event of Default with respect to the senior convertible notes and all equity conditions of the senior convertible notes are met. The conversion price for the subordinated convertible notes is $13.20 per share. The holders of the subordinated convertible notes were issued five year warrants to purchase 38,403 shares of our common stock. Each warrant has an exercise price of $15.10 per share. The term of the note issued to one noteholder, with a note with an original principal amount of $735,000, was extended until the earlier of the date of closing of financing in an aggregate amount of $10,000,000 and December 31, 2014, and this noteholder was granted a security interest in certain of our assets.

32

On February 3, 2012, we completed a registered direct common stock offering at a price of $17.50 per share. This straight equity transaction, at a 10% discount to market based on trailing average, provided total gross proceeds of $9.4 million and net cash proceeds of $8.6 million to us after allowing for placement fees and expenses of the offering.

The “Management’s Discussion and Analysis of Financial Condition or Plan of Operation” section of this Registration Statement discusses our consolidated financial statements, which have been prepared in accordance with GAAP. To prepare these consolidated financial statements, we must make estimates and assumptions that affect the reported amounts of assets and liabilities. These estimates also affect our reported revenues and expenses. On an ongoing basis, management evaluates its estimates and judgment, including those related to revenue recognition, accrued expenses, financing operations and contingencies and litigation. Management bases its estimates and judgment on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Critical Accounting Policies, Judgments and Estimates

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates, assumptions and judgments that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Principles of Consolidation: The consolidated financial statements include our accounts, and our wholly owned subsidiaries, Axion Power Battery Manufacturing, Inc., APC and C&T. All significant inter-company balances and transactions have been eliminated in consolidation.

Derivative Financial Instruments:  Our objective in using derivative financial instruments is to obtain the lowest cash cost-source of funds. Derivative liabilities are recognized in the consolidated balance sheets at fair value based on the criteria specified in FASB ASC topic 815-40 " Derivatives and Hedging – Contracts in Entity’s own Equity ". The estimated fair value of derivative liabilities is calculated using either the Black-Scholes-Merton method or the Monte Carlo simulation model where applicable and such estimates are revalued at each balance sheet date, with changes in value recorded as income or expense in the consolidated statement of operations and comprehensive loss.

Inventory: Inventory is recorded at the lower of cost or market value, and adjusted as appropriate for changes in valuation and obsolescence. Adjustments to the valuation and obsolescence reserves are made after analyzing market conditions, current and projected sales activity, inventory costs and composition to determine appropriate reserve levels.

Revenue Recognition:   We recognize revenue when there is persuasive evidence of an agreement, delivery has occurred or services have been rendered, the sales price to the buyer is fixed or determinable and collectability is reasonably assured. Evidence of an agreement and fixed or determinable sales price is predominantly based on a customer purchase order or other form of written sales order or written agreement. Sales on account are approved only for credit-worthy customers; otherwise payment is generally received prior to shipment. Shipping terms are generally FOB shipping point and revenue is recognized when product is shipped to the customer. In limited cases, if terms are FOB destination or contingent upon collection by a prime contractor, then in these cases, revenue is recognized when the product is delivered to the customer’s delivery site or the conditions for collection have been fulfilled. Our records sales net of discounts and estimated customer allowances and returns. We offer a 90 day free replacement warranty on some specialty collector car and motorsports products. Collector car products also carry a four year prorated warranty that begins at the end of the 90 days.  To date, our warranty exposure on these products has been minimal. Flooded battery sales do not have standard warranty provisions and instead are sold at a discount in lieu of warranty.  There are no other post shipment obligations that may impact the timing of revenue recognition for the year ending December 31, 2013.

33

Cost of Sales-Idle Capacity: Idle capacity consists of direct production costs in excess of charges allocated to our finished goods in production. Operating costs include labor, production supplies, repairs and maintenance. Our charges for labor and overhead allocated to our finished goods are determined on a basis which is calculated presuming normal capacity utilization of two shifts per day, five days per week, which is lower than our actual costs incurred. Operating costs in excess of production allocations are expensed in the period incurred rather than added to the cost of finished goods produced. Idle capacity expenses for the year ended December 31, 2013 are $1,758,407. We has reclassified amounts identified as “idle capacity” for the year ended December 31, 2012 of $1,534,138 and has reclassified that the expense as part of cost of sales. The year over year increase is due to higher material and labor costs and a year-end lower of cost and market adjustment to inventory.

Grants: We recognize government grants when there is a reasonable assurance that we will comply with the conditions attached to the grant arrangement and the grant will be received. For reimbursements of expenses, the government grants are recognized as reduction of the related expense. For reimbursements of capital expenditures, the grants are recognized as a reduction of the basis of the asset. The grant is recognized in profit or loss over the life of a depreciable asset as reduced depreciation expense.

Stock-Based Compensation: Stock-based compensation related to employee and non-employees is recognized as compensation expense in the accompanying consolidated statements of operations and is based on the fair value of the services received or the fair value of the equity instruments issued, whichever is more readily determinable. Our accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of FASB ASC 505-50 “Equity-Based Payments to Non-Employees”. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (1) the date at which a commitment for performance by the consultant or vendor is reached or (2) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Results of Operation

Summarized selected financial data for the three months ended June 30, 2014 and 2013:

	2014	2013	Change	% Change
Net sales	$1,895,622	$2,688,466	$(792,844)	(29.5)
Cost of tangible goods sold	1,889,073	2,532,759	(643,686)	(25.4)
Cost of goods sold – idle capacity expense	416,590	449,469	(32,879)	(7.3)
Gross loss	(410,041)	(293,762)	(116,279)	(39.6)

Research and development expenses	582,943	541,921	41,022	7.6
Selling, general and administrative expenses	1,392,372	1,091,253	301,119	27.6
Other (income)	(15,242)	(324,994)	(309,752)	(95.3)
Operating loss	(2,370,114)	(1,601,942)	(768,172)	(47.9)

Change in value senior warrants, (gain)	(805,299)	(1,555,300)	750,001	48.2
Change in value, conversion feature senior note, loss (gain)	-	(1,391,847)	1,391,847	100.0
Debt discount on amortization expense	-	717,728	(717,728)	(100.0)
Interest expense, note payable	4,464	6,907	(2,443)	(35.3)
Extinguishment loss on senior notes conversion	358,189	195,500	162,689	83.2
Derivative revaluations (income)	-	(154)	154	100.0
Interest on convertible notes	198,923	339,179	(140,256)	(41.3)
(Loss) income before income taxes	$(2,126,391)	$86,045	$(2,212,436)

34

Reconciliation of net loss to EBITDA

	2014	2013	Change	% Change
GAAP (Loss) before income taxes	$(2,126,391)	$86,045	$(2,212,436)
Change in value senior warrants, (gain)	(805,299)	(1,555,300)	750,001	48.2
Change in value, conversion feature senior notes, (gain)	-	(1,391,847)	1,391,847	100.0
Debt discount on amortization expense	-	717,728	(717,728)	(100.0)
Interest expense, note payable	4,464	6,907	(2,443)	(35.3)
Extinguishment loss on senior notes conversion	358,189	195,500	162,689	83.2
Derivative revaluations (income)	-	(154)	154	100.0
Interest on convertible notes	198,923	339,179	(140,256)	(41.3)
Depreciation expense	365,832	386,683	(20,851)	(5.4)
Share based compensation expense	39,633	40,283	(650)	(1.6)
EBITDA (1)	$(1,964,649)	$(1,174,976)	(789,673)	(67.2)

(1)	EBITDA, a non-GAAP financial measure, is defined as earnings before interest expense and interest income, income taxes, depreciation, amortization, stock based compensation, derivative revaluations, change in value of senior warrants, change in value of conversion feature of senior warrants, extinguishment loss on senior notes conversion and impairment of assets. EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business.

Summarized selected financial data for the six months ended June 30, 2014 and 2013:

	2014	2013	Change	% Change
Net sales	$4,209,924	$4,926,113	(716,189)	(14.5)
Cost of tangible goods sold	4,241,709	4,793,238	(551,529)	(11.5)
Cost of goods sold idle – capacity expense	853,847	950,910	(97,064)	(10.2)
Gross loss	(885,632)	(818,035)	(67,597)	(8.3)

Research and development expense	1,026,871	1,059,724	(32,853)	(3.1)
Selling, general and administrative expense	2,505,965	2,112,934	393,031	18.6
Other (income )	(59,034)	(324,995)	(265,961)	(81.8)
Operating loss	(4,359,434)	(3,665,698)	(693,736)	(18.9)

Change in value senior warrants, loss (gain)	1,614,056	(1,555,300)	(3,169,356)	(203.8)
Change in value, conversion feature senior notes, gain	(32)	(1,391,847)	(1,391,815)	(100.0)
Debt discount on amortization expense	809,334	717,728	91,606	12.7
Interest expense, note payable	9,825	11,487	(1,662)	(14.5)
Extinguishment loss on senior notes conversion	1,192,189	195,500	996,689	509.8
Derivative revaluations (income)	-	(1,217)	1,217	100.0
Interest on convertible notes	653,886	339,179	314,707	92.7
Loss before income taxes	$(8,638,692)	$(1,981,228)	$(6,657,464)	336.0

Reconciliation of net loss to EBITDA

	2014	2013	Change	% Change
GAAP Loss before income taxes	$(8,638,692)	$(1,981,228)	$(6,657,464)	336.0
Change in value senior warrants, loss (gain)	1,614,056	(1,555,300)	3,169,356	203.8
Change in value, conversion feature senior notes, loss ( gain)	(32)	(1,391,847)	1,391,815	100.0
Debt discount on amortization expense	809,334	717,728	91,606	12.7
Interest expense, note payable	9,825	11,487	(1,662)	(14.5)
Extinguishment loss on senior notes conversion	1,192,189	195,500	996,689	509.8
Derivative revaluations	-	(1,217)	1,217	100.0
Interest on convertible debt	653,886	339,179	314,707	92.7
Depreciation expense	737,703	747,015	(9,313)	(1.2)
Share based compensation expense	77,537	132,969	(55,431)	(41.7)
EBITDA (1)	$(3,544,194)	$(2,785,714)	$(758,480)	(27.2)

(1)	EBITDA, a non-GAAP financial measure, is defined as earnings before interest expense and interest income, income taxes, depreciation, amortization, stock based compensation, derivative revaluations, change in value of senior warrants, change in value of conversion feature of senior warrants, extinguishment loss on senior notes conversion and impairment of assets. EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business.

35

Summary of Condensed Consolidated Operations for the three and six months ended June 30, 2014 compared with the same periods in 2013

Net Sales

Net sales for the three months ended June 30, 2014 were $1.9 million compared to $2.7 million for the same period in 2013. Net sales for the six months ended June 30, 2014 were $4.2 million compared to $4.9 million for the same period in 2013. We have one customer that accounted for approximately 80% and 82% of net sales, respectively, for the three and six months ended June 30, 2014 as compared to 88% and 88% of net sales for the three and six months ended June 30, 2013, respectively. The decrease in net sales is due to a series of orders for unbranded flooded lead–acid batteries with the purchaser carrying the cost of inventory and providing the raw materials for production.  The long anticipated decrease in business with aforementioned purchaser was initiated in the middle of the second quarter of 2014 and will impact the comparability of our 2014 third and fourth quarter and full year reporting periods compared with 2013 for the sale of lead-acid batteries.

Cost of Tangible Goods Sold

Costs of tangible goods sold for the three months ended June 30, 2014 were $1.9 million compared to $2.5 million for the same period in 2013. Costs of tangible goods sold for the six months ended June 30, 2014 were $4.2 million compared to $ 4.8 million for the same period in 2013. The decrease in cost of sales was commensurate with the decrease in net sales.

Cost of Goods Sold – Idle Capacity

The cost of goods sold idle-capacity for the three months ended June 30, 2014 was $0.4 compared to $0.5 million for the three months ended June 30, 2013. The cost of goods sold idle-capacity for the six months ended June 30, 2014 was $0.9 million and $1.0 million for the six months ended June 30, 2013.

Gross Loss

Gross loss for the three months ended June 30, 2014 was $0.4 million compared to $0.3 million for the same period in 2013. Gross loss for the six month ended June 30, 2014 was $0.9 million compared to $0.8 million for the same period in 2013.

Research and Development Expenses

Research and development expenses were $0.6 million for the three months ended June 30, 2014 compared to $0.5 million for the three months ended June 30, 2013. Research and development expenses for the six months ended June 30, 2014 were $1.0 million compared to $1.1 million for the six months ended June 30, 2013.

Selling, General and Administrative Expenses

Selling, general and administrative expense for the three months ended June 30, 2014 were $1.4 million compared to $1.1 million for the three months ended June 30, 2013. Selling, general and administrative expenses for six months ended June 30, 2014 were $2.5 million compared to $2.1 million for the six months ended June 30, 2013. The increase in selling, general and administrative expense was due primarily to placement agent fees associated with restricted funds released.

Liquidity and Capital Resources

Our primary source of liquidity has historically been cash generated from issuances of our equity securities. From inception through June 30, 2014, we have generated revenue from operations that was not significant enough to produce an operating profit.

On May 8, 2013, we consummated the sale of our Senior Convertible Notes (“Convertible Notes”) and Warrants issued by the Company (“Warrants”) with gross proceeds of $9 million to us. At Closing, we received cash proceeds of $3 million and had deposited an additional $6 million into a series of control accounts in our name. We are permitted to withdraw funds from our control accounts (i) in connection with certain conversions of the Convertible Notes or (ii) otherwise, as follows: $500,000 on each 30 day anniversary of the Effective Date commencing on the 60th day after the Effective Date until there are no more funds in the control accounts.  The Convertible Notes bear interest at 8% per annum and are convertible into shares of our Common Stock at an initial per share conversion price of $13.20 subject to certain adjustments.  The Warrants entitle the holders of the Warrants to purchase, in aggregate, 345,623 shares of our common stock. The five year Warrants will be exercisable at an exercise price equal to $15.10, subject to certain adjustments.

36

We received approximately $2.76 million in net proceeds at the May 8 2013 closing, after deducting our placement agent’s fee of $240,000. Our other offering expenses, other than our placement agent’s fee, are approximately $100,000, and will be paid out of the proceeds at Closing. At June 30, 2014 all funds have been released from the control accounts.

Simultaneously with the Closing of the $9 million financing transaction, the Company sold $1 million principal amount of Subordinated Convertible Notes to investors consisting of management and directors of the Company and one accredited individual investor. The sale of the Subordinated Convertible Notes will not carry any additional fees and expenses, so the entire $1 million investment is netted to the Company. The Subordinated Convertible Notes are subordinated in right of repayment to the Convertible Notes to the Company and mature 91 days subsequent to the Maturity Date of the Convertible Notes. The Subordinated Convertible Notes bear interest at the rate of 8% per annum which shall accrue. Once 2/3 of the Convertible Notes have been repaid, then the Subordinated Convertible Notes may be converted and/or prepaid in cash so long as there is no Event of Default with respect to the Convertible Notes and all Equity Conditions of the Convertible Notes are met. The conversion price for the Subordinated Convertible Notes is $13.20 per share. The holders of the Subordinated Convertible Notes were issued five year warrants to purchase 38,403 shares of Company common stock. Each warrant has an exercise price of $15.10 per share. On June 30, 2014, we entered into a note amendment with Robert Averill, which extended the maturity date of his $735,000 original principal amount note to the early of December 31, 2014 and the date on which the Company raises $10,000,000 in the aggregate.

We believe that the currently available funds at June 30, 2014, internally generated funds and the net proceeds from this offering will provide sufficient  cash resources for our  current operations, working capital and maintenance capital expenditures though the end of 2015. However, we will need to raise additional funds through debt or equity financings in order to complete our ultimate business objectives, including funding working capital to support fulfillment of future orders for our products to pay-off our subordinated notes. We also may choose to raise additional funds in debt or equity financings if they are available to us on reasonable terms to increase our working capital, strengthen our financial position or to make acquisitions. Any sales of additional equity or convertible debt securities would result in dilution of the equity interests of our existing shareholders, which could be substantial. Additionally, if we issue shares of preferred stock or convertible debt to raise funds, the holders of those securities might be entitled to various preferential rights over the holders of our common stock, including repayment of their investment, and possibly additional amounts, before any payments could be made to holders of our common stock in connection with an acquisition of us. Such preferred shares, if authorized, might be granted rights and preferences that would be senior to, or otherwise adversely affect, the rights and the value of our common stock. Also, new investors may require that we and certain of our shareholders enter into voting arrangements that give them additional voting control or representation on our board of directors.

Subsequent sources of outside funding will be required to fund the Company’s working capital, capital expenditures and current operations beyond October 1, 2014. No assurances can be given that the Company will be successful in arranging further funding to continue the execution of its business plan including the development and commercialization of new PbC products, or if successful, on what terms. Failure to obtain such funding will require management to substantially curtail, if not cease operations, which will result in a material adverse effect on the financial position and results of operations of the Company.

Working Capital

At June 30, 2014 working capital was $2.6 million compared to $4.5 million at December 31, 2013.

Cash Flows from Operating Activities

Net cash used in operations for the first six months of 2014 was $2.7 million. Of the net cash used, $3.5 million was used to fund the operation of the business while $0.8 million was provided by operating assets and liabilities. Of the net cash used of $ 2.6 million from the same period in 2013, $2.8 million was used to fund the operations of the business while $0.2 million was provided by operating assets and liabilities.

Cash Flows from Investing Activities

Net cash used by investing activities for of the first six months of 2014 and 2013 was $0.1 million. Investing activities were primarily for purchases of property and equipment.

Cash Flows from Financing Activities

Net cash provided by financing activities for the first six months of 2014 and 2013 was $3.5 million. Cash from financing activities is being used to fund ongoing operational requirements, capital expenditures and working capital.

Critical Accounting Policies, Judgments and Estimates

Our significant accounting policies are fundamental to understanding our results of operations and financial condition. Some accounting policies require that we use estimates and assumptions that may affect the value of our assets or liabilities and financial results. These policies are described in “Critical Accounting Policies, Judgments and Estimates” and Note 2 (Accounting Policies) to Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013. During 2014, there have been no modifications to our critical accounting policies as defined on Form 10-K for the year ended December 31, 2013.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, an effect on our financial condition, financial statements, revenues or expenses.

37

BUSINESS

Overview

History and Corporate Structure

Our primary business is to develop, design, manufacture and sell advanced energy storage devices, components and systems that are based on our patented PbC technology. We also manufacture standard and specialty lead-acid batteries. Our PbC batteries and battery components, which are manufactured primarily through the use of activated carbon as an alternative to lead in the battery’s negative electrode, have application to varied energy system storage functions. Axion Power Corporation, our wholly owned subsidiary, was formed in September 2003 to acquire and develop certain innovative battery technology. Since inception, Axion Power Corporation has been engaged in research and development of new technology for the production of our PbC (lead carbon) batteries. On December 31, 2003, Axion Power Corporation engaged in a reverse acquisition with Tamboril Cigar Company, a public shell company whereby Axion Power Corporation became a wholly owned subsidiary of Tamboril. Tamboril was originally incorporated in Delaware in January 1997 and operated a wholesale cigar business until December 1998, after which date it was an inactive public shell until the reverse acquisition and subsequent name change to Axion Power International, Inc.

In February 2006, we commenced operations at our Clover Lane facility in New Castle, PA. We have utilized this space to manufacture our PbC and specialty lead-acid battery products and to continue to produce and test prototypes which incorporate our developed technology. Through the third quarter of 2014, our Clover Lane plant has allowed us to manufacture batteries for sale under the Axion brand name; to manufacture for third parties under specific contract arrangements; or to manufacture prototypes for our own use and testing, or for testing by our customers. Our facility has been fully tested and found to be in compliance with emission standards established by new federal guidelines in accordance with the Clean Air Act–Title III. In November 2010, we expanded into our Green Ridge facility, which is less than ½ mile from our Clover Lane facility in New Castle, PA, to house offices, research & development, electrode manufacturing and warehousing.

Since inception, our operations have been primarily financed through the sale of equity and debt instruments to investors, with minimal revenue generated from our operations. We transitioned from a research and development based company to a commercial manufacturing company in the fourth quarter of 2012. We have determined that the most efficient use of our resources is to operate as a technology-based enterprise to promote and market our proprietary PbC technology and to streamline manufacturing efforts to focus on our total lead-activated carbon negative electrode. In the fourth quarter of 2014, we will take steps to evaluate and implement the staged phase out of the manufacturing of batteries and the redirection of our efforts toward carbon electrode manufacturing at our Greenridge Facility with some operations still taking place in our Clover Lane facility. We will also continue developing third party PbC battery suppliers, and selling energy storage systems. We believe that this streamlined effort with regard to our carbon negative electrode manufacturing will provide us with the best opportunity to commercialize our technology and thereby provide the potential to improve our financial condition, cash flow and market presence.

As further described below in “Our Business and Our Technology,” we have developed our PbC technology to commercial viability, and have commenced marketing and commercial sales in the United States and internationally. In addition to commercially marketing our PbC batteries as stand-alone products, we have also developed other products, including our Axion PowerCube which is a system, utilizing our PbC batteries, which can, among other things, provide power storage and backup power, and may be configured for different uses and different power levels.

38

Our Business and Our Technology

The cornerstone of our PbC technology is our proprietary PbC lead carbon battery, which substitutes an activated carbon negative electrode for the standard lead negative electrode in a lead-acid battery construct. All other components of the PbC battery (such as case, cover, separator material, positive plate, electrolyte and other components) are identical to those used in a conventional lead-acid battery. The PbC product is part battery with energy storage capabilities and part asymmetric hybrid supercapacitor with a fast recharge rate, charge acceptance and long cycle life. The construct design results in a relatively low cost device that can be manufactured in iterations that deliver maximum power, or deliver maximum energy, or provide a range of balances between the two. Our PbC battery can be used in applications that service the energy storage needs of several markets including transportation, renewable power, frequency regulation and backup power.

We have devoted more than ten years to research and development on our PbC technology. Our work has focused on developing our intellectual property, characterizing baseline performance, developing proprietary treatment processes for the activated carbon we use in our electrodes, developing proprietary designs, manufacturing techniques for electrode assemblies and fabricating a series of material and design evaluation prototypes that range from single cell to multi-cell batteries for use in energy storage devices and systems.

Our PbC technology is protected by thirteen issued U.S. patents and other proprietary features and structures, and we typically have a number of additional patent applications in process at any point in time. The resulting devices are technically sophisticated yet simple in design. The carbon negative electrode assemblies are fabricated from readily available raw materials using, for the most part, standard industrial processes and techniques. The PbC negative electrodes that are then assembled into PbC batteries can be used with the same case cover, positive plate, separators and electrolyte that are used in conventional lead-acid batteries. Our PbC batteries can be assembled with the same equipment and methodology commonly used for manufacturing conventional lead-acid batteries. PbC batteries use significantly less lead than standard lead-acid batteries with a comparable footprint. Moreover, the lead, plastics and acid employed, just like lead-acid batteries, can be routinely and profitably recycled at existing recycling facilities around the world. A 2007 United States EPA report indicated that in the United States lead-acid batteries are fully recycled 99.2% of the time.

We believe our advanced battery technologies are uniquely situated to answer the current challenges facing both the historic lead-acid battery industry and the challenges facing newer battery chemistries such as lithium-ion, nickel metal hydride, etc. While we further commercialize and continue to explore various potential applications for our PbC technology in the future, these two facilities in New Castle, Pennsylvania will continue to provide us with both an important research and development facility and a production plant in which to produce our lead-free activated carbon negative electrodes. We will also accelerate our development of strategic partners for energy storage manufacture.

In our current strategy, we will be moving away from specialty and contract manufacture of standard lead acid batteries. We will instead focus on our Green Ridge facility for the production of our finished lead-free carbon negative electrode. The facility also provides space for battery string testing and additional storage.

Our objective has consistently been to become an industry leader in the development, production and sourcing of components for cost competitive high performance energy storage systems. Effective as of the fourth quarter of 2014, we will be actively pursuing this strategy in the following core strategies:

•	Platform technology business model. We are implementing a platform technology business model that will focus on developing and manufacturing carbon electrode assemblies that we can offer for sale to established battery manufacturers who want to use our PbC carbon electrode products in their batteries.
•	Leverage relationships with battery manufacturers. Our business model is based on the premise that, as we continue forward, we can most effectively address the needs of the market by selling PbC negative electrode assemblies to established lead-acid battery manufacturers who want to add advanced battery technology to their existing product lines. We believe this business model should allow us to leverage the business abilities, manufacturing facilities and distribution networks of established manufacturers in order to reduce our time to market and increase our potential market penetration.
•	Build a recognized brand. We believe strong brand name recognition is important in order to increase product awareness and to effectively penetrate the mass market. We intend to differentiate our brand by emphasizing our combination of high performance and low total cost of ownership per storage cycle.
•	Targeted marketing strategy. Markets for motive power, utility grid connected power; renewable energy and standby power (UPS) are becoming increasingly attractive. We are actively pursuing the use of our lead carbon technology products in these markets.
•	Maintain our technical advantage and reduce manufacturing costs. We intend to maintain our technical advantage by continuing to invest in research and development. Our research and development focus will now be working with prospective customers on the commercial application of our PbC technology to fit their unique requirements.

Our commercial market applications focus is:

•	Utility applications e.g. frequency regulation
•	Buffering, smoothing and micro grid for renewable energy sources (solar and wind)
•	Hybrid medium and heavy duty trucks
•	Residential and small community energy storage
•	Hybrid locomotives
•	Hybrid vehicles incorporating stop/start technology

39

Recent Developments

The PowerCube is a highly mobile energy storage system that can be configured to deliver up to one megawatt of power for 24 minutes or 100 kilowatts of power for 4.6 hours. Our onsite PowerCube services the PJM frequency regulation market. PJM is a regional transmission organization that coordinates the movement of wholesale electricity to more than 60 million consumers in all or parts of 13 states and the District of Columbia. We provide this frequency regulation through our curtailment services provider (an entity which provides power services on demand to utilities) – Viridity Energy. We commission our onsite PowerCube in November 2011, and it continues to function on a daily basis and serve as a real world demonstration unit. Potential customers visit our project site and can observe the ”real time” screens that show our Cube responding to, and closely following, the PJM REG-D signal. This has been very helpful to us in explaining our technology and model and in providing a real world proof of application. In the first quarter of 2014, we installed batteries, racks, BMS, controller, wiring and miscellaneous electronic equipment at the New Jersey location of our 500 kilowatt system being installed with our strategic partner. This unit will participate daily in the PJM frequency regulation market in accordance with our model. Based upon our model and past PJM records –this 500 kilowatt installation will provide the owner with at least $9,000 per month (net after expense) in frequency regulation revenue. This revenue is in addition to the storage and emergency back- up capability the PowerCube will provide.

During the second quarter of 2014, this same customer delivered a purchase order for four additional 500 kilowatt PowerCube units designed to provide frequency regulation to PJM in a range covering 500 kilowatts up and 500 kilowatts down. This follow on order is further validation of their belief in our PbC product and our frequency regulation model. This purchase order is the next step in our planned partnership that is expected to include multiple – like sized – 500 kilowatt units in and out of New Jersey. In addition, our partnership is planning larger sized PowerCubes (1megawatts and beyond) in both New Jersey and in other states that have very competitive solar renewable energy credits and other incentives. In a separate initiative with potential new investors, we continue to pursue site selection for multi mega-watt systems that would service the frequency regulation market. Our 1.25 megawatt (or any multiple thereof) building block is an appropriate size for this market.

With regard to our development of smaller scale PowerCubes, in the first quarter of 2014, we sold, installed and subsequently fully commissioned a 10 kilowatt miniCube unit complete with a 12 kilowatt solar array. This unit was installed for a private individual in New Castle, PA and will provide us with additional information about our smaller applications that might be tied to solar and islanded or be grid tied. It will also provide data on the system’s use as an electric vehicle charging station. This is one of our offshore initiatives, so we are very interested in that charging station data. Currently the Owner is using that system to charge his all electric sports car and to net meter.

Our work with ePower Engine Systems, which is a third party entity which develops and markets auxiliary power systems for trucks, continues in accordance with our business plan. We continue to pursue the ePower series hybrid system that incorporates PbC batteries through 56 battery strings in Series 8 heavy duty 18 wheel trucks.

ePower recently purchased four trucks for conversion to their series hybrid system, and we have been issued a purchase order to provide 56 batteries per truck. The conversion of these trucks will allow ePower to continue its progress in improving fuel economy – on a mile per gallon basis. Testing has shown that the system has the ability to reduce emissions of all types, which assists in compliance with the U.S. government’s regulatory initiatives in this area.

Effective as of July 1, 2014, Thomas Granville resigned as our Chief Executive Officer and Chairman of the Board due to certain unanticipated adverse health concerns and remained as a director and as an employee as Special Assistant to the CEO. On August 3, 2014, he resigned as a director and transformed his role with us into a consulting role.

Effective as of July 1, 2014, David DiGiacinto, who was appointed to our Board of Directors on February 1, 2014, was appointed as our Chief Executive Officer and Chairman of the Board. Also, effective on July 1, 2014, Charles Trego, who was our Chief Financial Officer from April 1, 2010 until August 2, 2013 and has been a Director since September 27, 2013, was appointed as our Interim Chief Financial Officer. Both Mr. DiGiacinto and Mr. Trego shall remain as Directors, although Mr. DiGiacinto has resigned from any Committee appointments, and Mr. Trego has resigned from the Audit Committee.

On August 1, 2014, we entered into warrant exchange agreements with the holders of the senior warrants issued in conjunction with our May 7, 2013 senior convertible note financing. Pursuant to the warrant exchange agreements, the holders exchanged all of these warrants for shares of our common stock at a ratio of 1.7 shares for each warrant exchanged, in a transaction exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended. Warrants to purchase 345,623 shares of our common stock were exchanged for 587,558 shares of our common stock.

Pursuant to the warrant exchange agreements, the holders agreed to the following limitations on the resale of the shares:

•	Through October 31, 2014, each holder may only sell, pledge, assign or otherwise transfer up to 10% of the number of shares issued to it.

•	From November 1, 2014 through January 31, 2015, each holder may sell, pledge, assign or otherwise transfer up to an additional 25% of the number of shares issued to it (up to an aggregate of 35% inclusive of the 10% set forth in the bullet point above).

•	Through January 31, 2015, each holder may not sell shares during any trading day in an amount, in the aggregate, exceeding 15% of the composite aggregate share trading volume of our common stock measured at the time of each sale of securities during such trading day as reported on Bloomberg.

•	However, each holder may sell shares in excess of those permitted under the bullet points above on any trading day on which the VWAP for our common stock for the preceding trading day is at least $9.50 or less than $1.00.

The warrant exchange agreements contain customary covenants regarding maintenance by us of current reporting status under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The warrant exchange agreements also reference our impending reverse stock split and contain provision for adjustment of share and share price adjustments pro rata with the amount of the reverse stock split.

40

Background

The Energy Storage Industry

The energy storage industry has traditionally been based on battery, flywheel, capacitor, thermal, chemical systems, power to gas, gravity, pumped storage hydroelectricity, and compressed air systems, to provide a temporary or back-up source for energy. The major industries utilizing energy storage systems are automotive for stop/start, hybrid and electric vehicle applications, heavy duty truck and rail for hybrid applications, renewable energy for storage and smoothing, and electrical utilities for back-up, energy smoothing and frequency regulation.

Energy storage for vehicles, including stop/start technology, electric drive, hybrid electric cars, trucks and locomotives is a fundamental factor to improving vehicles’ economic, social, and environmental sustainability. The combination of high fuel costs and increasingly more stringent government regulation of emissions, fuel efficiency and mileage requirements for vehicles for passenger and freight transport, and other commercial applications, is a major impetus for the development of new green technologies.

The electric power sector’s demands for energy storage continue to increase. The amount of electricity which can be generated is relatively fixed over short periods of time, although demand for electricity fluctuates throughout the day. Energy storage devices and systems store electrical energy for use as required, even during periods when power is not generated. Electrical storage devices can manage the amount of power required to supply customers at times when need is greatest, which is typically during peak load. These devices assist in regulating the flow of power from renewable energy applications, like wind and solar power. The result is a system which is smoother and more dispatchable, which makes it easier for grid operators to control the power output from those sources. Energy storage devices and systems can also balance microgrids to achieve a good match between generation and load. They can provide frequency regulation, to maintain the balance between the network's load and power generated, and can achieve a more reliable power supply for high tech industrial facilities.

There are several revenue opportunities (e.g. peak shaving, load shifting, synchronized reserve, etc.) that can be accessed when a storage component is included in a renewable energy application. The greatest current rate of return is achieved when the storage asset is focused on the frequency regulation sector of the demand response market. Revenue rates are set per the Federal Regulatory Energy Commission’s 'pay for performance' regulations (FERC Order No. 755 adopted in 2011 and FERC Order No. 784 adopted in 2013), which means that systems that respond faster than other systems, and respond with measured accuracy within the parameter guidelines, will be paid at the highest revenue rate. Solar photovoltaic farms as a stand- alone system cannot effectively participate in the ancillary markets because of lack of availability (evening hours), intermittency and other factors. When a solar photovoltaic farm is combined with a storage source, we believe the revenue provided by the system, when augmented with tax subsidies, is increased by more than double when combined with participation in ancillary services such as frequency regulation. In addition, the storage system in this application can be a source of emergency power if the grid goes completely down.

Our Business Products

We have devoted more than ten years to research and development on our PbC technology. Our work has focused on developing our intellectual property, characterizing baseline performance, developing proprietary treatment processes for the activated carbon we use in our electrodes, developing proprietary designs and manufacturing techniques for electrode assemblies and fabricating a series of material and design evaluation prototypes that range from single cell to multi-cell batteries for use in energy storage devices and systems.

Our battery consists of a standard lead-acid battery configuration with the standard lead negative electrodes replaced with activated carbon negative electrodes. A diagram of a typical Axion PbC battery, showing both the similarities and differences when compared with the standard lead acid battery is presented herein below (with the “activated carbon negative electrodes” being unique to PbC batteries).

41

As we began our transition to commercial manufacturing, in 2010 we entered into a long-term lease for an additional New Castle, Pennsylvania facility that we had been subleasing since 2008 (our Green Ridge Road facility, which is less than ½ mile from our original Clover Lane facility in New Castle). This 45,000 square foot facility currently houses our Gen II robotic PbC negative electrode production line. In addition, during this transition we:

•	refined our fabrication methods for carbon sheeting, packet assembly and other key components of our carbon electrode assemblies;

•	demonstrated the feasibility of manufacturing our PbC device and our other technologies, using standard techniques and equipment;

•	demonstrated that proper quality control can be achieved on our robotic PbC negative electrode manufacturing line;

•	demonstrated and documented the performance of our products in key applications; and

•	demonstrated that we can respond appropriately to anticipated and unanticipated technical and manufacturing challenges.

We believe demand for cost-effective energy storage systems produced using our PbC technology will grow. We also believe that competitive advantages are:

•	enhanced partial state-of-charge performance when compared to advanced lead-acid and lithium ion products;

42

•	longer life achieved in string applications with minimal battery management when compared to advanced lead-acid batteries;
•	better charge acceptance when compared to advanced lead-acid batteries;
•	faster recharge rate when compared to advanced lead-acid and lithium ion and other storage chemistries;
•	longer cycle lives in deep discharge applications when compared to advanced lead-acid and similar life when compared to lithium ion batteries;
•	inherent voltage equalization among cells in individual batteries and especially among batteries in string applications of all quantities which aids performance and length of battery life ; and
•	better recovery economics and end of life value (PbC batteries achieve an average recovery of approximately $0.30 per pound upon recycling as compared to a disposal cost of approximately $0.45 per pound for lithium ion batteries).

We anticipate our ability to establish and maintain a competitive position will be dependent on several factors, including:

•	the availability of raw materials and key components;

•	our ability to manufacture commercial carbon electrode assemblies;

•	our ability to operate facilities that can fabricate PbC negative electrode assemblies and commercially manufacture our PbC device with consistent quality at a predictable cost;

•	our ability to establish and expand a customer base;

•	our ability to execute and perform on any future strategic distribution agreements with tier one and/or tier two battery manufacturers;

•	our ability to compete against established, emerging, and other storage technologies;

•	the market for batteries in general; and

•	our ability to attract and retain key personnel.

43

In the fourth quarter of 2012, we began early stage commercialization of our PbC technology products. We began implementation of a platform technology business model including fine tuning both the development and manufacturing of our proprietary carbon electrode assemblies that are unique to our PbC batteries. In addition to using these assemblies in our batteries, we eventually intend to sell the assemblies to other established battery manufacturers that are seeking to market more advanced batteries. We believe a platform technology business model will reduce our time to market, allow us to rely on the established business abilities of existing manufacturers and forge a strong brand identity for our PbC products, while, at the same time, allow us to focus on a narrow band of value-added activities that should minimize our investment and maximize our profitability.

Development History

Since 2008, we have invested in upgrading, and where necessary, replacing existing battery manufacturing equipment in order to support our long range business plan. These early improvements included the installation of a new automatic paste mixer and a fixed orifice pasting line for improved quality and dimensional tolerances of battery plates, an automatic stacker for precise wrap and alignment of absorbed glass matt separator that is needed for the production of our premium PbC products, the modernization of our second lead-acid production line; the rebuild of five casting machines; the addition of new welding equipment; and a 35% expansion of our formation area. Subsequently, a new robotic carbon electrode manufacturing line was installed at our Green Ridge Road facility in New Castle, PA. These initiatives have provided the manufacturing framework and capability for improvements in our quality, cost and ability to deliver our products.

From March 2011 through 2013, we utilized our capability and capacity primarily to produce specialty lead-acid batteries for a third party. Shipments of these products generated sales of $8.6 million and $7.9 million, respectively, in 2013 and 2012. The flooded lead-acid batteries were manufactured in our facility, with the purchaser carrying the cost of inventory and providing the raw materials required. As 2014 progresses, we have experienced a decline in our lead-acid battery production and an increase in the production of our PbC batteries.

In 2011, we continued our automotive work and added new OEM partners. There is an increasing body of empirical evidence being presented with respect to the lack of merit, and/or practicality, of existing stop/start battery solutions, while the potential applicability of our PbC product gains more traction. We and others believe that the fastest, and least expensive, method of reducing carbon dioxide emissions from an internal combustion engine vehicle, and the way to helping meet current and future Corporate Average Fuel Economy standards is attained by equipping the vehicle with stop/start technology. The solution offered by our PbC technology combines low cost, with a fast rate of charge acceptance, which will help OEMs to achieve the specified stop/start performance that is needed to comply with carbon dioxide emissions regulations, while at the same time improving miles per gallon performance to help meet Corporate Average Fuel Economy standards. We believe our PbC technology is well suited for the emerging micro-hybrid market incorporating stop/start systems; therefore, we have devoted considerable time and money in working with our prospective customers in this area.

We continue our efforts in the hybrid heavy duty truck and the hybrid locomotive market. Similar to the hybrid stop/start automotive market, battery charge acceptance, fast re-charge ability and high cycle life are critical characteristics required in a product for the heavy duty truck and locomotive hybrid markets. Most of our work in the heavy duty truck market has been in partnership with ePower Engine Systems, Inc. and with Norfolk Southern Corporation in conjunction with their all electric and hybrid locomotive programs.

With the financial assistance provided by the Pennsylvania Energy Development Authority and Commonwealth Financing Authority grants, we commissioned our first PowerCube product onsite at our Clover Lane facility in 2011. The PowerCube was fully integrated by us and, in addition to the batteries, contains a racking system, electronics and power equipment, battery management system, climate control and fire suppression systems. As part of this undertaking, we entered into a partnership with Viridity Energy and PJM Interconnection (the largest regional power transmission organization in the US which coordinates the movement of wholesale electricity for more than 61 million people in all or parts of 13 states). The PowerCube was network-connected to the PJM system and allows us to respond through Viridity to curtailment and demand response signals from PJM and participate in frequency regulation. Due to the implementation of the FERC “pay for performance” provisions, there are economic incentives to utilize our PowerCube as fast response to these signals from PJM increases at the utility will pay on a per kilowatt basis based on set performance metrics.

44

Since the PowerCube can be scaled, we also commenced development of smaller PowerCube units (mini-cubes). These mini-cube applications include residential storage (at levels down to 10 kilowatt) and small commercial storage. The units can be connected to wind and solar power sources in addition to filtering power directly from the grid. The end product will provide backup power, power quality, power smoothing, and potential peak shaving. We are working with installers and integrators and have begun to take this product to market in North America, as was the case with the Washington Naval Yard which was brought online in 2012 and has continued to function.

In November 2013, we announced we had received the first in a series of expected orders, for our PowerCube that is being commissioned into a solar project. The PowerCubes will provide storage for energy created by the solar panel system and also service the frequency regulation market. The order includes batteries, racks, wiring, and data communication system encompassing electronics coordination. Shipment and installation began in the fourth quarter of 2013, and the first installation is being completed in the third quarter of 2014. Our onsite PowerCube has proven its effectiveness and reliability by providing daily frequency regulation and demand response services in the PJM grid utility network for the last two years. The solar storage adaptation of the PowerCube was developed with data extracted from the PJM network model, including the important "frequency regulation market" component.

The PowerCube is a highly mobile energy storage system that can be configured to deliver up to one megawatt of power for 24 minutes or 100 kilowatts of power for 4.6 hours. Our onsite PowerCube services the PJM frequency regulation market. PJM is a regional transmission organization that coordinates the movement of wholesale electricity to more than 60 million consumers in all or parts of 13 states and the District of Columbia. We provide this frequency regulation through our curtailment services provider (an entity which provides power services on demand to utilities) – Viridity Energy. We commission our onsite PowerCube in November 2011, and it continues to function on a daily basis and serve as a real world demonstration unit. Potential customers visit our project site and can observe the ”real time” screens that show our Cube responding to, and closely following, the PJM REG-D signal. This has been very helpful to us in explaining our technology and model and in providing a real world proof of application. In the first quarter of 2014, we installed batteries, racks, BMS, controller, wiring and miscellaneous electronic equipment at the New Jersey location of our 500 kilowatt system being installed with our strategic partner. This unit will participate daily in the PJM frequency regulation market in accordance with our model. Based upon our model and past PJM records –this 500 kilowatt installation will provide the owner with at least $9,000 per month (net after expense) in frequency regulation revenue. This revenue is in addition to the storage and emergency back- up capability the PowerCube will provide.

During the second quarter of 2014, this same customer delivered a purchase order for four additional 500 kilowatt PowerCube units designed to provide frequency regulation to PJM in a range covering 500 kilowatts up and 500 kilowatts down. This follow on order is further validation of their belief in our PbC product and our frequency regulation model. This purchase order is the next step in our planned partnership that is expected to include multiple – like sized – 500 kilowatt units in and out of New Jersey. In addition, our partnership is planning larger sized PowerCubes (1megawatts and beyond) in both New Jersey and in other states that have very competitive solar renewable energy credits and other incentives. In a separate initiative with potential new investors, we continue to pursue site selection for multi mega-watt systems that would service the frequency regulation market. Our 1.25 megawatt (or any multiple thereof) building block is an appropriate size for this market.

With regard to our development of smaller scale PowerCubes, in the first quarter of 2014, we sold, installed and subsequently fully commissioned a 10 kilowatt miniCube unit complete with a 12 kilowatt solar array. This unit was installed for a private individual in New Castle, PA and will provide us with additional information about our smaller applications that might be tied to solar and islanded or be grid tied. It will also provide data on the system’s use as an electric vehicle charging station. This is one of our offshore initiatives, so we are very interested in that charging station data. Currently the Owner is using that system to charge his all electric sports car and to net meter.

45

Our work with ePower Engine Systems, which is a third party entity which develops and markets auxiliary power systems for trucks, continues in accordance with our business plan. We are strategically committed to the ePower series hybrid system that incorporates PbC batteries through 56 battery strings in Series 8 heavy duty 18 wheel trucks.

ePower recently purchased four trucks for conversion to their series hybrid system, and we have been issued a purchase order to provide 56 batteries per truck. The conversion of these trucks will allow ePower to continue its progress in improving fuel economy – on a mile per gallon basis. Testing has shown that the system has the ability to reduce emissions of all types, which assists in compliance with the U.S. government’s regulatory initiatives in this area.

Our Patents and Intellectual Property

We own thirteen issued U.S. patents at the date of this report covering various aspects of our PbC technologies, and we typically have a number of patent applications in process at any point in time. There is no assurance that any of the pending patent applications will ultimately be granted. Our issued patents are:

•	U.S. Patent No. 6,466,429 (expires May 2021) - Electric double layer capacitor

•	U.S. Patent No. 6,628,504 (expires May 2021) - Electric double layer capacitor

•	U.S. Patent No. 6,706,079 (expires May 2022) - Method of formation and charge of the negative polarizable carbon electrode in an electric double layer capacitor

•	U.S. Patent No. 7,006,346 (expires April 2024) - Positive Electrode of an electric double layer capacitor

•	U.S. Patent No. 7,110,242 (expires February 2021) - Electrode for electric double layer capacitor and method of fabrication thereof

•	U.S. Patent No. 7,119,047 (expires February 2021) - Modified activated carbon for carbon for capacitor electrodes and method of fabrication thereof

•	U.S. Patent No. 7,569,514 (expires May 22, 2021) - Method of Fabrication of Modified Activated Carbon

•	U.S. Patent No. 7,881,042 (expires March 2027) – Cell Assembly for an Energy Storage Device using PTFE Binder in Activated Carbon Electrodes

•	U.S. Patent No. 7,998,616 (expires February 2028) – Negative Electrode for a Hybrid Energy Storage Device

•	U.S. Patent No. 8,023,251 (expires November 2028) – Hybrid Energy Storage Device and Method of Making Same

•	U.S. Patent No. 8,192,865 (expires October 2027) – Negative Electrode for a Hybrid Energy Storage Device

•	U.S. Patent No. 8,202,653 (expires February 2028) – Electrode Grid Structure

•	U.S. Patent No. 8,347,468 (expires February 2031) – Method of Making a Current Collector

Presently, we have no obligation to pay any royalties or license fees with respect to the commercialization of our PbC device technology, and we are not subject to any field of use restrictions. We believe our patents and patent applications, along with our trade secrets, know-how and other intellectual property are necessary to our success.

46

Our ability to compete effectively with other companies will depend on our ability to maintain and protect the PbC device intellectual property and technology. We plan to file additional patent applications in the future. However, the degree of protection offered by our existing patents or the likelihood that our future applications will be granted, or the degree of protection afforded by future patents, if granted, is uncertain. Competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investment in competing technologies, may have, or may apply for and obtain patents that may prevent, limit or interfere with our ability to make and sell products based on our PbC device technology. Competitors may also intentionally infringe on our patents. The prosecution and defense of patent litigation is both costly and time-consuming, even if the outcome is favorable to us. An adverse outcome in the defense of a patent infringement suit could subject us to significant liabilities to third parties and prevent us from using all or any portion of the technology covered by such a patent. Although third parties have not asserted any infringement claims against us to date, there is no assurance that third parties will not assert such claims in the future.

We also rely on trade secrets and know-how, and there is no assurance that others will not independently develop the same or similar technology or obtain unauthorized access to our trade secrets, know-how and other unpatented technology. To protect our rights in these areas, we require all employees, consultants, advisors and collaborators to enter into strict confidentiality agreements. These agreements may not provide meaningful protection for our unpatented technology in the event of an unauthorized use, misappropriation or disclosure. While we have attempted to protect the unpatented proprietary technology that we develop or acquire, and will continue to attempt to protect future proprietary technology through patents, copyrights and trade secrets, we believe that our success will depend, to a large extent, upon continued innovation and technological expertise.

In general, the level of protection afforded by a patent is directly proportional to the ability of the patent owner to protect and enforce those rights through legal action. Since our financial resources are limited, and patent litigation can be both expensive and time consuming, there can be no assurance that we will be able to successfully prosecute an infringement claim in the event that a competitor develops a technology or introduces a product that infringes on one or more of our patents or patent applications. There can be no assurance that our competitors will not independently develop other technologies that render our proposed products obsolete. In general, we believe the best protection of our proprietary technology will come from market position, technical innovation, speed-to-market, and product performance. There is no assurance that we will realize any benefit from our intellectual property rights.

Our Sales and Marketing Strategy

Over the last few years, our PbC technology evolved through the research, development, prototype and early adoption stages. On a parallel path, we explored potential existing as well as potential future market applications that our product might profitably service. Throughout the process, different PbC configurations, along with various ancillary components, were subject to trial and error testing. Our strategy was to find markets where our product demonstrated superior performance to the current products of choice; or where our product demonstrated a measurable cost savings alternative to those products; or where it provided a combination of the two. The end result of this process was the identification of specific target markets; the development of an improved PbC battery product that can be sold into those markets as a standalone unit; or as part of an entire Axion energy storage system such as our PowerCube; or as the battery component of someone else’s energy storage system. The PowerCube includes not only PbC batteries but also all of the electronics necessary to accumulate or dispatch power from those batteries. The containerized Cube unit also includes battery racking, Axion’s battery management system, all necessary wiring, a fire suppression system – in other words a complete plug and play system.

During this same time frame, we have slowly built an internal six person sales and marketing team, that includes four people in sales, a program manager and a customer service rep, all of whom are focused on developing and commercializing various targeted market segments. Our main focus for this team has gravitated to the areas of transportation and Cube storage. In transportation we are working with railroads, such as Norfolk Southern, where we have been shipping product since 2012; stop/start vehicle manufacturers where we have been shipping prototypes since 2010; heavy duty truck conversion companies, such as ePower where we have been shipping product since 2012. In Cube storage, we have been working with contractors and integrators for small commercial systems (installed 18 kilowatt zero energy building storage system for the Washington Naval Yard in 2012) and small residential systems. We have also been working with developers on larger storage systems that incorporate solar power, such as BySolar Inc. with which we have installed our first of five (5) individual 500 kilowatt systems. We have also developed a model system that will service the frequency regulation market, similar to the way our onsite PowerCube has been performing in the PJM network since 2011. We are actively marketing this model with BySolar and others. And finally, the power utility area has experienced some recent growth partially in response to regulatory pressures. We have dedicated initial assets to this area and are in the early stages of building a new team of additional business development managers, research and development expertise, and system programmers, for the specific purpose of actively pursuing revenue growth with customers in those target areas.

47

Historically, we have actively participated in related industry networking and trade groups. With the new story we have to tell, we plan to increase that activity on a prospective basis. With our new initiatives, we plan to develop leads from purchasing appropriate databases and potential new customer lists.  For example, we subscribe to a solar installer database and uses that data base to directly market to various installers.  We also plan to increase our attendance and participation in various regional and national trade shows.

Of course sales cycle time varies greatly depending on the particular market and the specific customer’s product knowledge and expectations, but generally speaking, excluding the transportation market, the time required to introduce our product to a new customer - through sale conclusion - is 4 to 6 months. We will partner with industry leaders in the various market segments to better penetrate targets that are suitable for our PbC systems. Most projects require some upfront expense to initiate the system development. This would be for battery production and software development to integrate the technology as a component in various component systems such as with the ongoing ePower project.

Our Competition

Our PbC technology is competitive with technologies being developed by a number of new and established companies engaged in the manufacture of energy storage components, devices and systems. In addition, many universities, research institutions and other companies are developing advanced electrochemical energy storage technologies including:

•	symmetric supercapacitors;

•	asymmetric supercapacitors with organic electrolytes;

•	nickel metal hydride batteries;

•	lithium-ion batteries;

•	other advanced lead-acid devices; and

•	flow batteries.

Other business entities are developing advanced energy production technologies like fuel cells, solar cells and windmills which may use our products, or, in some cases, compete with our products. Since some of our competitors are developing technologies that may ultimately have costs similar to, or lower than, our projected costs, there can be no assurance we will be able to compete effectively.

Our competitors with more diversified product offerings may be better positioned to withstand changing market conditions. Some of our competitors own, partner with, or have longer term or stronger relationships with suppliers of raw materials and components, which could result in them being able to obtain raw materials on a more favorable basis than us. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business.

The development of technology, equipment and manufacturing techniques and the operation of a facility for the automated production of rechargeable batteries require large capital expenditures. In order to minimize our capital investment in manufacturing facilities and establish strong brand name recognition for our products, our overall strategy is to negotiate strategic alliances and other production agreements with established battery manufacturers that want to add high-performance co-branded products to their existing product lines. There can be no assurance that our PbC platform technology business model will succeed in the battery industry.

48

 Our Employees

As of June 30, 2014, we employed a staff of 50 employees, including a 12 member scientific and engineering team, and 30 people who are involved principally in manufacturing. We are not subject to any collective bargaining agreements, and we believe we have a good relationship with our employees.

Description of Properties

On March 10, 2013, we exercised our option for a five year renewal on our lease on existing space at our manufacturing plant located at 3601 Clover Lane in New Castle, Pennsylvania. We have utilized this space to manufacture our PbC and specialty lead-acid battery products and to continue to produce and test prototypes which incorporate our developed technology. Our Clover Lane plant, which we will use for limited purposes on a prospective basis, allows us to manufacture batteries for sale under the Axion brand name; to manufacture for third parties under specific contract arrangements; or to manufacture prototypes for our own use and testing, or for testing by our customers. Our facility has been fully tested and found to be in compliance with emission standards established by new federal guidelines in accordance with the Clean Air Act–Title III.

The salient terms of the renewal lease are as follows:

•	The renewal term commenced on March 10, 2013 with a term of five years.

•	The lease may be extended for one additional five-year term with future rent to be negotiated at a commercially reasonable rate.

•	The battery manufacturing facility includes 70,438 square feet of floor space, including 7,859 square feet of office, locker, lab and lunch area, 46,931 square feet of manufacturing space, 1,488 square feet of dedicated lab space, 9,200 square feet of storage buildings and 5,000 square feet of basement area.

•	The rental amount for the initial term is $16,700 per month, which is fixed through March 2015. In addition to the monthly rental, we are obligated to pay all required maintenance costs, taxes and special assessments, maintain public liability insurance, and maintain fire and casualty insurance for an amount equal to 100% of the replacement value of the leased premises.

•	On May 26, 2011 we executed an addendum to the existing lease agreement which resulted in the lease of an additional 2,160 square feet of additional space for $500.00 per month. There were no other changes to the existing lease.

•	With the execution of the addendum we now lease 72,598 square feet for a monthly rent of $17,200 on a “triple net” basis.

On November 4, 2010, we entered into a commercial lease with Becan Development, LLC to lease a 45,000 square foot building, located at 209 Green Ridge Road in New Castle, PA, which we currently occupy to house offices, research and development, electrode manufacturing and warehousing.

The salient terms of the lease are as follows:

•	The term commenced on January 1, 2011 and the term expires on December 31, 2015.

•	The lease may be extended for two five-year terms, by giving notice not less than 30 nor more than 120 days before the expiration of the initial term or first renewal term (as applicable). The renewal leases shall be on terms substantially similar to the terms of the initial lease except for any adjustment to rent, if warranted, as mutually agreed upon by Lessor and us.

•	The rental amount for the initial term is $19,297 per month and is on a “triple net” basis.

49

•	If we are able to obtain sufficient funding from either the federal or state government or agencies, and it enters into a binding agreement to purchase the property, the lease shall be immediately terminated and Lessor shall credit the most recent 6 months of actual rental payments made to lessor against the purchase price of the property.

•	We also have a right of first refusal to purchase the property within 30 days of receipt of notice of a third party offer from lessor upon substantially the same terms as those offered by the third party.

•	The lease contains market terms on standard provisions such as defaults and maintenance.

Legal Proceedings

From time to time, we are involved in lawsuits, claims, investigations and proceedings, including pending opposition proceedings involving patents that arise in the ordinary course of business. There are no matters pending that we expect to have a material adverse impact on our business, results of operations, financial condition or cash flows.

50

MANAGEMENT

The following table identifies our current directors and specifies their respective ages and positions with us:

Name	Age	Position
David DiGiacinto (1)	60	Chief Executive Officer, Chairman and Director
Michael Kishinevsky (2) (6)	48	Director
Howard K. Schmidt, Ph. D. (3) (6)	55	Director
Charles R. Trego (4)	64	Director and Interim CFO
D. Walker Wainwright (5)	64	Director

(1)	Mr. DiGiacinto was appointed to the Board effective as of February 1, 2014. He was appointed Chief Executive Officer and Chairman as of July 1, 2014.

(2)	Mr. Kishinevsky serves on our Audit, Compensation and Nominating Committees and is Chair of our Nominating Committee.

(3)	Dr. Schmidt serves on our Audit Committee, Nominating Committee and Compensation Committee.

(4)	Mr. Trego was our Chief Financial Officer from April 1, 2010 until August 2, 2013. Mr. Trego was appointed as our Interim Chief Financial Officer on July 1, 2014.

(5)	Mr. Wainwright serves on our Audit, Nominating and Compensation Committees. He is the Chair of our Audit and Compensation Committees.

(6)	Due to NASDAQ requirements, both Mr. Kishinevsky and Dr. Schmidt consented to serve on all three committees effective August 6, 2014.

David T. DiGiacinto is our newly appointed chief executive officer and chairman (as of July 1, 2014) and has served as an independent director on our board since February 1, 2014. He also serves as a Managing Director for the COLMAN Group with which he has an independent affiliate consulting agreement, and has managed his own Business Consulting Company, BETHNY Enterprise, Inc. He has served in elected political office in the City of Bethlehem Pennsylvania since 2010, first as a councilman from January 2010 to January 2013 and currently as Controller. From December 2011 through November 2012, he was a Vice President of ConAgra Foods Inc., which acquired National Pretzel Company in 2011. From December 2009 through December 2011, Mr. DiGiacinto was an Executive Vice President/General Manager and Director for the National Pretzel Company. From April 1, 2008 until March 31, 2009, Mr. DiGiacinto was President and CEO (and Director) of Minrad International, Inc., which was merged with Piramal Critical Care in February of 2009. From April 2000 to March 2008, Mr. DiGiacinto was a Senior Managing Director of Spencer Trask Specialty Group, an investment firm, focused on investing in emerging and development companies in the life sciences arena. From December 1982 to March 2000, he worked at Pfizer, Inc. in various positions including sales, marketing, business development and general management in the chemical/food science and consumer health care groups. After graduation from the US Military Academy in 1975, Mr. DiGiacinto was commissioned as an officer in the US Air Force and attended undergraduate Pilot Training. He was rose to the rank of Captain and served as a pilot in command until 1981. Currently, Mr. DiGiacinto serves on the Board of Directors of Penn Sheet Metal, LV and Board of Advisors of Gusmer Enterprises, Inc. He was a director of Vyteris, Inc. from 2000 through January 2011. He holds a Bachelor of Science degree from The U.S. Military Academy at West Point. We have determined that Mr. DiGiacinto should serve as a director due to his background in sales and business development, investment banking/private equity and as an executive and director of other public and private companies.

51

Michael Kishinevsky is an independent director who has served on our board since June 2005. Mr. Kishinevsky is a Canadian lawyer who had been principally engaged in the practice of corporate and commercial law from February 1995 until August 2005. From September 1999 to July 2005, Mr. Kishinevsky served as general legal counsel for C&T. Mr. Kishinevsky currently serves as a director of Sunrock Consulting Ltd., a company he co-founded in October 1995, which specializes in the import and distribution of carbon black and synthetic rubber. Since December 2007, he has been the president and director of SunBoss Chemicals Corp., a corporation specializing in chemical additives for the custom rubber mixing industry. Mr. Kishinevsky is a 1989 graduate of the University of Calgary (B.Sc. in Cellular, Molecular and Microbial Biology and B.Sc. in Psychology) and a 1993 graduate of the University of Ottawa Law School. Mr. Kishinevsky was called to the bar in the Ontario courts in 1995 and is a member of the Law Society of Upper Canada. We have determined that Mr. Kishinevsky should serve as a director due to his legal background as well as his import and distribution experience which provides expertise on the Board with regard to product distribution.

Howard K. Schmidt, Ph.D is an independent director who has served on our board of directors since April 2005. Dr. Schmidt has been employed as a Petroleum Engineering Consultant at Saudi Aramco since August 2009. Dr. Schmidt is an expert in the field of carbon nanotechnology and single-wall carbon nanotubes, and occasionally acts as an expert witness in nanotechnology patent litigation. He founded AOTA Energy, LLC in July 2009 to pursue long-term research in renewable energy and sustainable water technologies. Prior to Aramco, Schmidt served as a Senior Research Fellow in the Department of Chemical and Biomolecular Engineering at Rice University in Houston, Texas. Between September 2003 and March 2008, he was the Executive Director of the Carbon Nanotechnology Laboratory (the “CNL”) at Rice University. Before joining CNL, Dr. Schmidt operated Stump Partners, a Houston-based consultancy firm and was involved in two Internet ventures. In 1989, Dr. Schmidt founded SI Diamond Technology, Inc., a company that received the prestigious research and development 100 Award from Research and Development Magazine in 1989, went public in 1993, and recently changed its name to Applied Nanotech Holdings, Inc. Dr. Schmidt holds two degrees from Rice University (BS in Electrical Engineering, 1980 and Ph.D. in Chemistry, 1986). We have determined that Dr. Schmidt should serve as a director due to his unique and extensive technical knowledge.

52

Charles R. Trego joined us as Chief Financial Officer on April 1, 2010 and resigned on August 2, 2013. He was elected as a director on September 26, 2013. He most recently served as Executive Vice President and Chief Financial Officer of Minrad International, from 2008 to 2009, an Amex-listed pharmaceutical and medical device company in Orchard Park, NY. Minrad was acquired by India's Piramal Healthcare in early 2009, and Mr. Trego was an integral part of the acquisition strategy and managed the bridge financing through the transition. He served as a consultant providing financial management services to several companies from April 2009 to February 2010. Prior to that, from 2005 to 2008, he was Senior Vice President and Chief Financial Officer of Elmira NY-based Hardinge Inc, a Nasdaq-listed global machine tool company ($327 million in annual revenue), and from 2003 to 2005 he was Chief Financial Officer and Treasurer of Latham NY-based Latham International ($180 million in annual revenue), a privately held manufacturer and marketer of swimming pool components. His career began with a position as Senior Auditor with Ernst & Whinney in Dayton, and continued with financial officer positions with increasing responsibility with Ponderosa Inc., Bojangles of America, Rich Sea Pak, Rymer Foods and Rich Products Corporation. During his 14-year tenure as Chief Financial Officer at Rich Products, revenue increased from $650 million to more than $1.8 billion. He has over 30 years of experience as a financial officer of global middle businesses across several industries and includes private (family), public and private equity ownership structures. He has served as the chief financial officer of startup, turnaround, restructuring and growth businesses with revenue ranging from $25 million to $2 billion. Mr. Trego graduated from the University of Dayton in 1972 (BS in Accounting) and in 1978 (MBA). He achieved his CPA designation in 1973 from the State of Ohio. We have determined that Mr. Trego should serve as a director due to his long term finance and accounting experience.

D. Walker Wainwright is an independent director who has served on our board since January 2007. He is the former Chairman of Interboro Insurance Company, a provider of personal lines insurance products in New York State. He is also the founder and chief executive of Wainwright & Co. LLC, an independent financial advisory firm and investment manager. In this capacity he is the manager of a fund of hedge funds titled Dunemere Investor Partners, LP. Formerly a Managing Director in investment banking at Smith Barney, Inc. and Kidder, Peabody & Co., Mr. Wainwright has over 37 years’ consulting, banking and investment banking experience. Having directed Kidder’s investment banking efforts in the Asia Pacific Region, he has extensive international experience and has lived in Australia and Lebanon. Mr. Wainwright began his career at Chemical Bank and, subsequently, the Schroder Group. He is a graduate of Stanford University (A.B. in 1972) and of Columbia University (M.B.A. in 1976). We have determined that Mr. Wainwright should serve as a director due to his long term finance and banking experience.

Executive officers

The following table identifies our current non-director executive officers and specifies their respective ages and positions with us:

Name	Age	Position

Philip S. Baker	67	Chief Operating Officer
Vani Kumar Dantam	55	Senior Vice President

Philip S. Baker joined us as Chief Operating Officer on April 1, 2010. He was with Santa Fe Springs, CA-based Trojan Battery Company from 1997 to 2009. From 2006 to 2009, he was Senior Vice President and General Manager of a new battery facility for which he led all the phases of development and operations in Sandersville, GA. Mr. Baker guided the lead-acid battery plant from negotiations and permitting forward and is considered to be an expert in quality control and documentation, productivity and the maximization of uptime, automation and the management of environmental issues. Prior to Sandersville, Mr. Baker served from 2001 to 2005 at the Trojan plant in Lithonia, GA as Senior Vice President and General Manager, where he executed a turnaround in leadership, quality and output, introduced Kaizen events and Six-Sigma tools, and improved productive output by 20% in critical bottleneck areas. Before Lithonia, Mr. Baker worked for Trojan in Santa Fe Springs as Director of Operations. He was with privately held Wyomissing, PA-based Glen-Gery Corporation, a manufacturer of building materials where 700 employees reported upstream to him. He began his career at the Houston Brick & Tile Company. He is a graduate of Georgia Institute of Technology in 1971 (BS in Ceramic Engineering).

53

Vani Kumar Dantam joined us as Senior Vice President-Business Development, Sales and Marketing on January 23, 2012. From 2010 through 2011, Mr. Dantam served as the Vice President – Business Development & Sales for Ener 1, a manufacturer of EV and HEV batteries. During his tenure with Ener 1, Dantam developed over 35 comprehensive proposals for new global customers, building a pipeline of over $500 million in EV and HEV battery business. From 1994 through 2010, Dantam was employed with Remy International, as Director – Sales & Marketing, Global Director – Heavy Duty Sales & Marketing (2004 through 2009) and Global Director – Hybrid & Traction Motor Sales & Business Development (2009 through 2010). Mr. Dantam holds an MBA (Finance and International Business) from Indiana University, an MS, Mechanical Engineering from Vanderbilt University and a BE, Metallurgical Engineering from Banaras Hindu University in India.

Board Leadership Structure and Risk Oversight; Diversity

Our board of directors directs the management of our business and affairs as provided in our certificate of incorporation, our by-laws and the General Corporation Law of Delaware. Members of our board of directors keep informed about our business through discussions with senior management, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

We are led by David DiGiacinto, who was appointed as chief executive officer and chairman effective as of July 1, 2014. Our board of directors is divided into three classes of directors that serve for staggered three-year terms. Two of our current board members have been elected to serve for terms that expire on the date of our 2014 Annual Meeting; one has been elected to serve for term that expires on the date of our 2015 Annual Meeting; and two were elected at the 2013 Annual Meeting to serve for a term that expires on the date of our 2016 Annual Meeting. The board has three standing committees – audit, compensation and nominating. The Audit Committee is comprised solely of independent directors, and each committee has a chairperson. Our Audit Committee is responsible for overseeing risk management, and our full board receives periodic reports from management.

Our board leadership structure is used by other smaller public companies in the Unites States, and we believe that this leadership structure is effective for us. We believe that having a combined Chairman/CEO and chairs for each of our board committees is the correct form of leadership for us. We have a single leader for us and oversight of our operations by experienced directors, two of whom are also committee chairs. We believe that our directors provide effective oversight of the risk management function, especially through the work of the Audit Committee and dialogue between the full board and our management.

We do not currently consider diversity in identifying nominees for director. Due to our small size, the priority has been in attracting qualified directors, and issues such as diversity have not yet been considered.

Presiding Director

Our Chief Executive Officer, David DiGiacinto, acts as the presiding director at meetings of our board of directors. In the event that Mr. DiGiacinto is unavailable to serve at a particular meeting, responsibility for the presiding director function will rotate among the chairmen of each of the committees of our board of directors.

Corporate Governance

Our board of directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to stockholders. Our board of directors is working to adopt and implement many “best practices” in the area of corporate governance, including separate committees for the areas of audit and compensation, careful annual review of the independence of our Audit and Compensation Committee members, maintenance of a majority of independent directors, and written expectations of management and directors, among other things. In 2013, all incumbent directors, who served as directors for the full 2013 year, attended 75% of our meetings of the board of directors, except for David DiGiacinto who was appointed to our board in 2014.

54

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics, which has been distributed to all directors, officers and employees and will be given to new employees at the time of hire. The Code of Business Conduct and Ethics contains a number of provisions that apply principally to our Chief Executive Officer, Chief Financial Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Information” section of our website at www.axionpower.com. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our web site identified above. The inclusion of our web site address in this proxy statement does not include or incorporate by reference the information on our web site into this proxy statement.

Communications with the Board of Directors

Stockholders and other parties who are interested in communicating with members of our board of directors, either individually or as a group, may do so by writing to David DiGiacinto, c/o Axion Power International, Inc., 3601 Clover Lane, New Castle, Pennsylvania, 16105. Mr. DiGiacinto will review all correspondence and forward to the appropriate members of the board of directors copies of all correspondence that, in the opinion of Mr. DiGiacinto, deals with the functions of the board of directors or its committees or that he otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters should be immediately brought to the attention of our audit committee and will be handled in accordance with procedures established by that committee.

Director Independence

Our board of directors has determined that three of our current directors would meet the independence requirements of the NASDAQ Capital Markets if such standards applied to us. In the judgment of the board of directors, Mr. DiGiacinto and Mr. Trego do not meet such independence standards. In reaching its conclusions, the board of directors considered all relevant facts and circumstances with respect to any direct or indirect relationships between us and each of the directors, including those discussed under the caption “Certain Relationships and Related Transactions” below. Our board of directors determined that any relationships that exist or existed in the past between us and each of the independent directors were immaterial on the basis of the information set forth in the above-referenced sections.

Board Committees

The board of directors currently has three standing committees: the audit committee, the compensation committee and the nominating committee. These committees are responsible to the full board.

Audit Committee – Our board of directors has created an audit committee that presently consists of Mr. Kishinevsky (who was appointed to this committee on August 6, 2014), Dr. Schmidt and Mr. Wainwright. Mr. Wainwright serves as the current chairman of our audit committee. Each of the members has a basic understanding of finance and accounting, and is able to read and understand fundamental financial statements. The board of directors has determined that each of the members of the audit committee would meet the independence requirements applicable to NASDAQ Capital Markets listed companies although such standards do not apply to us. Mr. Wainwright meets the definition of an “Audit Committee Financial Expert” as defined in Item 407(d)(5)(ii) under Regulation S-K, promulgated under the Securities Exchange Act of 1934. The audit committee has the sole authority to appoint, review and discharge our independent registered public accounting firm. The audit committee reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and our system of internal controls, reports the results of their review to the full board of directors and to management, and recommends to the full board of directors that the our audited consolidated financial statements be included in our Annual Report on Form 10-K.

55

The audit committee met four times during the year-ended December 31, 2013. The audit committee charter can be found on our website under About Axion; Corporate Governance/Committees, at www.axionpower.com.

Compensation Committee and Compensation Committee Interlocks and Insider Participation – Our board of directors has created a compensation committee that presently consists of Messrs. Kishinevsky, Schmidt (who was also appointed to this Committee on August 6, 2014) and Wainwright. Mr. Wainwright serves as chairman of the compensation committee. The compensation committee makes recommendations concerning compensation of the executive management team and non-employee directors and administers our stock-based incentive compensation plans. The chairman establishes meeting agendas after consultation with other committee members and Mr. DiGiacinto, our Chief Executive Officer. Subject to supervision by the full board of directors, the compensation committee administers our stock option plans. Our Chief Executive Officer and other members of management regularly discuss our compensation issues with compensation committee members. Subject to compensation committee review, modification and approval, Mr. DiGiacinto typically makes recommendations respecting bonuses and equity incentive awards for the other members of the executive management team. The compensation committee in conjunction with other non-employee directors establishes all bonus and equity incentive awards for Mr. DiGiacinto and the other executive members of the management team. Our board of directors has determined that all of the members of the compensation committee would meet the independence requirements applicable to NASDAQ Capital Market listed companies although such standards do not apply to us.

The compensation committee met twice during the year ended December 31, 2013. The compensation committee charter can be found on our website under About Axion; Corporate Governance/Committees at www.axionpower.com.

Nominating Committee - Our board of directors has created a nominating committee that consists of Messrs. Schmidt (who was appointed to the committee on August 6, 2014), Kishinevsky and Wainwright. Mr. Kishinevsky serves as chairman of the nomination committee. As currently constituted, the nominating committee will seek out candidates for director positions on the board of directors and present those candidates to the entire board for approval. With respect to director nominees, our nominating committee will consider nominees recommended by stockholders that are submitted in accordance with our By-Laws. We do not have any specific minimum qualifications that our board believes must be met by a board recommended nominee for a position on our board of directors or any specific qualities or skills that our board believes are necessary for one or more of our directors to possess. We are developing a formal process for identifying and evaluating nominees for director, including nominees recommended by security holders. The nominating committee may consider use of an executive search firm for assistance in discovering potential board candidates. The Nominating Committee Charter can be found on our website under About Axion; Corporate Governance/Committees at www.axionpower.com.

Executive Compensation

The following table sets forth the compensation earned by or paid to our named executive officers with respect to the years ended December 31, 2012 and 2013.  The named executive officers are as shown. We did not have any non-equity incentive plans, pension plans or deferred compensation plans during the years ended December 31, 2012 and 2013.

56

SUMMARY COMPENSATION TABLE

				Option	All Other	Total
Name and Principal		Salary	Bonus	Awards	Compensation	Compensation
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)
Thomas Granville
Former CEO and Director	2013	380,000	38,000		7,307	425,307
	2012	380,000			7,308	387,308

Charles R. Trego (5)
CFO	2013	147,115	22,500		13,240	182,855
	2012	225,000			13,327	238,327

Stephen Graham (6)
CFO	2013	38,462		64,836	5,273	108,571

Philip S. Baker
COO	2013	199,800	19,980		7,537	227,317
	2012	199,800			9,842	209,642

Vani K. Dantam	2013	225,000	22,500		19,399	266,899
Executive VP	2012	203,365	20,000	21,384	17,962	262,711

1.	Salaries are presented as the contractual amount paid during 2013 and 2012.

2.	Discretionary bonuses are not made pursuant to any specific bonus plan. Bonuses cited were awarded and paid in 2013.

3.	Option awards were granted pursuant to the individual employment contracts. Options are valued using the Black-Scholes-Merton option pricing model.

4.	Other compensation includes company perquisites relating to pre and post-employment consulting contracts, severance payments, auto allowance, personal use of company cars, accrued vacation payments, moving expenses, other earned compensation, as well as healthcare premiums paid under the group health plan.

5.	Mr. Trego resigned effective August 2, 2013.

6.	Mr. Graham joined on October 21, 2013 and resigned on April 1, 2014.

Employment Agreements

Messrs. DiGiacinto, Dantam and Baker have employment agreements with us, and Mr. Trego has a consulting agreement.

Effective as of April 1, 2013, we entered into new three year employment agreements with each of Thomas Granville (who resigned effective July 1, 2014), Charles Trego, Vani Dantam and Phillip Baker, which expire on March 31, 2016. Each of the agreements is identical to the prior employment agreements in effect with each of the officers, except with respect to the new terms and as set forth below.

For each officer, there is a new payment schedule, which calls for a stipend payment equal to 10% of base salary (which is the same as in the prior Agreement and which remains unchanged during the term of said Agreement), in cash within 45 days from the date of effectiveness of each agreement, and then the same stipend payment is due on the first and second anniversaries of the effective date of the agreement so long as the executive is still employed by us on each said anniversary date.

The following table sets forth the stipend payment schedule as it existed pursuant to the April 1, 2013 employment agreements:

57

Executive	Payment within 45 days of April 1, 2013	Payment on 1 year anniversary (1)	Payment on 2 year anniversary (1)
Thomas Granville (3)	$38,000	$38,000	$38,000
Charles Trego (3)	$22,500	$22,500	$22,500
Vani Dantam (2)	$22,500	$22,500	$22,500
Philip Baker	$19,980	$19,980	$19,980

(1)	Payable only if executive is still employed by us on the anniversary date.
(2)	Has been given an automobile allowance of $500 per month.
(3)	Mr. Trego resigned as our Chief Financial Officer effective as of August 2, 2013, and Mr. Granville resigned as our Chief Executive Officer effective as of July 1, 2014. Therefore, they are not eligible to receive the stipends set forth in the above table. As noted below, in his new role as Special Assistant to the CEO, Mr. Granville will be entitled to receive a stipend of $19,000 on each of the first and second anniversaries of the date of the employment agreement (which is July 1, 2014), respectively, if he is still employed by us in such capacity on each anniversary date.

A description of the previous contracts is set forth below due to the almost identical terms.

During 2010, we entered into executive employment agreements with Thomas Granville, Charles R. Trego, and Phillip S. Baker. These agreements generally require each executive to devote substantially all of his business time to our affairs, establish standards of conduct, prohibit competition with our company during their term, affirm our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provide for the acts and events that would give rise to termination of such agreements and provide express remedies for a breach of the agreement. Each of the executives is allowed to participate in our standard employee benefit programs, including medical/hospitalization insurance and group life insurance, as in effect from time to time. Each of the covered executives will generally receive an automobile allowance, reimbursement for all reasonable business expenses incurred by him on behalf of us in the performance of his duties, and a severance package that guarantees continued remuneration equal to the executive’s base salary for a total of 23 months so long as we elect to enforce the provisions of the non-competition agreement, should the executive be unable to find employment or accepts employment at a reduced rate of pay due solely to the non-competition agreement. There are no non-qualified deferred compensation plans. The provisions of the individual agreements are set forth in the following table:

•	Thomas Granville. On June 29, 2010, we entered into an executive employment agreement with Thomas Granville as Chief Executive Officer. Under the terms of this agreement, Mr. Granville received an annual salary of $380,000, and an annual car allowance of $9,000 for the period commencing June 29, 2010, and terminating June 30, 2013. Mr. Granville’s base salary was subject to annual review, and such salary was subject to renegotiation on the basis of Mr. Granville’s and our performance. In addition, Mr. Granville received a signing bonus of $270,000 and was paid on July 9, 2010. We also granted Mr. Granville an option to purchase 7,200 shares of our common stock at a price of $75.00 per share at a vesting rate of 200 shares per month through the term of the agreement. Mr. Granville was eligible to participate in any executive compensation plans adopted by the shareholders and our standard employee benefit programs. Mr. Granville resigned as CEO as of July 1, 2014 and was appointed Special Assistant to the CEO. A summary of his new employment agreement appears below.

•	Charles R. Trego. On April 1, 2010, we entered into an executive employment agreement with Charles R. Trego as Chief Financial Officer. Under the terms of his employment agreement, which has a term of three years (and thus terminated on March 31, 2013), Mr. Trego received an annual salary of $225,000, which is subject to review after the initial six-month term of the agreement and annually thereafter, an annual car allowance of $9,000, bonuses as determined by the compensation committee, and a five-year option to purchase 5,300 shares of our common stock at a price of $75.00 per share. 540 options shall vest upon execution of this contract and, beginning in June 2010, 140 options will vest monthly through the remaining 34 months of this agreement. Mr. Trego resigned as Chief Financial Officer effective August 2, 2013. Mr. Trego was appointed Interim Chief Financial Officer as of July 1, 2014, and a summary of his new consulting agreement appears below.

•	Philip S. Baker. On April 1, 2010, we entered into an executive employment agreement with Philip S. Baker as Chief Operating Officer. Under the terms of his employment agreement, which has a term of three years (and thus terminated on March 31, 2013), Mr. Baker receives an annual salary of $199,800,which is subject to review after the initial six-month term of the agreement and annually thereafter, an annual car allowance of $6,000, and a five-year option to purchase 4,600 shares of our common stock at a price of $75.00 per share, of which 520 options shall vest upon execution of this contract and, beginning in June, 2010, 120 options will vest monthly through the remaining 34 months of this agreement.

58

In conjunction with the appointment of Mr. Dantam, we entered into an employment agreement with him that generally requires the executive to devote substantially all of his business time to our affairs, establish standards of conduct, prohibit competition with us during his term, affirm our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provide for the acts and events that would give rise to termination of such agreements and provide express remedies for a breach of the agreement. Each of our executives will participate in our standard employee benefit programs, including medical/hospitalization insurance as in effect from time to time. Each of the covered executives will generally receive reimbursement for all reasonable business expenses incurred by them on behalf of us in the performance of their duties.

Under the terms of his employment agreement effective January 1, 2012 (and which was amended effective as of April 1, 2013 as stated above), which has a term of three years, Mr. Dantam receives an annual salary of $225,000, which is subject to review on an annual basis, a $20,000 sign on bonus, bonuses as determined by the compensation committee, and a five-year option to purchase 3,000 shares of our common stock at a price of $75.00 per share. 301 options vested upon execution of this contract and, beginning in March 2012, 80 options will vest monthly through the remaining 34 months of the contract.

Mr. Graham

On October 9, 2013, we appointed a new Chief Financial Officer, Stephen Graham, effective as of October 21, 2013, who subsequently resigned effective as of April 1, 2014.

In conjunction with this appointment, we entered into an employment agreement with Mr. Graham. This agreement generally required Mr. Graham to devote substantially all of his business time to our affairs, established standards of conduct, prohibited competition with us during his term in office, affirmed our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provided for the acts and events that would give rise to termination of such agreements and provided express remedies for a breach of the agreement. Mr. Graham was to participate in our standard employee benefit programs, including medical/hospitalization insurance as in effect from time to time. He was to receive an automobile allowance and reimbursement for all reasonable business expenses incurred by him on behalf of us in the performance of his duties. The provisions of his individual agreement are summarized below.

•	The term of employment was three years.

•	Mr. Graham received an annual salary of $250,000, which is subject to annual review, and a monthly car allowance of $750.

•	Mr. Graham was granted a five-year option to purchase 18,000 shares of our common stock at a price of $7.50 per share. 3,600 options shall vest immediately, and thereafter 400 options shall vest on the last day of each consecutive calendar month, commencing on October 31, 2013 and ending on September 30, 2016.

•	In consideration of the level of compensation paid to Mr. Graham, we were to pay him a stipend as an additional inducement to retain his services over the term of his employment as follows: provided he is an employee in good standing in the position of Chief Financial Officer on each of October 21, 2014, October 21, 2015 and October 21, 2016, he would have been paid a stipend of $25,000.00, subject to normal withholdings and deductions on the first regularly scheduled payroll following each such date, respectively.

Mr. Graham resigned effective as of April 1, 2014.

Messrs. DiGiacinto, Granville and Trego – New Contracts as of July 1, 2014

59

On July 1, 2014, we entered into an employment contract with David DiGiacinto as our Chief Executive Officer pursuant to a written executive employment agreement. The following summarizes the material terms of the employment agreement:

•	The term of the employment agreement begins effective as of July 1, 2014 and continues until June 30, 2017.

•	Mr. DiGiacinto will receive an annual salary of $325,000 during the term of the employment agreement and a car allowance of $750 per month.

•	Mr. DiGiacinto will receive a stipend of $32,500 on the first and second anniversaries of the date of the employment agreement, respectively, if he is still employed by us in such capacity on each anniversary date;

•	Mr. DiGiacinto was granted options to purchase 40,000 shares of our common stock with an exercise price of $8.50 per share, with 5,000 options vesting on the date of the option agreement and then vesting at a rate of 1,000 shares per month over the term of the option agreement; and

•	In connection with the employment agreement, Mr. DiGiacinto signed an agreement regarding confidential information and non-competition whereby Mr. DiGiacinto and we agree, for a period of two years after the termination of Mr. DiGiacinto’s employment with us, that:

o	Mr. DiGiacinto will not render services to Conflicting Organizations (as defined therein) or with respect to Conflicting Products (as defined therein) without written assurances to us that such services will not be rendered in connection with any Conflicting Product;

o	If, within one month after the termination of Mr. DiGiacinto’s employment with us, he is unable to find employment due solely to the non-competition agreement, the provisions of the non-competition agreement will continue in effect so long as we continue to pay Mr. DiGiacinto an amount equal to his base pay at the time of his termination. The termination payments will continue for a period of 23 months or until we give Mr. DiGiacinto written permission to accept conflicting employment or a written waiver of the provisions of the non-competition agreement; and

o	If, after the termination of Mr. DiGiacinto’s employment with us, he accepts other employment but due solely to the non-competition agreement his gross monthly income in such other employment is less than his base pay at termination, we will pay Mr. DiGiacinto the difference between his base pay at termination and his gross monthly income in such other employment.

The foregoing description of the employment agreement does not purport to be a complete statement of our or Mr. DiGiacinto’s rights under the employment agreement and is qualified in its entirety by reference to the full text of the employment agreement.

As of October 4, 2014, Mr. DiGiacinto has offered to defer 50% of his base salary for a period of one (1) year as part of the Company's cost cutting initiatives.

Effective as of July 1, 2014, we entered into an employment contract with Thomas Granville as its Special Assistant to the Chief Executive Officer pursuant to a written employment agreement. Mr. Granville resigned as of August 3, 2014 and is now a consultant with us. The following summarizes the material terms of the employment agreement:

60

•	The term of the employment agreement begins effective as of July 1, 2014 and continues until June 30, 2017, and at the end of the second year, either party may terminate this agreement upon 30 days’ notice to the other.

•	Mr. Granville will receive an annual salary of $190,000 during the term of the employment agreement and a car allowance of $500 per month.

•	Mr. Granville will receive a stipend of $19,000 on the first and second anniversaries of the date of the employment agreement, respectively, if he is still employed by us in such capacity on each anniversary date.

•	Mr. Granville was granted options to purchase 20,000 shares of our common stock with an exercise price of $8.50 per share, with 2,500 options vesting on the date of the grant and then vesting at a rate of 500 shares per month over the term of the stock option agreement; and

•	In connection with the employment agreement, Mr. Granville signed an agreement regarding confidential information and non-competition whereby Mr. Granville and we agree, for a period of two years after the termination of Mr. Granville’s employment with us, that:

o	Mr. Granville will not render services to Conflicting Organizations (as defined therein) or with respect to Conflicting Products (as defined therein) without written assurances to us that such services will not be rendered in connection with any Conflicting Product;

o	If, within one month after the termination of Mr. Granville’s employment with us, he is unable to find employment due solely to the non-competition agreement, the provisions of the non-competition agreement will continue in effect so long as we continue to pay Mr. Granville an amount equal to his base pay at the time of his termination. The termination payments will continue for a period of 23 months or until we give Mr. Granville written permission to accept conflicting employment or a written waiver of the provisions of the non-competition agreement; and

o	If, after the termination of Mr. Granville’s employment with us, he accepts other employment but due solely to the non-competition agreement his gross monthly income in such other employment is less than his base pay at termination, we will pay Mr. Granville the difference between his base pay at termination and his gross monthly income in such other employment.

The foregoing description of the employment agreement does not purport to be a complete statement of our or Mr. Granville’s rights under the employment agreement and is qualified in its entirety by reference to the full text of the employment agreement.

On August 3, 2014, Mr. Granville released us from our obligations under this agreement (and any rights to those options) and has transitioned to a consulting role.

Effective July 1, 2014, we entered into an agreement with Mr. Trego to act as its Interim Chief Financial Officer until the earlier of (i) the date on which a new Chief Financial Officer is appointed and (ii) December 31, 2014. Mr. Trego is guaranteed that even if the term is shorter than six months, he shall be paid at the pro-rated rate of $250,000 per annum for six months from the date hereof (which is $125,000). This agreement can be extended on a month-by-month basis by written agreement signed by both parties no later than five business days prior to the end of the term or any extension thereof.

The foregoing description of the consulting agreement does not purport to be a complete statement of our or Mr. Trego’s rights under the consulting agreement and is qualified in its entirety by reference to the full text of the consulting agreement.

Warrants

As of September 24, 2014, we had 93,856 outstanding warrants that represent potential future cash proceeds to us of $1,494,767. The warrants are divided into four classes that are presently exercisable and expire at various times through July 8, 2019. The following table summarizes the number of warrants in each class, the anticipated proceeds from the exercise of each class, and the expiration date of each class:

61

Warrant Series	Number of Warrants	Exercise Price	Anticipated Proceeds	Expiration Date
2009 Bridge Loan	913	100.00	$91,322	August 12, 2014
2013 Subordinated Convertible Notes	38,402	15.10	579,877	May 07, 2018
2013 Placement Agent	18,182	15.10	274,545	May 07, 2018
2013 Placement Agent	6,515	15.10	98,379	October 22,2018
2013 Placement Agent	3,864	15.10	58,341	November 14, 2018
2013 Placement Agent	3,030	15.10	45,758	December 07, 2018
2014 Placement Agent	3029	15.10	45,749	January 14, 2019
2014 Placement Agent	3,030	15.10	45,758	March 4, 2019
2014 Placement Agent	7,338	15.10	110,798	April 24, 2019
2014 Placement Agent	6,483	15.10	97,889	May 20, 2019
2014 Placement Agent	3,070	15.10	46,351	July 8, 2019

Total	93,856		$1,494,767

The holders of warrants are not required to exercise their rights at any time prior to the expiration date and we are unable to predict the amount and timing of any future warrant exercises. We reserve the right to temporarily reduce the exercise prices of our warrants from time to time in order to encourage the early exercise of the warrants.

Stock Options

As of September 24, 2014, we had 138,025 outstanding stock options that represent potential future cash proceeds to us of $5,690,504. The outstanding options include 91,877 options that are currently vested and exercisable and 46,148 that will vest and become exercisable over the next three years. These options represent potential future cash proceeds to us of $5,280,978 and $409,525 respectively.

	Vested Option Grants			Unvested Option Grants
	Shares	Weighted Average Exercise Price	Proceeds	Shares	Weighted Average Exercise Price	Proceeds
Employee & officer plan options	68,064	$68.00	$4,651,035	34,824	$9.50	$329,585
Directors plan options	23,813	26.50	629,943	11,324	7.00	79,940

Total	91,877	$57.50	$5,280,978	46,148	$9.00	$409,525

Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards					Stock Awards
	Non-Plan		Equity Incentive Plan Awards					Equity Incentive Plan Awards
	Number of shares underlying unexercised options							# Shares
Name	# Exercisable	# Unexer- cisable	Unearned	Option Exercise Price	Option Expiration Date	Number Unearned Shares or units of stock	Market Value	Unearned shares, units, or other rights not vested	Market Value	Footnotes
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Granville, Thomas	1,275	-	-	$125.00	varies through 6/15/2015					Issued pursuant to June 2008 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Granville, Thomas	7,200			$75.00	varies through 6/29/2018					Issued pursuant to June 2010 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Charles Trego	5,300		-	$75.00	varies through 3/30/2018					Issued pursuant to April 2010 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Philip Baker	4,600		-	$75.00	varies through 3/30/2018					Issued pursuant to April 2010 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Stephen Graham	4,800		13,200	$7.50	varies through 9/21/21					Issued pursuant to October 2013 Executive Employment Agreement. Options Expire 5 years after monthly vest date

62

Post-Termination Compensation

We have not entered into change in control agreements with any of our named executive officers or other members of the executive management team, although our employment agreements with certain members of management do call for immediate vesting of options upon a 50% change in control. No awards of equity incentives under our 2004 Incentive Stock Plan or awards of options under our 2004 Outside Directors Stock Option Plan provide for immediate vesting upon a change in control other than a restricted stock grant of 720 shares issued to Robert Nelson. However, the compensation committee has the full and exclusive power to interpret the plans, including the power to accelerate the vesting of outstanding, unvested awards. A “change in control” is generally defined as (1) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities or (2) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of our assets or the merger of us with or into another corporation.

Director Compensation

The following table provides information regarding compensation paid to non-employee directors for services rendered during the year ended December 31, 2013:

	Fees Earned or
	Paid in Cash	Stock Awards
Name	($)(1)	($)	Total ($)
Thomas Granville (2)
Robert G. Averill	39,250		39,250
Howard Schmidt	44,760	12,240	57,000
Michael Kishinevsky	43,820	11,160	54,980
Charles Trego (3)	8,113	0	8,113
D. Walker Wainwright	35,260	12,240	47,500

(1)	Fees are presented based on the amount paid during 2013.

(2)	Mr. Granville received no compensation during 2013 for his service as a Director as he served as our chief executive officer during that time period. For a summary of the compensation received by him as chief executive officer during 2013, see “Summary Compensation Table” above.

(3)	Mr. Trego was elected to serve on the Board of Directors at the Annual Meeting held on September 26, 2013. He received 9,971 five-year options with an exercise price of $6.00 per share, pursuant to the 2004 Outside Directors Stock Option Plan. 3,334 options vest per year commencing on the date of our Annual Meeting, so long as the director serves as a member of the board on the date of such meeting.

63

The members of our board of directors are actively involved in various aspects of our business ranging from relatively narrow board oversight functions to providing hands-on guidance to our executives and scientific staff with respect to matters within their personal experience and expertise. We believe that the active involvement of all directors in our principal business and policy decisions increases our board of directors’ understanding of our needs and improves the overall quality of our management decisions. In recognition of the substantial time and personal effort that we require from our directors, we have adopted director compensation policies that provide for higher director compensation than is typically found in similar companies.

Only non-management directors are compensated separately for service as members of our board of directors. Each of our non-management directors received the following components of compensation for the period January 1, 2012 through December 31, 2013:

•	a basic annual retainer of $25,000 for service as a director;

•	a supplemental retainer of $6,000 for service as chairman of any committee;

•	a supplemental annual retainer of $3,000 for service as a committee member;

•	a meeting fee of $1,500 per day for each board or committee meeting attended in person or $500 for each board or committee meeting attended by telephone;

•	reimbursement for all reasonable travel, meals and lodging costs incurred on our behalf;

•	nonqualified stock purchase options to reelected directors; and

•	reimbursement for expenses up to $5,000 annually for education related to chairmanship of a committee.

The 2004 stock option plan for independent directors authorized the issuance of options to purchase $10,000 of our common stock for each year of service as a director. On October 17, 2012, the board of directors amended the Axion Power International, Inc. independent directors’ stock option plan to increase the number of shares of common stock available thereunder to 20,000 shares. On March 20, 2014, the board of directors ratified an amendment to the plan to increase the number of shares of common stock available thereunder to 60,000, and on June 19, 2014, the board voted to increase the number of shares under the plan to 120,000. On June 19, 2014, the board voted to increase the number of shares available under our 2010 employees and officers’ nonqualified stock option plan to 400,000 shares.

For 2013 and 2012, we issued 9,971 and 3,429 options respectively, pursuant to our directors’ stock option plan. Of this total, no options were exercised during the year ended December 31, 2013. As of December 31, 2013, 10,632 options are currently vested and exercisable at a weighted average price of $51.50 per share and 13,825 options are unvested and will be exercisable at a weighted average price of $21.50 per share.

64

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On September 24, 2014, we had 5,017,792 shares of common stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our securities as of September 24, 2014, for (i) each of our directors and executive officers and (ii) all of our directors and executive officers as a group. We do not have any persons who we know beneficially owns more than 5% of our common stock. Normally, we would rely on the Section 16 filings for determining if there are any 5% owners. Our reporting is limited to the information we do have when we do not have the benefit of further information.

Beneficial ownership data in the table has been calculated based on the Securities and Exchange Commission rules that require us to identify all securities that are exercisable for or convertible into shares of our common stock within 60 days of September 24, 2014 and treat the underlying stock as outstanding for the purpose of computing the percentage of ownership of the holder.

Except as indicated by the footnotes following the table, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o Axion Power International, Inc. 3601 Clover Lane, New Castle PA 16105.

	Stock Beneficially Owned Prior to the Offering				Stock Beneficially Owned After the Offering
	Common Stock	Warrants & Options (1)	Combined Ownership	Percentage	Common Stock	Warrants & Options (1)	Combined Ownership	Percentage

Granville, Thomas (2)	13,932	8,484	22,416	*	13,932	8,484	22,416	*
Trego, Charles (3)	1,110	9,007	10,117	*	1,110	9,007	10,117	*
Wainwright, Walker	3,250	4,865	8,115	*	3,250	4,865	8,115	*
Baker, Philip		4,984	4,984	*		4,984	4,984	*
Schmidt, Howard	3,074	2,455	5,529	*		2,455	5,529	*
Kishinevsky, Michael	2,973	2,455	5,428	*	3,074	2,455	5,428	*
Dantam, Vani		2,819	2,819	*		2,819	2,819	*
DiGiacinto, David (4)	207	10,000	10,207	*	207	10,000	10,207	*
Directors and officers as a group (8 persons)	24,546	45,069	69,615	1.4%	24,546	45,069	69,615	0.91%

*Less than 1%

(1)	Represents shares of common stock issuable upon exercise of warrants and options held by the stockholders that are presentably exercisable or will become exercisable within 60 days.

(2)	Mr. Granville resigned as CEO and Chairman effective as of July 1, 2014 and as Special Assistant to the CEO and a director on August 3, 2014. Effective as of August 3, 2014, he has assumed a consulting role with us.

(3)	Mr. Trego was appointed as Interim Chief Financial Officer effective as of July 1, 2014 and remains a director.

(4)	Mr. DiGiacinto was appointed as Chief Executive Officer and Chairman effective as of July 1, 2014 and remains a director. In conjunction with his appointment, he was granted options to purchase 40,000 shares of our common stock, of which 6,000 have vested or will vest within 60 days of July 1, 2014.

65

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Executive Management

See the “Executive Compensation” section for a discussion of the material elements of compensation awarded to, earned by or paid to our named executive officers. Other than as stated in the “Executive Compensation” section, we have not entered into any transactions with executive management.

DESCRIPTION OF SECURITIES

General

Our amended and restated certificate of incorporation authorizes the issuance of 100,000,000 shares of common stock and 12,500,000 shares of preferred stock. As of September 24, 2014, we had 5,017,792 common shares issued and outstanding. Outstanding warrants and vested options entitle the holders to purchase 185,733 additional shares of common stock. As of July 2, 2014, shareholders holding a majority of our issued and outstanding shares officially had approved a reverse split of our common stock in a ratio of no less than 1-for-20 nor more than 1-for-50 at the discretion of its board of directors to be effected no later than December 31, 2014, and a subsequent decrease in its authorized shares of common stock from 350 million to 100 million, if a reverse stock split is effected. We effected a 1:50 reverse split and a decrease in our authorized common stock to 100 million shares on September 8, 2014.

Within the limits established by our amended and restated certificate of incorporation, our board of directors has the power at any time and without stockholder approval to issue shares of our authorized common stock or preferred stock for cash, to acquire property or for any other purpose that the board of directors believes is in the best interests of us. Our stockholders have no pre-emptive rights and any decision to issue additional shares of common stock or preferred stock will reduce the percentage ownership of our current stockholders and could dilute our net tangible book value.

Our board of directors has the power to establish the designation, rights and preferences of any preferred stock we issue in the future. Accordingly, our board of directors may, without stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. Subject to the directors’ duty to act in our best interest, shares of preferred stock can be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult.

The following summary of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation and our by-laws, each of which are included as exhibits to the registration statement of which this prospectus forms a part and by the provisions of applicable law.

Common Stock

Our common stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect the entire board of directors. The holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, our common stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of common stock have no preemptive or other subscription rights and there are no redemption provisions applicable to the common stock. All of our outstanding shares of common stock are fully paid and non-assessable. On July 18, 2014, we amended our Bylaws to allow shares of our stock to be issued by issuance of uncertificated book entry shares.

Warrants Issued in this Offering

The Series A warrants issued in this offering entitle the registered holder to purchase one share of our common stock at an expected exercise price equal to $3.25 per share, subject to adjustment as discussed below, at any time commencing upon consummation of this offering and terminating at 5:00 p.m., New York City time, on the fifth anniversary of the date of issuance.

The Series B warrants issued in this offering entitle the registered holder to purchase one share of our common stock at an expected exercise price equal to $3.00 per share, subject to adjustment as discussed below, at any time commencing upon consummation of this offering and terminating at 5 p.m., New York City time, on the first anniversary of the date of issuance.

The warrants will be issued in registered form under a warrant agreement between us and our warrant agent. The material provisions of the warrants are set forth herein but are only a summary and are qualified in their entirety by the provisions of the warrant agreement that has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the public warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. Under the terms of the warrant agreement, we have agreed to use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. During any period we fail to have maintained an effective registration statement covering the shares underlying the warrants, the warrant holder may exercise the warrants on a cashless basis. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of common stock to be issued to the warrant holder. If multiple warrants are exercised by the holder at the same time, we will aggregate the number of whole shares issuable upon exercise of all the warrants.

It is intended that the Series A warrants will be listed on the NASDAQ Capital Market under the symbol “AXPWW”; however, the Series B warrants will not be listed.

Representative’s Warrants

We have agreed to grant to Maxim Group LLC, the representative of the underwriters, warrants to purchase a number of shares equal to 5% of the total number of shares of common stock sold in this offering at a price equal to 125% of the price per share of the common stock sold in this offering. The warrants will contain a cashless exercise feature.

Other Warrants

As of September 24, 2014, we had 93,856 outstanding warrants that represent potential future cash proceeds to us of $1,494,767. The warrants are divided into four classes that are presently exercisable and expire at various times through July 8, 2019. The following table summarizes the number of warrants in each class, the anticipated proceeds from the exercise of each class, and the expiration date of each class.

66

Warrant Series	Number of Warrants	Exercise Price	Anticipated Proceeds	Expiration Date

2009 Bridge Loan	914	$100.00	$91,322	August 12, 2014
2013 Subordinated Convertible Notes	38,403	15.10	579,877	May 7, 2018
2013 Placement Agent	31,591	15.10	477,023	May 7, 2018 - December 8, 2018
2014 Placement Agent	22,950	15.10	346,545	January 14, 2019 – July 8, 2019

TOTAL	93,856		$1,494,767

The holders of warrants are not required to exercise their rights at any time prior to the expiration date and we are unable to predict the amount and timing of any future warrant exercises. We reserve the right to temporarily reduce the exercise prices of our warrants from time to time in order to encourage the early exercise of the warrants.

Stock Options

As of September 24, 2014, we had 138,025 outstanding stock options that represent potential future cash proceeds to us of $5,690,504. The outstanding options include 91,877 options that are currently vested and exercisable and 46,148 that will vest and become exercisable over the next three years. These options represent potential future cash proceeds to us of $5,280,978 and $409,525 respectively.

	Vested Option Grants			Unvested Option Grants
	Shares	Weighted Average Exercise Price	Proceeds	Shares	Weighted Average Exercise Price	Proceeds
Employee & officer plan options	68,064	$68.00	$4,651,035	34,824	$9.50	$329,585
Directors plan options	23,813	26.50	629,943	11,324	7.00	79,940

Total	91,877	$57.50	$5,280,978	46,148	$9.00	$409,525

67

The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options.

Delaware Anti-takeover Statute

We are subject to the provisions of section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless one of the following applies:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and By-laws

Our amended and restated certificate of incorporation and by-laws include provisions that may have the effect of delaying or preventing a change in control or changes in our management. These provisions include:

•	the division of our board of directors into three classes of directors that serve for rotating three-year terms;

•	the right of the board of directors to elect a director to fill a vacancy created by the resignation of a director or the expansion of the board of directors;

•	the prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	the requirement for advance notice for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•	the ability of the board of directors to issue, without stockholder approval, up to 12,500,000 shares of preferred stock with terms set by the board of directors, which rights could be senior to those of common stock; and

•	the right of our board of directors to alter our bylaws without stockholder approval.

Transfer Agent

Our transfer agent is Continental Stock Transfer & Trust, 17 Battery Place, New York, New York 10004.

68

UNDERWRITING

We have entered into an underwriting agreement with Maxim Group LLC acting as the sole book-running manager and sole representative for the underwriter named below. Subject to the terms and conditions of the underwriting agreement, the underwriter named below has agreed to purchase, and we have agreed to sell to them, the number of shares of common stock and warrants to purchase common stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriter	Number of Shares
Maxim Group LLC

Total

The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the shares and warrants offered by this prospectus is subject to the approval of certain legal matters by its counsel and to other conditions. The underwriter is obligated to take and pay for all of the shares and warrants offered by this prospectus if any such shares and warrants are taken, other than those shares and warrants covered by the over-allotment option described below.

Over-Allotment Option

We have granted to the underwriter an option, exercisable no later than 45 calendar days after the date of the underwriting agreement to purchase up to _____ shares of common stock at a price, after the underwriting discount, of $__________ per share and/or warrants to purchase up to _____ shares of common stock at a price, after the underwriting discount, of $___ per warrant from us to cover over-allotments. The underwriter may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriter, and the underwriter will be obligated to purchase, these additional shares of common stock and/or warrant to purchase common stock.

Commissions

We have agreed to pay the underwriter (i) a cash fee equal to eight percent of the aggregate gross proceeds raised in this offering and (ii) warrants to purchase that number of shares of our common stock equal to an aggregate of five percent (5%) of the shares of common stock sold in the offering . Such underwriter’s warrants shall have an exercise price equal to $_______ per share, which is 125% of the public offering price, terminate five years after the effectiveness of the registration statement of which this prospectus forms a part, and otherwise have the same terms as the warrants sold in this offering except that (1) they will not be subject to redemption by us and (2) they will provide for unlimited “piggyback” registration rights with respect to the underlying shares during the two year period commencing six months after the effectiveness of the registration statement of which this prospectus forms a part. Such underwriter’s warrants will be subject to FINRA Rule 5110(g)(1) in that, except as otherwise permitted by FINRA rules, for a period of 180 days following the effectiveness of the registration statement of which this prospectus forms a part, the underwriter’s warrants shall not be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effectiveness economic disposition of the securities by any person.

The representative has advised us that the underwriter proposes to offer the shares and warrants directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the representative may offer some of the shares and warrants to other securities dealers at such price less a concession of up to $_________ per share. After the offering to the public, the offering price and other selling terms may be changed by the representative without changing our proceeds from the underwriters’ purchase of the shares and warrants.

69

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares and warrants. The underwriting commissions are equal to the public offering price per share less the amount per share the underwriters pay us for the shares and warrants.

	Per Share (1)	Total Without Over- Allotment	Total With Over- Allotment
Public Offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us

(1)	The fees shown do not include the warrant to purchase shares of common stock issuable to the underwriter at closing.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $350,000, all of which are payable by us.

Lock-Up Agreements

We and each of our officers, directors, and certain existing stockholders aggregating at least ___% of our outstanding shares, have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 12 months after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Maxim Group LLC. The lock-up period may be reduced to six months, with respect to 50% of the shares subject to the lock-up, if after the six-month anniversary of the closing of the offering (i) the price per share of our common stock is trading at least two times the offering price of our common stock sold under this offering, and (ii) Maxim Group LLC grants a waiver, which waiver will not be unreasonably withheld.

Maxim Group LLC may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriter may over-allot in connection with this offering by selling more shares and warrants than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares common stock or warrants over-allotted by the underwriter is not greater than the number of shares of common stock or warrants that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock or warrants involved is greater than the number of shares common stock or warrants in the over-allotment option. To close out a short position, the underwriter may elect to exercise all or part of the over-allotment option. The underwriter may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market. Since the warrants will not be listed and are not expected to trade, the underwriter cannot purchase the warrants in the open market and, as a result, the underwriters cannot and will not enter into naked short positions.

70

The underwriter may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriter may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriter is not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on NASDAQ, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriter and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•	passive market making bids must be identified as such.

Other Terms

In addition, we have agreed to reimburse the underwriter for all reasonable actual out-of-pocket expenses up to $130,000 including but not limited to reasonable legal fees, incurred by the underwriters in connection with the offering. We shall reimburse the underwriter for all such expenses regardless of whether the offering is consummated.

Upon the successful completion of the Offering, for a period of fifteen (15) months from the effectiveness of the registration statement of which this prospectus forms a part, the underwriter has the right of participation to act as lead managing underwriter and book runner or minimally as a co-lead manager with at least 50% of the economics; or in the case of a three-handed deal 33% of the economics, for any and all of future public and private equity and debt offerings we or any successor to or any subsidiary of ours completes during such fifteen (15) month period.

The underwriter and its affiliates have and may in the future provide various investment banking and other financial services for us, for which they have and may receive, in the future, customary fees.

In connection with our senior convertible note financing in May, 2013, in addition to paying Maxim Group LLC a cash placement agent fee, we issued an affiliate of Maxim Group LLC five year warrants to purchase an aggregate of 54,542 shares of our common stock at an exercise price of $15.10 per share.

Indemnification

We have agreed to indemnify the underwriter against liabilities relating to the offering arising under the Securities Act, the Exchange Act and liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement. We have also agreed to contribute to payments that the underwriter may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriter and may also be made available on a website maintained by other underwriters. The underwriter may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriter to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriter or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

71

The underwriter has informed us that they do not expect to confirm sales of shares and warrants offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

LEGAL MATTERS

The legality of the shares of common stock offered by this prospectus will be passed upon for us by Jolie Kahn, Esq. of Philadelphia, PA. Certain legal matters in connection with this offering will be passed upon for the underwriter by Lowenstein Sandler, LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2013 and 2012 incorporated in this prospectus have been so included in reliance on the report of EFP Rotenberg, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the shares and warrants and its underlying securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission with respect to this offering. This prospectus, which is part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits and schedules for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits and schedules attached to the registration statement for copies of the actual contract, agreement or other document.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: Axion Power International, Inc., Attn: David DiGiacinto, Chief Executive Officer, 3601 Clover Lane, New Castle, PA 16105, telephone number: (724) 654-9300.

We also file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Exchange Act. You may read and copy any materials that we may file without charge at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission also maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The other information we file with the Securities and Exchange Commission is not part of the registration statement of which this prospectus forms a part.

72

INDEX TO FINANCIAL STATEMENTS

AXION POWER INTERNATIONAL, INC. CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements

for the Years Ended December 31, 2013 and 2012

Condensed Consolidated Financial Statements

for the Three and Six Months Ended June 30, 2014 (unaudited)

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Axion Power International, Inc.

We have audited the accompanying consolidated balance sheets of Axion Power International, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2013. Axion Power International, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Axion Power International, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, these conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP

Rochester, New York

March 31, 2014, except for the effects of the reverse stock split described in Note 12, as to which the date is September 8, 2014

F-2

AXION POWER INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2013	December 31, 2012

ASSETS

Cash and cash equivalents	$1,169,093	$2,004,391
Restricted cash	3,780,341	-
Accounts receivable, net	562,583	771,410
Other current assets	281,055	194,975
Inventory, net	2,250,637	2,838,791
Total current assets	8,043,709	5,809,567

Property & equipment, net	6,698,536	7,963,041
Other receivables	29,000	41,000
Total assets	$14,771,245	$13,813,608

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$420,337	$581,503
Other liabilities	352,857	305,510
Note payable	104,777	113,921
Accrued interest convertible notes	52,001	-
Subordinated convertible notes, net of discount	583,574	-
Senior convertible notes, net of discount	2,046,948	-
Total current liabilities	3,560,494	1,000,934

Deferred revenue	922,362	1,262,295
Note payable	219,722	331,247
Derivative liability senior warrants	518,433	-
Derivative liabilities	-	1,217
Total liabilities	5,221,011	2,595,693

Stockholders' equity
Convertible preferred stock-12,500,000 shares authorized
Series A preferred – 2,000,000 shares designated 0 shares issued and outstanding	-	-
Common stock-100,000,000 shares authorized $0.005 par value
3,608,029 issued & outstanding (2,265,201 in 2012)	18,039	11,326
Additional paid in capital	106,302,018	96,013,439
Retained Earnings(Deficit)	(96,518,212)	(84,555,174)
Cumulative foreign currency translation adjustment	(251,611)	(251,676)
Total stockholders' equity	9,550,234	11,217,915

Total liabilities & stockholders’ equity	$14,771,245	$13,813,608

The accompanying notes are an integral part of these consolidated financial statements

F-3

AXION POWER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS and COMPREHENSIVE LOSS

	Year Ended December 31,
	2013	2012
Net sales	$10,187,362	$9,779,711

Cost of tangible goods sold	10,219,654	9,840,755
Cost of goods sold – idle capacity	1,758,407	1,534,138
Gross profit	(1,790,699)	(1,595,182)

Research and development	2,171,954	2,552,581
Selling, general and administrative	4,591,054	4,404,040
Other (income) expense	(322,683)	(1,490)
Operating loss	(8,231,024)	(8,550,313)

Change in value of senior warrants, gain	(2,419,568)	-
Change in value conversion feature senior notes, gain	(1,511,968)	-
Debt discount amortization expense	3,771,948	-
Interest expense, note payable	19,405	17,594
Extinguishment loss on senior notes conversion	1,957,689	-
Derivative revaluations (gain) loss	(1,217)	(14,626)
Interest on convertible notes	1,915,725	-
Loss before income taxes	(11,963,038)	(8,553,281)

Income taxes	-	-
Net Loss	(11,963,038)	(8,553,281)

Foreign Translation Adjustment	65	(4)
Comprehensive Income/(Loss)	$(11,962,973)	$(8,553,285)

Basic and diluted net loss per share	$(4.70)	$(3.86)

Weighted average common shares outstanding	2,547,034	2,213,794

The accompanying notes are an integral part of these consolidated financial statements

F-4

  AXION POWER INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012
Operating Activities

Net Loss	$(11,963,038)	$(8,553,281)
Adjustments to reconcile deficit accumulated for noncash items
Depreciation expense	1,505,944	1,320,594
Derivative revaluations (gain) loss	(1,217)	(14,626)
Change in value senior warrants, gain	(2,419,568)	-
Change in value conversion feature senior notes, gain	(1,511,968)	-
Debt discount amortization expense	3,771,948	-
Interest accrued, senior convertible notes paid in common stock	1,180,870	-
Debt discount amortization expense on subordinated note	81,368	-
Extinguishment loss on senior notes conversion	1,957,689	-
Amortization deferred finance costs	601,486	-
Stock based compensation expense	201,757	445,966

Changes in operating assets & liabilities
Accounts receivable	208,827	-
	-	(462,053)
Other receivables	-	140,389
Other current assets	(19,150)	(27,673)
Inventory, net	588,154	(121,618)
Accounts payable	(161,166)	61,145
Other current liabilities	43,507	(141,742)
Accrued interest	52,001	-
Deferred revenue	(339,933)	(311,667)
Cash (used) by operating activities	(6,222,489)	(7,664,566)

Investing Activities
Other receivables	12,000	12,000
Capital expenditures	(241,439)	(866,472)
Net cash used by investing activities	(229,439)	(854,472)

Financing Activities

Repayment of note payable	(120,670)	(99,089)
Proceeds from senior and subordinated convertible notes	10,000,000	-
Net proceeds from sale of common stock		8,634,881
Payment of debt issuance costs	(482,424)	-
Amount deposited into restricted cash account	(3,780,341)	-
Net cash provided (used) by financing activities	5,616,565	8,535,792

Net change in cash and cash equivalents	(835,363)	16,758
Effect of exchange rate on cash	65	(4)
Cash and cash equivalents - beginning	2,004,391	1,987,637
Cash and cash equivalents - ending	$1,169,093	$2,004,391

Supplemental Schedule of Non Cash Investing and Financing Activities:

Common stock issued for principal payments on senior notes $6,275,000
Warrants issued for placement agent fees $172,804

The accompanying notes are an integral part of these consolidated financial statements

F-5

  AXION POWER INTERNATIONAL, INC.

Consolidated Statement of Stockholders' Equity

For Periods Ended December 31, 2013 and 2012

	Common
	Shares	Common Stock Amount	Additional Paid- In Capital	Retained Earnings (Deficit)	Other Comprehensive Income (loss)	Total Stockholder’s Equity (Deficit)
Balance at December 31, 2011	1,710,622	$8,552	$86,953,180	$(76,001,893)	$(251,672)	$10,708,167
Proceeds from common stock offering-net of costs	553,037	2,766	8,632,115			8,634,881
Stock based compensation	1,541	8	428,144			428,152
Net Loss				(8,553,281)		(8,553,281)
Other comprehensive income (loss):						-
Foreign currency translation adjustment					(4)	(4)
Comprehensive Loss						(8,553,285)
Balance at December 31, 2012	2,265,200	11,326	96,013,439	(84,555,174)	(251,676)	11,217,915

Stock issuances related to senior convertible notes	1,340,129	6,700	9,667,838			9,674,538
Beneficial conversion feature associated with subordinated notes			246,212			246,212
Placement agent fees			172,785			172,785
Stock based compensation	2,700	13	201,744			201,757
Net loss				(11,963,038)		(11,963,038)
Other comprehensive income (loss):
Foreign currency translation adjustment					65	65
Comprehensive loss						(11,962,973)
Balance at December 31, 2013	3,608,029	$18,039	$106,302,018	$(96,518,212)	$(251,611)	$9,550,234

The accompanying notes are an integral part of the financial statements

F-6

AXION POWER INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

These consolidated financial statements of Axion Power International, Inc., a Delaware corporation (API), include the operations of its wholly owned subsidiaries; Axion Power Battery Manufacturing, Inc. (APB), Axion Power Corporation, a Canadian Federal corporation (“APC”), and C & T Co. Inc., an Ontario corporation (“C&T”) (collectively, the “Company”).

Note 2 — Accounting Policies

Use of Estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates, assumptions and judgments that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Principles of Consolidation:   The consolidated financial statements include the accounts of the Company, and its wholly owned subsidiaries, Axion Power Battery Manufacturing, Inc., APC and C&T. All significant inter-company balances and transactions have been eliminated in consolidation.

Segment Reporting: Management has determined that the Company is organized, managed and internally reported as one business segment.

Foreign Currency Translation: The accounts of APC and C&T are measured using the Canadian dollar as the functional currency for all the periods presented in the financial statements. The translation from Canadian dollars to U.S. dollars is performed for the balance sheet accounts using current exchange rates in effect at each of the balance sheet dates, and for the revenue and expense accounts using the average rate in effect during the periods. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity. Gains or losses resulting from transactions denominated in currencies other than the functional currency are included in the results of operations as incurred. Any gains or losses arising from the inter-company loan denominated in U.S. dollars are directly reflected in other comprehensive income, as the amounts are not expected to be repaid in the foreseeable future.

Comprehensive Income: The Company follows FASB ASC 220, “Comprehensive Income.” Comprehensive income is the change in equity of a business enterprise during a reporting period from transactions and other events and circumstances from non-owner sources. In addition to the Company’s net loss, the change in equity components under comprehensive income include any foreign currency translation adjustment.

Fair Value of Financial Instruments: FASB ASC 825, “Financial Instruments," requires disclosure of fair value information about certain financial instruments, including, but not limited to, cash and cash equivalents, accounts receivable, refundable tax credits, prepaid expenses, accounts payable, accrued expenses, notes payable to related parties and convertible debt-related securities. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2013 and 2012. The carrying value of the balance sheet financial instruments included in the Company’s consolidated financial statements approximated their fair values.

Cash and Cash Equivalents:   The Company considers those short-term, highly liquid investments to be cash or cash equivalents. Our investment policy is that we only invest cash in U.S. Government Treasuries with original maturities of six months or less.

Accounts Receivable and Concentration of Credit Risk: The Company records its accounts receivable net of any allowance for doubtful accounts. The Company manages its credit risk exposure and establishes an allowance for doubtful accounts for accounts that are deemed at risk for collection. When management determines that an account is uncollectible, it is written off against the related allowance. An allowance in the amount of $10,500 was established as of December 31, 2013 compared to no allowance for the year ended December 31, 2012.

Inventory: Inventory is recorded at the lower of cost or market value, and adjusted as appropriate for decreases in valuation and obsolescence. Adjustments to the valuation and obsolescence reserves are made after analyzing market conditions, historical sales activity, inventory costs and inventory composition to determine appropriate reserve levels. Cost is determined using the first-in first-out (FIFO) method. Many components and raw materials we purchase have minimum order quantities.

F-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

A summary of inventory at December 31, 2013 and 2012 is as follows:

	2013	2012
Raw materials	$1,073,034	$945,763
Work in process	1,235,029	1,677,605
Finished goods	163,228	471,935
Inventory reserves	(220,654)	(256,512)
	$2,250,637	$2,838,791

Property and Equipment:   Property and equipment are recorded at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets, ranging from 3 to 22 years. Expenditures for renewals and betterments are capitalized. Expenditures for minor items are charged to repairs and maintenance expense. Gain or loss upon sale or retirement is reflected in operating results in the period the event takes place.

A summary of property and equipment at December 31, 2013 and 2012 is as follows:

	Estimated useful life	2013	2012
Construction in progress		$434,082	$476,257
Leasehold improvements	Lesser of lease term or 10 years	530,091	382,680
Machinery & equipment	3-22 years	11,323,042	11,186,840
Less accumulated depreciation		(5,588,679)	(4,082,736)
Net		$6,698,536	$7,963,041

Depreciation expense was $ 1,505,944 and $1,320,594 for the years ended December 31, 2013 and December 31, 2012, respectively.

Certain of our machinery and equipment amounting to $1,582,111 are secured by the Pennsylvania Department of Community and Economic Development in relation to the Machinery and Equipment Loan Fund financing. The initial loan proceeds in the amount of $776,244 were received by us on September 14, 2009. The proceeds of the loan were used to defray part of the cost of equipment purchased for use at our Green Ridge Road and Clover Lane facilities. The loan bore an interest at the rate of 3% interest per annum and payable in equal monthly installments of principal and interest over a period of seven years, maturing on October 1, 2016.  Effective October 23, 2013, the interest rate was increased to 5.25% as Axion was unable to achieve the required headcount in order to maintain the lower interest rate. The 5.25% interest rate will continue through the remainder of the loan.

Impairment or Disposal of Long-Lived Assets: The Company adopted the provisions of FASB ASC 360-10-15-3, “Impairment or Disposal of Long-lived Assets.” This standard requires, among other things, that long-lived assets be reviewed for potential impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these expected cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The primary measure of fair value is based on undiscounted future cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations. There was no impairment loss recorded for the years ended December 31, 2013 and December 31, 2012.

Derivative Financial Instruments: The Company’s objectives in using derivative financial instruments are to obtain the lowest cash cost-source of funds. Derivative liabilities are recognized in the consolidated balance sheets at fair value based on the criteria specified in FASB ASC topic 815-40 " Derivatives and Hedging – Contracts in Entity’s own Equity ". The estimated fair value of the derivative liabilities is calculated using either the Black-Scholes-Merton or Monte Carlo simulation model method where applicable and such estimates are revalued at each balance sheet date, with changes in value recorded as other income or expense in the consolidated statement of operations. As a result of the Company’s adoption of ASC topic 815-40, effective January 1, 2009 some of the Company’s warrants are now accounted for as derivatives. (See Footnote 3)

Certain warrants classified as derivatives at year end December 31, 2012 expired during 2013.

F-8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Revenue Recognition: The Company recognizes revenue when there is persuasive evidence of an agreement, delivery has occurred or services have been rendered, the sales price to the buyer is fixed or determinable and collectability is reasonably assured. Evidence of an agreement and fixed or determinable sales price is predominantly based on a customer purchase order or other form of written sales order or written agreement. Sales on account are approved only for credit-worthy customers; otherwise partial or full payment is received prior to shipment. Shipping terms are generally FOB shipping point and revenue is recognized when product is shipped to the customer. In limited cases, if terms are FOB destination or contingent upon collection by a prime contractor, then in these cases, revenue is recognized when the product is delivered to the customer’s designated delivery site or the conditions for collection have been fulfilled. The Company records sales net of discounts and estimated customer allowances and returns. We offer a 90 day free replacement warranty on some specialty collector car and motorsports products. Collector car products also carry a four year prorated warranty that begins at the end of the 90 days. To date, our warranty exposure on these battery products has been minimal. Flooded battery sales do not have standard warranty provisions and instead are sold at a discount in lieu of warranty.  There were no other post shipment obligations that may impact the timing of revenue recognition for the year ending December 31, 2013.

Cost of Sales - Idle Capacity: Idle capacity consists of direct production costs in excess of charges allocated to our finished goods in production. Operating costs include labor, production supplies, repairs and maintenance. Our charges for labor and overhead allocated to our finished goods are determined on a basis which is calculated presuming normal capacity utilization of two shifts per day, five days per week, which is lower than our actual costs incurred. Operating costs in excess of production allocations are expensed in the period incurred rather than added to the cost of finished goods produced. Idle capacity expenses for the year ended December 31, 2013 are $1,758,407. The Company has reclassified amounts identified as “idle capacity” for the year ended December 31, 2012 of $1,534,138 and has reclassified the expense as part of cost of sales. The year over year increase is due to higher material and labor costs and a year-end lower of cost and market adjustment to inventory.

Grants: The Company recognizes government grants when there is reasonable assurance that the Company will comply with the conditions attached to the grant arrangement and the grant will be received. Government grants are recognized in the consolidated statements of operations on a systematic basis over the periods in which the Company recognizes the related costs for which the government grant is intended to compensate. Specifically, when government grants are related to reimbursements for cost of revenues or operating expenses, the government grants are recognized as a reduction of the related expense in the consolidated statements of operations. For government grants related to reimbursements of capital expenditures, the government grants are recognized as a reduction of the basis of the asset and recognized in the consolidated statements of operations over the estimated useful life of the depreciable asset as a reduced depreciation expense. The Company records government grants receivable in the consolidated balance sheets in other receivables. Deferred revenue is amortized into income over the estimated useful life of the related equipment. As of December 31, 2013, the liability for deferred revenue was $ 922,362 and there are no grant receivables at either December 31, 2013 or December 31, 2012. During the year 2013, $339,934 of income was recorded for the amortization of deferred revenue compared to $338,562 during 2012.

Stock based Compensation: Stock-based compensation related to employees and non-employees is recognized as compensation expense in the accompanying consolidated statements of operations and comprehensive loss is based on the fair value of the services received or the fair value of the equity instruments issued, whichever is more readily determinable. Our accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC 505-50 “Equity-Based Payments to Non-Employees”. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (1) the date at which a commitment for performance by the consultant or vendor is reached or (2) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

 Income Taxes: Deferred income taxes are recorded in accordance with FASB ASC 740, “Income Taxes”, and deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. FASB ASC 740 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of net deferred tax assets is dependent upon generating sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss, or NOL carry forwards. The Company has determined it is more likely than not that the deferred tax asset resulting from these timing differences will not materialize and have provided a valuation allowance against the entire net deferred tax asset. Management will continue to evaluate the realizability of the deferred tax asset and its related valuation allowance. If the assessment of the deferred tax assets or the corresponding valuation allowance were to change, the Company would record the related adjustment to income during the period in which the determination is made. The tax rate may also vary based on actual results and the mix of income or loss in domestic and foreign tax jurisdictions in which operations take place. The provision for taxes represents corporate-level franchise taxes which may be based on assets, equity, capital stock or a variation thereof.

F-9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Recently Issued Accounting Pronouncements: During the year ended December 31, 2013, the Company has conformed its presentation of results of operations, in accordance with new guidance on the presentation of comprehensive income (loss). The guidance requires total comprehensive income (loss) for interim periods to be presented in a single continuous statement or in two separate, but consecutive, statements. The new guidance does not change where the components of comprehensive income (loss) are recognized.

There are no new accounting standards if adopted that would have a significant impact on the Company’s consolidated financial position, results of operations and cash flows.

Reclassifications: Certain prior year amounts have been reclassified to conform to current year presentation.

Note 3. — Senior Convertible Notes and Warrants, and Subordinated Notes and Warrants

On May 8, 2013, the Company consummated the sale of $9 million in aggregate principal amount of senior convertible notes (the “Senior Notes”) due on February 8, 2015 and warrants (the “Senior Warrants”) to various institutional investors (“Investors”). At closing, the Company received $2.76 million in net proceeds, after deducting placement agent fees of $240,000. Total offering expenses were $494,500 and were recorded as deferred financing fees. The $6,000,000 balance of the gross proceeds from the sale of Senior Notes was deposited into a series of control accounts in the Company’s name. Withdrawals from the control accounts are permitted (i) in connection with certain conversions of the Senior Notes or (ii) otherwise, as follows: $500,000 on each 30 day anniversary of the closing date (May 8, 2013) commencing on the 60th day after the effective date until there are no more funds in the control accounts.  The Senior Notes and Senior Warrants and the Subordinated Notes and Subordinated Warrants described below were issued in transactions exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. As of December 31, 2013, we have received one $2,000,000 funds release and an additional $212,500 due to accelerated note conversions by two investors.

Securities Purchase Agreement

The Senior Convertible Notes and Senior Warrants were issued pursuant to the terms of a Securities Purchase Agreement (“Purchase Agreement”) entered into among us and the Investors. The Purchase Agreement provided for the sale of the Senior Convertible Notes and Senior Warrants for gross proceeds of $9 million to us.

Ranking - The Senior Notes are senior unsecured obligations of the Company, subject only to certain secured obligations of the Company for up to a maximum of $1 million of government issued indebtedness for purchase of plant and machinery and other purchase money financing for property, plant and equipment.

Maturity Date - Unless earlier converted or redeemed, the Senior Notes mature 21 months from the closing date subject to the right of the investors to extend the date (i) if an event of a default under the Senior Notes has occurred and (ii) for a period of 20 business days after the consummation of a fundamental transaction if certain events occur.

Interest - The Senior Notes bear interest at the rate of 8% per year, compounded monthly on the first calendar day of each calendar month. The interest rate will increase to 18% per year upon the occurrence and continuance of an event of default (as described below).

Conversion - The Senior Notes are convertible at any time at the option of the holders, into shares of the Company’s common stock at an initial conversion price of $13.20 per share (subsequent conversions are based on the company’s volume weighted average price per share).  The conversion price is subject to adjustment for stock splits, combinations or similar events. In addition, the conversion price is also subject to a “full ratchet” anti-dilution adjustment if the company issues or is deemed to have issued securities at a price lower than the then applicable conversion price. In the event certain equity conditions are not met, the company may be prevented from issuing shares to satisfy the installments due on the note.

F-10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

The Senior Notes may not be converted with respect to any note holder if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 4.99% of the Company’s outstanding shares of common stock. At each holder’s option, the limit on percentage ownership may be raised or lowered to any other percentage not in excess of 9.99%, except that any raise will only be effective upon 61-days’ prior notice to the Company.

Events of Default

The Senior Notes contain standard and customary events of default including but not limited to: (i) failure to register our Common Stock within certain time periods; (ii) failure to make payments when due under the Senior Notes; and (iii) bankruptcy or insolvency of the Company.

If an event of default occurs, the Senior Note holders may require the Company to redeem all or any portion of the Senior Notes (including all accrued and unpaid interest thereon), in cash, at a price equal to the greater of (i) up to 125% of the amount being redeemed, depending on the nature of the default, and (ii) the intrinsic value of the shares of Common Stock then issuable upon conversion of the Convertible Note.

Fundamental Transactions

The Senior Notes prohibit the Company from entering into specified transactions involving a change of control, unless the successor entity assumes in writing all obligations under the Senior Notes under a written agreement.

In the event of transactions involving a change of control, the Senior Notes will be redeemable whole or in part (including all accrued and unpaid thereon) at a price equal to the greater 125% of the amount of the face value of the Senior Note being redeemed and the intrinsic value of the shares of Common Stock then issuable upon conversion of the Senior Note being redeemed.

Warrants

The Warrants entitle the holders to purchase, in the aggregate, 345,623 shares of common stock. The Warrants were exercisable beginning November 8, 2013 and will expire 5 years from the Closing Date. The Warrants are initially exercisable at an exercise price equal to $15.10, subject to certain adjustments.

The Warrants may be exercised for cash, provided that, if there is no effective registration statement available registering the exercise of the Warrants, the Warrants may be exercised on a cashless basis.

The exercise price of the Warrants is subject to adjustment for stock splits, combinations or similar events. In addition, the exercise price is also subject to a “full ratchet” anti-dilution adjustment if we issue or are deemed to have issued securities at a price lower than the then applicable exercise price.

The Warrants may not be exercised with respect to any warrant holder if, after giving effect to the exercise, the warrant holder together with its affiliates would beneficially own in excess of 4.99% of our outstanding shares of common stock. At each Warrant holder’s option, the limit on percentage ownership may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to the Company.

The Senior Warrants prohibit the Company from entering into specified transactions involving a change of control, unless the successor entity assumes all obligations under the Senior Warrants under a written agreement before the transaction is completed. When there is a transaction involving a permitted change of control, a Senior Warrant holder will have the right to require us to repurchase their Senior Warrant for a purchase price in cash equal to the Black-Scholes value of the then unexercised portion of the Senior Warrant.

Accounting for the Conversion Option and Warrants

The Company first considered whether the Senior Notes met the criteria under ASC 480-10-25-14 to be recorded as a liability and determined that, due to the Senior Note’s differing potential settlement features, it did not meet the criteria. The Company next considered whether the conversion option met the definition of a derivative, requiring it to be bifurcated and recorded as a liability. Pursuant to ASC 815-40, due to full-ratchet down-round price protection on the conversion price of the Senior Notes and the exercise price of the Warrants, the Company determined that the conversion features of the Senior Notes and the exercise price of the Warrants, the Company determined that the conversion features of the Senior Notes and the exercise price of the Senior Warrants, the Company determined that the conversion features of the Senior Notes and the exercise features of the Senior Warrants are not indexed to the Company’s owned stock and must be recognized separately as a derivative liability in the consolidated balance sheet, measured at fair value and marked to market each reporting period until the Senior Notes have been fully paid or converted and the Senior Warrants fully exercised.

F-11

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

The conversion feature of the Senior Notes was valued using the Monte Carlo simulation model under the following assumptions; (i) expected life of 0.9 years, (ii) volatility of 60%, (iii) risk-free interest rate of 0.10% and (iv) dividend rate of 0.  The Senior Warrants were also valued using the Monte Carlo simulation model, under the following assumptions: (i) expected life of 5 years, (ii) volatility of 80%, (iii) risk-free interest rate of 0.75%, and (iv) dividend rate of zero.   The initial fair values of the conversion feature and the warrants were estimated to be $2.9 million and $1.5 million, respectively, totaling $4.4 million.  This amount was recorded as debt discount on May 8, 2013 and is being amortized over the term of the Senior Notes using the effective interest method. In addition, debt issuance costs totaling $494,500 are being amortized over the term of the note using the effective interest method.

As of December 31, 2013, the conversion feature was valued at $32 and the Senior Warrants were valued at $518,433. The change in fair value of $3,931,535 million was recorded as a non-cash (gain) in change in value of these derivatives for the quarter ended December 31, 2013.  The Senior Warrants and the conversion feature of the Senior Notes are classified as a liability in the consolidated condensed balance sheet as follows:

	Warrants	Conversion Feature	Total
Original valuation – May 8, 2013	$2,938,000	$1,512,000	$4,450,000
Adjustment to fair value	2,419,567	1,511,968	3,931,535
Ending Balance-December 31, 2013	$518,433	$32	$518,465

Pursuant to the terms of the Senior Notes, the Company opted to pay the installment payments due prior to December 31, 2013 with shares of the Company’s common stock.  As of December 31, 2013, the Company issued 1,227,701 shares of common stock at a weighted average conversion price of $5.40 for the first $5,750,000 in principal and $1,180,870 of interest. In addition, 112,429 shares were issued for accelerated conversions netted a release of $ 525,000. A loss on extinguishment was recognized in the amount of $1,957,689 for the difference between the installment amount and the fair value of the shares at the issuance date. As of December 31, 2013, the principal balance of the Senior Notes (net of discount) was as follows:

	Convertible Note	Debt Discount	Net Total
Original valuation – May 8, 2013	$9,000,000	$(4,450,000)	$4,550,000
Installation Payment in Shares	(6,275,000)	-	(6,275,000)
Amortization of debt discount	-	3,771,948	3,771,948
Ending balance-December 31, 2013	$2,725,000	$(678,052)	$2,046,948

Placement Agent Warrants

Upon the closing of the issuance of the Senior Notes and Senior Warrants, the Company issued 18,182 warrants to its placement agent and is obligated to issue additional warrants when and if the Company receives further proceeds from the sale of the Senior Notes and Senior Warrants which are currently being held in the control accounts described above. The initial placement agent warrants have been recognized as additional financing fees and are being amortized over the life of the Senior Notes. These warrants were determined not to be derivative instruments, and as such they have been recorded as equity. The fair value of the initial issuance of 18,182 placement agent warrants was estimated to be $144,000 using the Black-Scholes model with the following assumptions: (i) expected life of 5 years, (ii) volatility of 80%, (iii) risk free interest rate of 0.75% and (iv) dividend yield of zero.

F-12

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Subordinated Convertible Notes and Subordinated Warrants

Simultaneously with the closing of the $9 million principal amount Senior Note transaction, the Company sold $1 million principal amount of its Subordinated Convertible Notes (the “Subordinated Notes”) to investors consisting of management and directors of the Company and one individual investor. The sale of the Subordinated Notes did not carry any additional fees and expenses, so the Company received the entire $1 million in proceeds from the Subordinated Notes at closing. The Subordinated Notes are subordinated in right of repayment to the Senior Notes and mature 91 days subsequent to the maturity date of the Senior Notes bear interest at the rate of 8% per year. Once 2/3 of the Senior Notes have been repaid, then the Subordinated Notes may be converted and/or prepaid in cash so long as there is no Event of Default with respect to the Senior Notes and all Equity Conditions (as defined in the securities purchase agreement for the Senior Notes) are met. The conversion price for the Subordinated Notes is $13.20 per share. The holders of the Subordinated Convertible Notes were issued five year warrants to purchase 38,403 shares of Company common stock (“Subordinated Warrants”). Each Subordinated Warrant has an exercise price of $15.10 per share.

As the conversion feature of the Subordinated Notes and the related warrants were determined not to be derivative instruments, in accordance with the guidance in ASC Topic 470-20 Debt with Conversion and Other Options (“ASC 470”), the Company first calculated the fair value of the warrants issued and then calculated the relative value of the note and determined that there was a beneficial conversion feature in the amount of $246,000. Conversion of the Subordinated Notes was conditioned upon 2/3 of the Senior Notes being repaid, and therefore the beneficial conversion feature was determined to be contingent and therefore not booked at the date of the issuance. At December 31, 2013, the contingency was met, and therefore, the beneficial conversion feature was recorded as additional debt discount net of $11,129 of amortization.

The fair value of the warrants, issued in connection with the Subordinated Notes is $304,000 in the aggregate and was calculated using the Black-Scholes option pricing model with the following assumptions: (i) expected life of 5 years, (ii) volatility of 80% (iii) risk free interest rate of 0.75% and (iv) dividend yield of zero.

The relative value of the warrants to the subordinated note was $263,000, which was the amount recorded as original debt discount.

The balance at December 31, 2013 related to the Subordinated Notes was comprised of:

Subordinated convertible notes payable, related and unrelated parties at May 8, 2013	$1,000,000
Unamortized debt discount	(416,426)
Ending balance at December 31, 2013	$583,574

Fair Value Disclosure

The Company has two Level 3 financial instruments, Senior Warrants and the conversion feature associated with the Senior Notes, which are both recorded at fair value on a periodic basis.  The Senior Warrants and the conversion feature are evaluated under the hierarchy of FASB ASC Subtopic 480-10, FASB ASC Paragraph 815-25-1 and FASB ASC Subparagraph 815-10-15-74 addressing embedded derivatives. The fair value of the warrants and the conversion feature are estimated using the Monte Carlo simulation model. As of December 31, 2013, the following table represents the Company’s fair value hierarchy for items that are required to be measured at fair value on a recurring basis:

	Fair
	Value	Level 1	Level 2	Level 3
Embedded note conversion feature	$32	-	-	$32
Warrant liability	$518,433	-	-	$518,433

Note 4 — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. At December 31, 2013 the Company’s working capital was $4.5 million.  The financial resources of the Company will not provide sufficient funds for the Company’s operations beyond September 30, 2014, as those operations currently exist. Subsequent funding will be required to fund the Company’s ongoing operations, working capital, and capital expenditures beyond September 30, 2014. No assurances can be given that the Company will be successful in arranging the further funds needed to continue the execution of its business plan, which includes the development and commercialization of new products, or even if further funding is available, upon what terms. Failure to obtain such funds on terms acceptable to the Company’s management will require management to substantially curtail, if not cease, operations, which will result in a material adverse effect on the financial position and results of operations of the Company. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might occur if the Company is unable to continue as a going concern.

F-13

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Note 5 — Stockholders' Equity

Authorized Capitalization: On a pre-split basis, the Company’s authorized capitalization includes 350,000,000 shares of common stock and 12,500,000 shares of preferred stock. The number of authorized common shares was increased by 150,000,000 pursuant to the Shareholder meeting vote on September 26, 2013.

Common Stock:   At December 31, 2013, 3,608,029 shares of common stock were issued and outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Holders of common stock are entitled to receive dividends when and if declared by the board out of funds legally available. In the event of liquidation, dissolution or winding up, the common stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The common stockholders have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock:  The Company’s certificate of incorporation authorizes the issuance of 12,500,000 shares of blank check preferred stock. The Company’s board of directors has the power to establish the designation, rights and preferences of any preferred stock. Accordingly, the board of directors has the power, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. At December 31, 2013 and 2012, no shares of Series-A Convertible Preferred stock were issued and outstanding.

Warrants:   The following table provides summary information on warrants outstanding as of December 31, 2013 and 2012, with summary information on the various warrants issued by the Company in private placement transactions, warrants exercised to date, warrants that are presently exercisable and the current exercise prices of such warrants.

	2013		2012
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Warrants outstanding January 1	234,247	$41.50	237,922	$41.50
Granted during year	415,616	15.50	-	-
Exercised	-		-	-
Lapsed	(233,334)	41.50	(3,676)	117.50
Outstanding at December 31	416,529	$15.00	234,246	$41.50
Weighted average years remaining	4.3		1.5

As of December 31, 2013 there are 345,623 warrants classified as derivative liabilities relating to senior convertible notes issued on May 8, 2013, which were exercisable on November 8, 2013. For year ended December 31, 2012 there were 21,715 warrants classed as derivative liabilities. Each reporting period the warrants are re-valued and adjusted through the caption “change in value senior warrants gain” on the Consolidated Statements of Operations and Comprehensive Loss.

F-14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Note 6 – Equity Compensation

Incentive Stock Plan Approved by Stockholders: The Company’s stockholders have adopted an incentive stock plan for the benefit of its employees, consultants and advisors. Under the terms of the original plan, the Company was authorized to grant incentive awards for up to 20,000 shares of common stock. At the Company’s 2005 annual meeting, its shareholders increased the authorization under the incentive stock plan to 40,000 shares.

 The incentive stock plan authorizes a variety of awards including incentive stock options, non-qualified stock options, shares of restricted stock, and shares of phantom stock and stock bonuses. In addition, the plan authorizes the payment of cash bonuses when a participant is required to recognize income for federal income tax purposes because of the vesting of shares of restricted stock or the grant of a stock bonus.

The plan authorizes the grant of incentive awards to full-time employees of the Company who are not eligible to receive awards under the terms of an employment contract or another specialty plan. The plan also authorizes the grant of incentive awards to directors who are not eligible to participate in the Company’s outside directors’ stock option plan, independent agents, consultants and advisors who have contributed to the Company’s success.

The Compensation Committee administers the plan. The Committee has absolute discretion to decide which employees, consultants and advisors will receive incentive awards, the type of award to be granted and the number of shares covered by the award. The committee also determines the exercise prices, expiration dates and other features of awards.

The exercise price of incentive stock options must be equal to the fair market value of such shares on the date of the grant or, in the case of incentive stock options granted to the holder of more than 10% of the Company’s common stock, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for incentive stock options is ten years from the date of grant, or five years in the case of an individual who owns more than 10% of the Company’s common stock. The aggregate fair market value determined at the date of the option grant, of shares with respect to which incentive stock options are exercisable for the first time by the holder of the option during any calendar year, shall not exceed $100,000.

There are no incentive stock options outstanding at December 31, 2013.

Outside Directors' Stock Option Plan Approved by Stockholders: The Company’s stockholders have adopted an outside directors' stock option plan for the benefit of its non-employee directors in order to encourage their continued service as directors. Under the terms of the original plan, the Company was authorized to grant incentive awards for up to 2,500 shares of common stock. At the 2005 annual meeting, the Company’s shareholders increased the authorization under the incentive stock plan to 10,000 shares.

On October 17, 2012, the Board of Directors amended the Axion Power International, Inc. independent director’s stock option plan to increase the number of shares of common stock available thereunder from 10,000 shares to 20,000 shares.

On December 18, 2013, the Board of Directors amended the Axion Power International, Inc. independent director’s stock option plan and ratified the changes March 18, 2014, to increase the number of shares of common stock available thereunder from 20,000 shares to 60,000 shares.

Each eligible director who is, on or after the effective date, appointed to fill a vacancy on the Board or elected to serve as a member of the Board may participate in the plan. Each eligible director shall automatically be granted an option to purchase the maximum number of shares having an aggregate fair market value on the date of grant of twenty thousand dollars ($20,000). The option price of the stock subject to each option is required to be the fair market value of the stock on its date of grant. Options generally expire on the fifth anniversary of the date of grant. Any option granted under the plan shall become exercisable in full on the first anniversary of the date of grant, provided that the eligible director has not voluntarily resigned or been removed "for cause" as a member of the Board of Directors on or prior to the first anniversary of the date of grant (qualified option). Any qualified option shall remain exercisable after its first anniversary regardless of whether the optionee continues to serve as a member of the Board.

During 2013, the Company issued a total of 27,970 options as follows: On September 26, 2013 the Company issued 9,971 options to one of its directors. The options will vest evenly at 3,324 per year over the next three years. These options are exercisable at a price of $6.00 per share, expiring five years from vest date and are valued at $37,836 utilizing the Black-Scholes-Merton option pricing model, with $9,964 recorded as compensation in 2013. During 2012 the Company issued 3,429 five year options to one of its directors, vesting one third per year over the next three years. These options are exercisable at a price of $17.50 per share, expiring five years from the vest date and are valued at $35,136 using the Black-Scholes-Merton option pricing model, with $6,832 recorded as compensation in 2012.

F-15

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

During 2013 the company also issued to one of its employees 18,000 options of which 2,400 vested immediately with 400 vesting per month through September 30, 2016. These options are exercisable at a price of $7.50 per share, expiring five years from vest date and are valued at $64,836 utilizing the Black-Scholes-Merton option pricing model, with $5,403 recorded as compensation in 2013.

Stock Options Held by Officers, Employees, and Consultants Not Approved by Stockholders:

The Company uses the Black-Scholes-Merton Option Pricing Model to estimate the fair value of awards on the measurement date using the weighted average assumptions noted in the following table:

Year	Interest rate %	Dividend Yield %	Expected Volatility %	Expected Life
2013	0.63	0.0	65.36	96 months
2012	0.42	0.0	61.12	96 months

Expected volatilities are calculated based on the historical volatility of the Company’s stock since its listing on the public markets. Management has determined that it cannot reasonably estimate a forfeiture rate given the insufficient amount of time and activity of share option exercise and employee termination patterns. The expected life of options, representing the period of time that options granted are expected to be outstanding, was determined using the contractual term. The risk-free interest rate for periods within the expected life of the option is based on the interest rate for a similar time period of a U.S. Treasury note in effort on the date of the grant.

The following table provides consolidated summary information on the Company’s stock option activity for the years ended December 31, 2013 and 2012.

		2013
		Weighted Average
All Plan & Non-Plan Compensatory Options	Number of Options	Exercise	Fair Value	Remaining Life (years)	Aggregate Intrinsic Value
Options outstanding at December 31, 2012	81,523	$85.00	$28.00	3.8	$-
Granted	27,971	7.00	12.50	5.5	-
Exercised	-	-	-		-
Forfeited or lapsed	(5,651)	143.50	38.50		-
Options outstanding at December 31, 2013	103,843	$61.00	$23.00	3.7	$-
Options exercisable at December 31, 2013	68,635	$83.00	$29.00	2.6	$-

		2012
		Weighted Average
All Plan & Non-Plan Compensatory Options	Number of Options	Exercise	Fair Value	Remaining Life (years)	Aggregate Intrinsic Value
Options outstanding at December 31, 2011	78,186	$92.50	$32.00	4.2	$-
Granted	10,729	56.50	7.50		-
Exercised	-
Forfeited or lapsed	(7,392)	122.50	41.00		-
Options outstanding at December 31, 2012	81,523	$85.00	$28.00	3.0	$-
Options exercisable at December 31, 2012	59,320	$95.00	$32.50	3.0	$-

F-16

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

The following table summarizes the status of the Company’s non-vested options:

All non-vested stock options as of December 31, 2013	Shares	Fair Value
Options subject to future vesting at December 31, 2012	22,203	$20.00
Options granted	27,971	12.50
Options forfeited or lapsed	(1,025)	8.50
Options vested	(13,941)	12.00
Options subject to future vesting at December 31, 2013	35,208	$13.50

As of December 31, 2013, there was $159,037 of unrecognized compensation related to non-vested options compared to $328,400 at December 31, 2012. The Company expects to recognize the cost over a weighted average period of 1.4 years. The total fair value of options vested was $1,985,062 and $1,945,085 for 2013 and 2012, respectively.

The compensation expense that has been recognized for options granted was $160,987 and $410,326 for the years ended December 31, 2013 and 2012 respectively. In addition, the Company recognized non-cash compensation expense of $40,770 and $35,640 for the years ended December 31, 2013 and 2012, respectively, for stock granted to directors in lieu of cash.

Note 7 — Earnings/Loss Per Share

Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Diluted earnings per share are computed by assuming that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options for which market price exceeds the exercise price, less shares which could have been purchased by us with the related proceeds. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any other potential shares outstanding would be anti-dilutive.

Had the Company recorded income applicable to common shareholders for the periods ended December 31, 2013 and 2012 weighted-average number of common shares outstanding would have increased by 5,216, and 3,225 respectively, for the fiscal years, reflecting no change to dilutive securities in the calculation of diluted earnings per share.

Note 8 — Income Taxes Expense (Benefit)

A summary of the components giving rise to the income tax expense (benefit) for the years ended December 31, 2013 and 2012 is as follows:

	2013	2012
Current income tax expense:
Federal	$-	$-
State	-	-
Foreign	-	-
	$-	$-

Deferred income tax provision (benefit):
Federal	$(3,003,000)	$(2,905,000)
State	(583,000)	(564,000)
Foreign	149,000	(51,000)
Total deferred tax	(3,438,000)	(3, 520,000)
Less increase in allowance	3,438,000	3,520,000
Net deferred tax	$-	$-

Total income tax expense (recovery)	$-	$-

Individual components giving rise to the deferred tax asset are as follows:

	2013	2012
Future tax benefit arising from net operating loss carry forwards	$24,453,000	$21,100,000
Future tax benefit arising from available tax credits	1,373,000	1,373,000
Future tax benefit arising from options/warrants issued for Services	1,292,000	1, 210,000
Other	214,000	222,000
Total future tax benefit	27,332,000	23,905,000
Less valuation allowance	(27,332,000)	(23,905,000)
Net deferred tax	$-	$-

The components of pretax loss are as follows:

	2013	2012
United States	$(11,959,188)	$(8,553,281)
Foreign	(3,850)	-
	$(11,963,068)	$(8,553,281)

F-17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

The Company has net operating loss carry forwards of $56,700,000 and $2,800,000 available to reduce future income taxes in United States and Canada, respectively. The United States carry forwards expire at various dates between 2024 and 2033. The Canadian loss carry forwards expire at various dates between 2013 and 2028. The Company also has generated Canadian tax credits related to research and development activities.  The credit, amounting to $734,000 U.S. Dollars, is available to offset future taxable income in Canada and expires at various dates between 2024 and 2026. The Company has adopted FASB ASC 740, which provides for the recognition of a deferred tax asset based upon the value certain items will have on future income taxes and management's estimate of the probability of the realization of these tax benefits. The Company has determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against the entire net deferred tax asset. The utilization of NOL and tax credit carry forwards from Tamboril prior to the reorganization may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. Accordingly, these amounts have not been included in the gross deferred tax asset number above. In addition, due to equity transactions that have occurred subsequent to the reorganization with Tamboril, the utilization of NOL carry forwards may be subject to further change in control limitations that generally restricts the utilization of the NOL per year.

The reconciliation of the United States statutory federal income rate and the effective income tax rate in the accompanying Consolidated Statements of Operations for the years ended December 31, 2013 and 2012 is as follows:

	2013	2012
Statutory U.S. federal income tax rate	(34.0%)	(34.0%)
Prior period adjustments	0.00%	0.00%
State taxes, net	(4.9%)	(6.6%)
Foreign currency fluctuation	1.3%	(0.6%)
U.S. tax credits	0.0%	0.0%
Revaluation of Derivatives	(5.6%)	(0.1%)
Debt Discount Amortization	14.5%	0.1%
Change in valuation allowance	28.7%	41.1%
Effective income tax rate	0.0%	0.00%

The Company adopted the provisions of FASB ASC 740-10 “Income Taxes” on January 1, 2008.  As the result of the assessment, the Company recognized no material adjustments to unrecognized tax benefits. At the adoption date of January 1, 2008 and as of

December 31, 2013, the Company has no unrecognized tax benefits.  By statute, tax years ending December 31, 2008 through 2013 remain open to examination by the major taxing jurisdictions to which the Company is subject.

Note 9 — Related Party Transactions

None.

F-18

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

Note 10 — Supplemental Cash Flow Information

Cash payments for interest during the years ended December 31, 2013 and December 31, 2012 were $19,405 and $17,595, respectively. There were no payments of income taxes during the years ended December 31, 2013 and 2012.

Note 11 — Commitments and Contingencies and Significant Contracts

Facilities: On March 28, 2010, we renewed our lease for existing space at our manufacturing plant, located at 3601 Clover Lane, in New Castle, Pennsylvania. The salient terms of the Lease are as follows:

•	The term commenced on April 3, 2010 with an initial term of three years.

•	The renewal lease may be extended for two successive five-year renewal options with future rent to be negotiated at a commercially reasonable rate.

•	The battery manufacturing facility includes 70,438 square feet of floor space, including 7,859 square feet of office, locker, lab and lunch area, 46,931 square feet of manufacturing space, 1,488 square feet of dedicated lab space, 9,200 square feet of storage buildings and 5,000 square feet of basement area.

•	The rental amount for the initial term is $17,200 per month, which is fixed through 2013. In addition to the monthly rental, we are obligated to pay all required maintenance costs, taxes and special assessments, maintain public liability insurance and maintain fire and casualty insurance for an amount equal to 100% of the replacement value of the leased premises.

•	On May 26, 2011 we executed an addendum to the existing lease agreement which resulted in the lease of an additional 2,160 square feet of additional space for $500.00 per month. There were no other changes to the existing lease.

•	With the execution of the addendum we now lease 72,598 square feet for a monthly rent of $17,200.

On November 4, 2010, the Company entered into a Commercial Lease (“Lease”) with Becan Development, LLC (“Lessor”) to lease a 45,000 square foot building, located at 209 Green Ridge Road in New Castle PA, (the “Property”). The salient terms of the Lease are as follows:

•	The Lease term commenced on January 1, 2011 and the term expires on December 31, 2015.

•	The Lease may be extended for two 5-year terms, by giving notice not less than 30 nor more than 120 days before the expiration of the initial term or first renewal term (as applicable). The renewal leases shall be on terms substantially similar to the terms of the initial Lease except for any adjustment to rent, if warranted, as mutually agreed upon by Lessor and the Company.

•	The rental amount for the initial term is $19,297 per month and is on a “triple net” basis.

•	If the Company is able to obtain sufficient funding from either the federal or state government or agencies, and it enters into a binding agreement to purchase the Property, the Lease shall be immediately terminated and Lessor shall credit the most recent 6 months of actual rental payments made to Lessor against the purchase price of the Property.

•	The Company also has a right of first refusal to purchase the property within 30 days of receipt of notice of a third party offer from Lessor upon substantially the same terms as those offered by the third party.

•	The Lease contains market terms on standard provisions such as defaults and maintenance.

F-19

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

Employment Agreements:    The Company has entered into executive employment agreements with Thomas Granville, Charles R. Trego, Phillip S. Baker, and Vani K. Dantam. These agreements generally require each executive to devote substantially all of his business time to the Company’s affairs, establish standards of conduct, prohibit competition with our company during their term, affirm our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provide for the acts and events that would give rise to termination of such agreements and provide express remedies for a breach of the agreement. Each of the executives is allowed to participate in our standard employee benefit programs, including medical/hospitalization insurance and group life insurance, as in effect from time to time. Each of the covered executives will generally receive an automobile allowance, reimbursement for all reasonable business expenses incurred by him on behalf of the Company in the performance of his duties, and a severance package that guarantees continued remuneration equal to the executives base salary for a total of 23 months so long as the Company elects to enforce the provisions of the Non-Competition Agreement, should the executive be unable to find employment or accepts employment at a reduced rate of pay due solely to the Non-Competition Agreement. The provisions of the individual agreements are set forth in the following table:

Name	Position	Date	Term	Salary	Options	Price	Vesting	Stock
Thomas Granville (1)	CEO	6/29/13	3-year	$380,000
Charles R. Trego (2)	CFO (resigned August 2, 2013)	4/01/13	3-year	$225,000
Stephen Graham (3)	CFO	10/21/2013	3-year	$250,000	18,000	$7.50	Monthly	0
Philip S. Baker (4)	COO	4/01/13	3-year	$199,800
Vani K. Dantam (5)	Sr. VP	1/23/12	3-year	$225,000

1.	Thomas Granville. On April 1, 2013, the Company renewed the Executive Employment Agreement with Thomas Granville as Chief Executive Officer. Pursuant to this agreement, Mr. Granville receives an annual salary of $380,000, an annual stipend of $38,000 and an annual car allowance of $9,000 for the period commencing April 1, 2013, and terminating March 31, 2016. Mr. Granville’s base salary is subject to annual review, and he is eligible for an annual bonus as determined by the compensation committee. Any such salary adjustment or bonus amount is on the basis of Mr. Granville’s and the Company’s performance. In addition, on June 29, 2010, Mr. Granville was granted a signing bonus of $270,000 and was paid on July 9, 2010. The Company also granted Mr. Granville an option to purchase 7,200 shares of our common stock at a price of $75.00 per share at a vesting rate of 200 shares per month through the term of the agreement. Mr. Granville is eligible to participate in any executive compensation plans adopted by the shareholders of the Company and the Company's standard employee benefit programs.

2.	Charles R. Trego. On April 1, 2013, the Company entered into an Executive Employment Agreement with Charles R. Trego as Chief Financial Officer. Under the terms of his employment agreement, which had a term of three years, Mr. Trego was to receive an annual salary of $225,000, which was subject to review annually, an annual stipend of $22,500, an annual car allowance of $9,000, and bonus as determined by the compensation committee. On April 1, 2010, Mr. Trego received a 5-year option to purchase 5,300 shares of our common stock at a price of $75.00 per share. 540 options vested April 1, 2010 and, beginning in June 2010, 140 options vested monthly over a 34 month period. Mr. Trego resigned from the Company effective August 2, 2013.

3.	Stephen Graham. On October 9, 2013 the Company entered into an Executive Employment Agreement with Stephen Graham as the new Chief Financial Officer effective October 21, 2013. Mr. Graham receives an annual salary of $250,000, which is subject to annual review, and an annual car allowance of $9,000, an annual stipend of $25,000 and bonuses as determined by the compensation committee. Mr. Graham was granted a 5-year option to purchase 18,000 shares of common stock at a price of $7.50 per share, 3,600 options vested immediately and thereafter 400 options shall vest on the last day of each consecutive calendar month, commencing on October 31, 2013 and ending on September 30, 2016.

4.	Philip S. Baker. On April 1, 2013, the Company renewed the Executive Employment Agreement with Philip S. Baker as Chief Operating Officer. Under the terms of his employment agreement, which has a term of three years, Mr. Baker receives an annual salary of $199,800, which is subject to review annually, an annual stipend of $19,980, an annual bonus as determined by the compensation committee , and an annual car allowance of $6,000. On April 1, 2010, Mr. Baker was granted a 5-year option to purchase 4,600 shares of our common stock at a price of $75.00 per share. 520 options vested on April 1, 2010 and, beginning in June, 2010, 120 options vested monthly through the remaining 34 months of this contract.

5.	Vani K. Dantam. On April 1, 2013, The Company entered into a new Executive Employment Agreement with Vani Dantam as Senior Vice President Business Development, Sales & Marketing. Under the terms of this agreement, which has a term of three years, Mr. Dantam receives an annual salary of $225,000 , which is subject to review on an annual basis, an annual stipend of $22,500, is eligible for an annual bonus as determined by the compensation committee and an annual car allowance of $6,000. On January 1, 2012, Mr. Dantam received a $20,000 sign-on bonus, and a 5- year option to purchase to purchase 3,000 shares of our common stock at a price of $75.00 per share, 301 options vested on January 1, 2012, and, beginning March 2012, 80 options vest monthly.

We have no retirement plans or other similar arrangements for any directors, executive officers or employees, other than a noncontributory 401(k) plan.

F-20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

Purchase Orders

On May 11, 2010, the Company was awarded federal contract number N00014-10-C-0094. Under the terms of the agreement, Axion shall furnish personnel and facilities to conduct the research effort for the development of new lightweight, high-powered batteries for use in vehicles operated by the U.S. Marine Corps. This cost-plus-fixed-fee completion contract requires scientific or technical reports to be delivered, inspected and accepted prior to reimbursement. Costs incurred during the performance period, will be reimbursed quarterly. The final report was delivered in July, 2011. The contract, provided $1,004,747 to us in funding for this project, and is subject to a financial audit upon contract completion which we anticipate will occur in 2013.

Selling price was determined by periodic spending using the hourly labor, overhead, and G&A rates submitted with the proposal. The rates are subject to adjustment at the end of contract, and secured by the unpaid fixed fee. Revenue based on the proportionate performance of the work performed was recognized from inception to completion when collection of the reimbursement was reasonably assured. Recognition of the fixed fee was postponed to contract completion. Fixed fee billings were recorded under deferred revenue. The contract contributed no service revenue in either year 2013 or 2012.

Note 12 — Subsequent events

Stephen Graham, has notified us of his resignation as our Chief Financial Officer, effective as of April 1, 2014.

On July 7, 2014, our shareholders approved a reverse split of our common stock in a ratio of not less than 1:20 nor more than 1:50, which was subsequently fixed by our board of directors at 1:50. All numbers in the financial statements have been adjusted to give effect to the reverse split, which will be effective as of September 8, 2014.

F-21

AXION POWER INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30, 2014	December 31, 2013

ASSETS

Cash and cash equivalents	$1,976,442	$1,169,093
Restricted cash	-	3,780,341
Accounts receivable	237,127	562,583
Other current assets	310,330	281,055
Inventory, net	1,684,784	2,250,637
Total current assets	4,208,683	8,043,709

Property & equipment, net	6,053,165	6,698,536
Other receivables	-	29,000

Total Assets	$10,261,848	$14,771,245

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$559,905	$420,337
Other liabilities	374,630	352,857
Note payable	104,777	104,777
Accrued interest	9,310	52,001
Subordinated convertible notes, net of discount	551,500	583,574
Senior convertible notes, net of discount	-	2,046,948
Total current liabilities	1,600,122	3,560,494

Deferred revenue	741,811	922,362
Note payable	162,693	219,722
Derivative liability senior warrants	2,132,489	518,433
Total liabilities	4,637,115	5,221,011

Stockholders’ Equity
Convertible preferred stock – 12,500,000 shares designated no shares issued and outstanding	-	-
Common stock-100,000,000 shares authorized $0.005 par value per share 4,430,235 shares issued & outstanding (3,608,029 in 2013)	22,123	18,039
Additional paid in capital	111,011,127	106,302,018
Retained earnings (deficit)	(105,156,904)	(96,518,212)
Cumulative foreign currency translation adjustment	(251,613)	(251,611)
Total Stockholders’ equity	5,624,733	9,550,234

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$10,261,848	$14,771,245

The accompanying notes are an integral part of these consolidated condensed financial statements.

F-22

AXION POWER INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net sales	$1,895,622	$2,688,466	$4,209,924	$4,926,113
Cost of tangible goods sold	1,889,073	2,532,759	4,241,709	4,793,238
Cost of goods sold idle capacity	416,590	449,469	853,847	950,910

Gross Loss	(410,041)	(293,762)	(885,632)	(818,035)

Research and development expense	582,943	541,921	1,026,871	1,059,724
Selling, general and administrative expense	1,392,372	1,091,253	2,505,965	2,112,934
Other (income) expense	(15,242)	(324,994)	(59,034)	(324,995)
Operating loss	(2,370,114)	(1,601,942)	(4,359,434)	(3,665,698)

Change in value of senior warrants, loss (gain)	(805,299)	(1,555,300)	1,614,056	(1,555,300)
Change in value conversion feature senior notes, (gain)	-	(1,391,847)	(32)	(1,391,847)
Debt discount amortization expense	-	717,728	809,334	717,728
Interest expense, note payable	4,464	6,907	9,825	11,487
Extinguishment loss on senior notes conversion	358,189	195,500	1,192,189	195,500
Derivative revaluations (income)	-	(154)	-	(1,217)
Interest on convertible notes	198,923	339,179	653,886	339,179

Income (loss) before income taxes	(2,126,391)	86,045	(8,638,692)	(1,981,228)

Income taxes	-	-	-	-

Net Income (loss)	(2,126,391)	86,045	(8,638,692)	(1,981,228)

Foreign Currency Translation adjustment	(2)	-	(2)	(64)

Comprehensive Income(Loss)	$(2,126,393)	$86,045	$(8,638,694)	$(1,981,292)

Loss per share
Basic and diluted net loss per share	$(0.48)	$(0.04)	$(2.04)	$(0.87)

Weighted average common shares outstanding	4,430,195	2,294,613	4,228,958	2,280,246

The accompanying notes are an integral part of these consolidated condensed financial statements.

F-23

AXION POWER INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,
	2014	2013
Operating Activities

Net loss	$(8,638,692)	$(1,981,228)

Adjustments to reconcile deficit accumulated for noncash items
Depreciation expense	737,703	747,015
Derivative revaluations (gain) loss	-	(1,217)
Change in value of senior warrants, gain	1,614,056	(1,555,300)
Change in value conversion feature senior notes, gain	(32)	(1,391,847)
Debt discount amortization expense	779,929	717,728
Interest accrued, convertible notes	519,277	197,224
Extinguishment loss on senior notes conversion	1,325,839	195,500
Amortization deferred finance costs	66,930	129,955
Warrants issued for placement agent fees	58,669	-
Stock based compensation expense	77,537	132,969

Changes in operating assets & liabilities
Accounts receivable	325,456	409,543
Other current assets	(96,207)	(125,506)
Inventory, net	565,853	5,384
Accounts payable	139,568	(55,008)
Other current liabilities	28,678	167,922
Accrued interest	23,357	12,000
Deferred revenue	(180,551)	(169,967)
Cash (used) by operating activities	(2,652,630)	(2,564,833)

Investing Activities
Other receivables	29,000	6,000
Capital expenditures	(92,331)	(120,164)
Cash (used) by investing activities	(63,331)	(114,164)

Financing Activities
Repayment of note payable	(57,029)	(64,489)
Proceeds from senior and subordinated convertible notes	-	10,000,000
Repayment of subordinated convertible note	(200,000)	-
Payment of debt issuance costs	-	(443,110)
Amount deposited into restricted cash account	3,780,341	(6,000,000)
Cash provided by financing activities	3,523,312	3,492,401
Net increase in cash and cash equivalents	807,351	813,404
Effect of exchange rate on cash	(2)	64
Cash and cash equivalents – beginning	1,169,093	2,004,391
Cash and cash equivalents – ending	$1,976,442	$2,817,859

Supplemental Schedule of Cash Flow Information:
Cash paid for interest:	$22,321	$11,487

Supplemental Schedule of Non Cash Investing and Financing Activities:
Interest accrued converted into debt principal	$66,049	-
Common stock issued for principal payments on senior notes	$2,725,000	$1,195,000

The accompanying notes are an integral part of these consolidated condensed financial statements.

F-24

AXION POWER INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2014

(unaudited)

1.	Financial Statements

In the opinion of management the accompanying unaudited consolidated financial statements contain all adjustments (which include normal recurring adjustments) necessary to present fairly the financial position, statements of income and comprehensive income and cash flows for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) have been condensed or omitted pursuant to the rules and regulations of the United States Securities and Exchange Commission (SEC). These consolidated financial statements should be read in conjunction with the audited financial statements and footnotes thereto in the Axion Power International, Inc. (“the Company”) Annual Report on Form 10-K for the year ended December 31, 2013. The results of income and comprehensive income for the three and six month periods ended June 30, 2014 are not necessarily indicative of results of income and comprehensive income for the Company’s 2014 calendar year.

Certain amounts for the results of income and comprehensive income for the three and six month periods ending June 30, 2013 have been revised to conform to the current year’s presentation.

2.	New Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from contracts with Customers (ASU 2014-09), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP.

The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). We are currently evaluating the impact of our pending adoption of ASU 2014-09 on our consolidated financial statements and have not yet determined the method by which we will adopt the standard in 2017.

3.	Inventories

Inventories consist of the following:

	June 30, 2014	December 31, 2013
Raw materials and components	$848,985	$1,073,034
Work in process	887,901	1,235,029
Finished goods	168,226	163,228
Inventory reserves	(220,328)	(220,654)
	$1,684,784	$2,250,637

Inventory reserves include a provision for inventory valuation and obsolescence.

F-25

AXION POWER INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2014

(unaudited)

4.	Warrants

Warrants consist of the following:

	Shares	Weighted average exercise price	Weighted average remaining contract term (years)
Warrants outstanding at December 31, 2013	416,529	$15.50	4.3
Granted	16,851	15.10	5.0
Exercised	-	-	-
Forfeited or lapsed	-	-	-
Warrants outstanding at June 30, 2014	433,380	$15.50	4.9

As of June 30, 2014, there are 345,623 warrants classified as derivative liabilities relating to senior convertible notes of the Company issued on May 8, 2013. Of the 433,380 warrants outstanding, 913 are exercisable. For each reporting period, the warrants classified as derivatives are revalued and the change in value reported as a change in value senior convertible note and a change in value conversion feature senior convertible note on the statements of income and comprehensive income.

5.	Stock Based Compensation

The Company adopted ASC 718 “Compensation – Stock Compensation” whereby employee-compensation expense related to stock based payments is recorded over the requisite service period based on the grant date fair value of the awards. The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC 505-50 “Equity-Based Payments to Non-Employees”.  The measurement date for fair value of the equity instruments is determined by the earlier of (i) the date at which commitment for performance by the vendor or consultant is reached, or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

The stock-based compensation expense was $77,537 of which $55,165 was for director’s compensation in lieu of cash, for the six months ended June 30, 2014 and had no impact on the diluted net loss per share.

Outstanding compensatory options consist of the following:

		Weighted Average
	Number of Options	Exercise	Fair Value	Remaining Life (years)	Aggregate Intrinsic Value
Options outstanding at December 31, 2013	103,843	$61.00	$21.00	3.7	$-
Granted	14,000	7.50	3.00	5.1	-
Exercised	-	-	-	-	-
Forfeited or lapsed	(19,198)	$51.00	17.50	-	-
Options outstanding at June 30, 2014	98,645	$55.00	$19.00	3.4	$102,843
Options exercisable at June 30, 2014	80,983	$64.00	$22.50	2.9	$18,858

All non-vested compensatory stock options consist of the following:

	All Options
	Shares	Weighted Average Fair Value
Options subject to future vesting at December 31, 2013	37,034	$8.00
Granted	14,000	3.00
Options forfeited or lapsed	(19,198)	8.00
Options vested	(14,174)	9.50
Options subject to future vesting at June 30, 2014	17,662	$4.00

F-26

AXION POWER INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2014

(unaudited)

As of June 30, 2014, there was $ 96,943 of unrecognized compensation related to non-vested options granted under the plans. The Company expects to recognize this expense over a weighted average period of 2.9 years. The total fair value of options which vested during the six months ended June 30, 2014 was $131,392.

6.	Earnings (Loss) Per Share

Basic earnings per share is computed by dividing net income (loss) available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Diluted earnings per share are computed by assuming that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options for which the market price exceed the exercise prices, less shares which could have been purchased by us with the related proceeds. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any other potential shares outstanding would be anti-dilutive.

If the Company had generated earnings during the six months ended June 30, 2014 and 2013, the Company would have added 65,247 and 71,248 respectively, of common equivalent shares to the weighted average shares outstanding to compute the diluted weighted average shares outstanding.

7.	Senior Convertible Notes and Warrants, and Subordinated Notes and Warrants

On May 8, 2013, the Company consummated the sale of $9 million in aggregate principal amount of senior convertible notes (the “Senior Notes”) due on February 8, 2015 and warrants (the “Senior Warrants”) to various institutional investors (“Investors”). At closing, the Company received $2.76 million in net proceeds, after deducting placement agent fees of $240,000. Total offering expenses were $494,500 and were recorded as deferred financing fees. The $6,000,000 balance of the gross proceeds from the sale of Senior Notes was deposited into a series of control accounts in the Company’s name. Withdrawals from the control accounts were permitted (i) in connection with certain conversions of the Senior Notes or (ii) otherwise, as follows: $500,000 on each 30 day anniversary of the closing date (May 8, 2013) commencing on the 60th day after the closing date until there are no more funds in the control accounts.  The Senior Warrants associated with the Senior Warrants and the Subordinated Notes and Subordinated Warrants described below were issued in transactions exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. As of June 30, 2014 all of the proceeds have been released, and the note holders have converted all amounts due under the note into shares of the company’s stock. As of June 30, 2014, the warrants were still outstanding. The warrants were converted to common stock on August 1, 2014 – see Note 9 - Subsequent events.

The following is intended to provide a summary of the terms of the agreements and securities described above. This summary is qualified in its entirety by reference to the full text of the agreements, each of which is attached as an exhibit to our Current Report on Form 8-K filed with the SEC on May 8, 2013. Readers should review those agreements for a complete understanding of the terms and conditions associated with these transactions.

Securities Purchase Agreement

The Senior Convertible Notes and Senior Warrants were issued pursuant to the terms of the Securities Purchase Agreement (“Purchase Agreement”) entered into among us and the Investors. The Purchase Agreement provided for the sale of the Senior Convertible Notes and Senior Warrants for gross proceeds of $9 million to us.

Ranking – The Senior Notes were senior unsecured obligations of the Company, subject only to certain secured obligations of the Company for up to a maximum of $1 million of government issued indebtedness for purchase of plant and machinery and other purchase money financing for property, plant and equipment.

Maturity Date - Unless earlier converted or redeemed, the Senior Notes matured 21 months from the closing date subject to the right of the investors to extend the date (i) if an event of a default under the Senior Notes has occurred and (ii) for a period of 20 business days after the consummation of a fundamental transaction if certain events occur.

F-27

AXION POWER INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2014

(unaudited)

Interest - The Senior Notes bore interest at the rate of 8% per year, compounded monthly on the first calendar day of each calendar month. The interest rate could increase to 18% per year upon the occurrence and continuance of an event of default. No events of default occurred.

Conversion - The Senior Notes were convertible at any time at the option of the holders, into shares of the Company’s common stock at an initial conversion price of $13.20 per share (subsequent conversions were based on the company’s volume weighted average price per share).  The conversion price was subject to adjustment for stock splits, combinations or similar events. In addition, the conversion price was subject to a “full ratchet” anti-dilution adjustment if the company issued or was deemed to have issued securities at a price lower than the then applicable conversion price. In the event certain equity conditions were not met, the company may have been prevented from issuing shares to satisfy the installments due on the note.

The Senior Notes were not permitted to be converted with respect to any note holder, if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially owned in excess of 4.99% of the Company’s outstanding shares of common stock. At each holder’s option, the limit on percentage ownership was permitted to be raised or lowered to any other percentage not in excess of 9.99%, except that any raise would only have been effective upon 61-days’ prior notice to the Company.

Events of Default

The Senior Notes contained standard and customary events of default including, but not limited to: (i) failure to register our Common Stock within certain time periods; (ii) failure to make payments when due under the Senior Notes; and (iii) bankruptcy or insolvency of the Company.

In the event of default occurred, the Senior Note holders could have required the Company to redeem all of any portion of the Senior Notes (including all accrued and unpaid interest thereon), in cash, at a price equal to the greater of (i) up to 125% of the amount being redeemed, depending on the nature of the default, and (ii) the intrinsic value of the shares of the Common Stock then issuable upon conversion of the Senior Note being redeemed.

Senior Warrants

The Warrants entitle the holders to purchase, in aggregate, 345,623 million shares of common stock. The Warrants were exercisable beginning November 8, 2013 and will expire 5 years from the Closing Date. The Warrants are initially exercisable at an exercise price equal to $15.10, subject to certain adjustments. The Warrants may be exercised for cash, provided that, if there is no effective registration statement available registering the exercise of the Warrants, the Warrants may be exercised on a cashless basis.

The exercise price of the Warrants is subject to adjustment for stock splits, combinations or similar events. In addition, the exercise price is also subject to a “full ratchet” anti-dilution adjustment if we issue or are deemed to have issued securities at a price lower than the then applicable exercise price.

The Warrants may not be exercised with respect to any warrant holder if, after giving effect to the exercise, the warrant holder together with its affiliates would beneficially own in excess of 4.99% of our outstanding shares of common stock. At each Warrant holder’s option, the limit on percentage ownership may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to the Company

The Senior Warrants prohibit the Company from entering into specified transaction involving a change of control, unless the successor assumes all obligations under the Senior Warrants under a written agreement before the transaction is completed. When there is a transaction involving a permitted change of control, a Senior Warrant holder will have the right to require us to repurchase their Senior Warrant for a purchase price in cash equal to the Black-Scholes value of the then unexercised portion of the Senior Warrant.

F-28

AXION POWER INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2014

(unaudited)

Accounting for the Conversion Option and Warrants

The Company first considered whether the notes met the criteria under ASC 480-10-25-14 to be recorded as a liability and determined that, due to the notes’ differing potential settlement features, it did not meet the criteria. The Company next considered whether the conversion option met the definition of a derivative, requiring it to be bifurcated and recorded as a liability. Pursuant to ASC 815-40, due to full-ratchet down-round price protection on the conversion price of the Senior Notes and the exercise price of the Warrants, the Company determined that the conversion features of the Senior Notes and the exercise features of the Senior Warrants are not indexed to the Company’s owned stock and must be recognized separately as a derivative liability in the consolidated balance sheet, measured at fair value and marked to market each reporting period until the Senior Notes have been fully paid or converted and the Senior Warrants fully exercised.

The conversion feature of the Senior Notes was valued using the Monte Carlo simulation model under the following assumptions; (i) expected life of 0.9 years, (ii) volatility of 60%, (iii) risk-free interest rate of 0.10%, and (iv) dividend rate of 0.  The Senior Warrants were also valued using the Monte Carlo simulation model, under the following assumptions: (i) expected life of 5 years, (ii) volatility of 0.80%, (iii) risk-free interest rate of 0.75%, and (iv) dividend rate of zero.   The initial fair values of the conversion feature and the warrants were estimated to be $2.9 million and $1.5 million, respectively, totaling $4.4 million.  This amount was recorded as debt discount on May 8, 2013 and is being amortized over the term of the note using the effective interest method. The amortization of the $494,500 was completed as of March 31, 2014.

As of June 30, 2014, the conversion feature was valued at zero due to the note holders converting all amounts due under the notes to shares of the company’s stock. As of June 30, 2014 the Senior Warrants were valued at $2,132,489. The change in fair value of $805,299 was recorded as a non-cash (gain) in change in value of these derivatives for the quarter ended June 30, 2014.  The Senior Warrants are classified as a liability in the consolidated condensed balance sheet as follows:

	Warrants	Conversion Feature	Total

December 31, 2013	$518,433	$32	$518,465
Adjustment to fair value	1,614,056	(32)	1,614,024
Ending Balance – June 30, 2014	$2,132,489	$-	$2,132,489

Pursuant to the terms of the Senior Notes, the Company opted to pay the installment payments due prior to June 30, 2014 with shares of the Company’s common stock.  As of June 30, 2014 the Company issued 2,156,517 shares of common stock at a weighted average conversion price of $4.815 for the $9.0 million in Senior Notes and $1,700,147 of interest. A loss on extinguishment, since inception, was recognized in the amount of $3,283,528 for the difference between the installment amount and the fair value of the shares at the issuance date. As of June 30, 2014, the principal balance of the Senior Notes (net of discount) was as follows:

	Convertible Note	Debt Discount	Net Total

December 31, 2013	$2,725,000	$(678,052)	$2,046,948
Installment Payments in Shares	(2,725,000)	-	(2,725,000)
Amortization of debt discount	-	678,052	678,052
Ending Balance – June 30, 2014	$-	$-	$-

F-29

AXION POWER INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2014

(unaudited)

Placement Agent Warrants

Upon the closing of the issuance of the Senior Notes and Senior Warrants, the Company issued 18,182 warrants to its placement agent and is obligated to issue additional warrants when and if the Company receives further proceeds from the sale of the Senior Notes and Senior Warrants which are currently being held in the control accounts described above. The initial placement agent warrants have been recognized as additional financing fees and are being amortized over the life of the Senior Notes. These warrants were determined not to be derivative instruments, and as such they have been recorded as equity. The fair value of the initial issuance of 18,182 placement agent warrants was estimated to be $144,000 using the Black-Scholes model with the following assumptions: (i) expected life of 5 years, (ii) volatility of 80%, (iii) risk free interest rate of 0.75% and (iv) dividend yield of zero. The total number of warrants issued as of June 30, 2014 is 48,442. Subsequently, on July 8, 2014, 3,070 warrants were issued in conjunction with the final release of funds from the control accounts. The total number of warrants issued to Placement Agents was 51,512.

Subordinated Convertible Notes and Subordinated Warrants

Simultaneously with the closing of the $9,000,000 million principal amount Senior Note transaction, the Company sold $1,000,000 million principal amount of its Subordinated Convertible Notes (the “Subordinated Notes”) to investors consisting of management and directors of the Company and one individual investor. The sale of the Subordinated Notes did not carry any additional fees and expenses, so the Company received the entire $1 million in proceeds from the Subordinated Notes at closing. The Subordinated Notes are subordinated in right of repayment to the Senior Notes and mature 91 days subsequent to the maturity date of the Senior Notes. The Subordinated Notes bear interest at the rate of 8% per year. Once 2/3 of the Senior Notes have been repaid, then the Subordinated Notes may be converted and/or prepaid in cash so long as there is no Event of Default with respect to the Senior Notes and all Equity Conditions (as defined in the securities purchase agreement for the Senior Notes) are met. All but one Subordinated convertible note holder have verbally agreed to waive the aforementioned 2/3 conversion or prepaid provision. The conversion price for the Subordinated Notes is $13.20 per share. The holders of the Subordinated Convertible Notes were issued five year warrants to purchase 38,403 shares of Company common stock (“Subordinated Warrants”). Each Subordinated Warrant has an exercise price of $15.10 per share.

As the conversion feature of the Subordinated Notes and the related warrants were determined not to be derivative instruments, in accordance with the guidance in ASC Topic 470-20 Debt with Conversion and Other Options (“ASC 470”), the Company first calculated the fair value of the warrants issued and then calculated the relative value of the note and determined that there was a beneficial conversion feature in the amount of $246,000. Conversion of the Subordinated Notes is conditioned upon 2/3 of the Senior Notes being repaid, and therefore the beneficial conversion feature was determined to be contingent and therefore was not booked at the date of issuance. During the fourth quarter of 2013, the contingency was met and therefore the beneficial conversion feature was recorded to additional paid in capital with the offset to debt discount. The debt discount is being amortized over the remaining term of the subordinated convertible notes using the effective interest method.

The fair value of the warrants, issued in connection with the Subordinated Notes is $304,000 in the aggregate and was calculated using the Black-Scholes option pricing model with the following assumptions: (i) expected life of 5 years, (ii) volatility of 80%, (iii) risk free interest rate of 0.75% and (iv) dividend yield of zero.

The relative value of the warrants to the note was $263,000, which was the amount recorded as a debt discount.

The balance at June 30, 2014 related to the Subordinated Notes was comprised of:

Convertible notes payable, related and unrelated parties at December 31, 2013	$1,000,000
Unamortized Debt discount	(314,549)
Conversion of accrued interest to principle	66,049
Repayment of Subordinated notes	(200,000)
Ending Balance at June 30, 2014	$551,500

F-30

AXION POWER INTERNATIONAL, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

June 30, 2014

(unaudited)

On June 30, 2014, the Company entered into an amended note with respect to that certain $735,000 principal amount Subordinated Note issued to Robert Averill on May 7, 2013. The amendment to the note increases the principal amount to $801,049 which is the original principal amount of the note plus accrued and unpaid interest to June 18, 2014. The interest rate on the note was increased to 9% per annum commencing June 30, 2014, and the interest increases 1% per month, commencing on September 16, 2014 until the Note is paid in full. This amended note extends the maturity date to the earlier of December 31, 2014 and the date on which the Company consummates one or more financing transactions of at least $10,000,000 in the aggregate. The Company also agreed to secure its obligations under the amended note with a lien on certain intellectual property assets. The Company has also agreed to reimburse Mr. Averill for his legal fees, not to exceed $25,000, in conjunction with the amended note.

Fair Value Disclosure

The Company has one Level 3 financial instruments, Senior Warrants.  The Senior Warrants are evaluated under the hierarchy of FASB ASC Subtopic 480-10, FASB ASC Paragraph 815-25-1 and FASB ASC Subparagraph 815-10-15-74 addressing embedded derivatives. The fair value of the warrants is estimated using the Monte Carlo simulation model. As of June 30, 2014 the following table represents the Company’s fair value hierarchy for items that are required to be measured at fair value on a recurring basis.

	Fair
	Value	Level 1	Level 2	Level 3
Warrant liability	$2,132,489			$2,132,489

8.	Going concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. At June 30, 2014 the Company’s working capital was $2.6 million.  The financial resources of the Company will not provide sufficient funds for the Company’s operations beyond October 1, 2014, as those operations currently exist. Subsequent funding will be required to fund the Company’s ongoing operations, working capital, and capital expenditures beyond October 1, 2014. No assurances can be given that the Company will be successful in arranging the further funds needed to continue the execution of its business plan, which includes the development and commercialization of new products, or even if further funding is available, upon what terms. Failure to obtain such funds on terms acceptable to the Company’s management will require management to substantially curtail, if not cease, operations, which will result in a material adverse effect on the financial position and results of operations of the Company. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might occur if the Company is unable to continue as a going concern.

9.	Subsequent events

Effective as of July 1, 2014, Thomas Granville resigned as our Chief Executive Officer and Chairman of the Board due to certain unanticipated adverse health concerns. At that point, he remained one of our directors and will also remain as an employee as Special Assistant to the CEO. As of August 3, 2014, Mr. Granville had resigned as a director and an employee and has become a consultant to us.

Effective as of July 1, 2014, David DiGiacinto, who was appointed to our Board of Directors on February 1, 2014, was appointed as our Chief Executive Officer and Chairman of the Board. Also, effective on July 1, 2014, Charles Trego, who was our Chief Financial Officer from April 1, 2010 until August 2, 2013 and has been a Director since September 27, 2013, was appointed as our Interim Chief Financial Officer. Both Mr. DiGiacinto and Mr. Trego shall remain as Directors, although Mr. DiGiacinto and Mr. Trego have resigned from any Committee appointments.

On July 7, 2014, the Company tabulated its final results for its consent solicitation to obtain shareholder approval for its proposed reverse split of no less than 1:20 nor more than 1:50.  The matters below were put forth to a vote of its shareholders, and passed with the following final tally of votes of shares voted for, against or withheld as set forth.

After review and tabulation, the ballots and proxies cast for and against, and those abstaining, the authorization for the Company’s Board of Directors to authorize a reverse split of the Company’s issue and outstanding stock in a ratio of not less than 1:20 not more than 1:50, are (on a pre 1:50 reverse split basis):

For:	167,289,915
Against:	7,722,095
Abstain:	489,489

After review and tabulation, the ballots and proxies cast for and against, and those abstaining, the decrease in the authorized common stock of the Company to 100 million shares upon effectuation of a reverse stock split, are:

For:	167,945,297
Against:	6,614,124
Abstain:	942,078

All numbers in the financial statements have been adjusted to give effect to the reverse split which will be effective as of September 8, 2014.

On August 1, 2014, the holders of the 345,623 warrants issued by us in conjunction with the May 7, 2013 senior convertible note financing entered into warrant exchange agreements with us pursuant to which they exchanged those warrants for 587,558 shares of our Common Stock.

F-31

Until ______ __, 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$6,000,000 of Shares of Common Stock

and Warrants to purchase shares of Common Stock

PROSPECTUS

Sole Book Running Manager

Maxim Group LLC

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, are estimated as follows:

SEC Registration Fee	$1932
FINRA Filing Fee	$2,750
NASDAQ Filing Fee	$45,000
Printing and Engraving Expenses	$25,000
Transfer Agent Fees and Expenses	$15,000
Legal Fees and Expenses	$225,000
Accountants' Fees and Expenses	$25,000
Miscellaneous Costs	$10,318
Total	$350,000

Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of the Delaware General Corporation Law or obtained an improper personal benefit.

Our amended and restated certificate of incorporation specifically limits each director’s personal liability, as permitted by Section 102 of the Delaware General Corporation Law, and provides that if the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Section 145 of the Delaware General Corporation Law provides, among other things, that a corporation may indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors of otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law.

Item 15. Recent Sales of Unregistered Securities

Since January 1, 2011, Axion has issued and sold the following securities in transactions exempt from registration under Section 4(2) of the Securities Act of 1933:

On May 8, 2013, we sold senior convertible notes and warrants issued in conjunction with the May 2013 senior convertible notes for an aggregate principal amount of $9.0 million and subordinated convertible notes and warrants issued in conjunction with the May 2013 subordinated convertible notes for an aggregate principal amount of $1.0 million, as described in our audited financial statements for the year ended December 31, 2013.

73

All of the above equity transactions were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act as private placements of our securities to institutional investors.

Item 16. Exhibits and Financial Statement Schedules

1.1	Form of Underwriting Agreement	(39)
2.1	Reorganization Agreement (without exhibits) between Tamboril Cigar Company, Axion Power Corporation and certain stockholders of Axion Power Corporation dated December 31, 2003.	(1)
2.2	First Addendum to the Reorganization Agreement between Tamboril Cigar Company, Axion Power Corporation and certain stockholders of Axion Power Corporation dated January 9, 2004.	(1)
3.1	Amended and Restated Certificate of Incorporation of Tamboril Cigar Company dated February 13, 2001.	(2)
3.3	Amendment to the Certificate of Incorporation of Tamboril Cigar Company dated June 4, 2004.	(3)
3.4	Amendment to the Certificate of Incorporation of Axion Power International, Inc. dated June 4, 2004.	(3)
3.5	Amended By-laws of Axion Power International, Inc. dated June 4, 2004.	(3)
3.6	Amendment to the Certificate of Incorporation of Axion Power International, Inc., dated July 22, 2011	(30)
3.7 3.8	Amendment to the Certificate of Incorporation of Axion Power International, Inc., dated September 26, 2013. Amendment to the By-laws of Axion Power International, Inc. dated July 18, 2014.	(35) (37)
3.9	Amendment to the Articles of Incorporation of Axion Power International, Inc.
4.1	Specimen Certificate for shares of Company’s $0.00001 par value common stock.	(9)
4.2	Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated December 31, 2003.	(1)
4.3	Succession Agreement Pursuant to the Provisions of the Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated March 25, 2004.	(4)
4.4	Form of Warrant Agreement for 1,796,300 capital warrants.	(9)
4.5	Form of Warrant Agreement for 667,000 Series I investor warrants.	(9)
4.6	Form of Warrant Agreement for 350,000 Series II investor warrants.	(9)
4.7	Form of Warrant Agreement for 313,100 Series III investor warrants.	(9)
4.8	Form of 8% Cumulative Convertible Senior Preferred Stock Certificate	(D)
4.9	First Amended and Restated Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated February 28, 2005.	(11)
4.10	Second Amendment and Restated Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated November 21, 2006	(19)
4.11	Certificate of Powers, Designations, Preferences and Rights of the 8% Convertible Senior Preferred Stock of Axion Power International, Inc. dated March 17, 2005.	(12)
4.12	Certificate of Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock, Par Value $0.0001 Per Share, of Axion Power International, Inc. dated October 23, 2006.	(13)
4.13	Amended Certificate of Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock, Par Value $0.0001 Per Share, of Axion Power International, Inc. dated October 26, 2006.	(13)
4.14	Form of Warrants for the Offering
4.15	Form of Underwriters Warrant for the Offering	(39)
5.1	Opinion of Jolie Kahn, Esq.
9.1	Agreement respecting the voting of certain shares beneficially owned by the Trust for the Benefit of the Shareholders of Mega-C Power Corporation.	Included in Exhibit 4.2
10.1	Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated November 15, 2003.	(1)
10.2	Letter Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated November 17, 2003.	(1)
10.3	Tamboril Cigar Co. Incentive Stock Plan dated January 8, 2004	(A)
10.4	Tamboril Cigar co. Outside Directors Stock Option Plan dated February 2, 2004	(A)
10.5	Stock Purchase & Investment Representation Letter among John L. Petersen, Sally A. Fonner and C and T Co. Incorporated dated January 9, 2004	(1)
10.6	Letter Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated January 9, 2004.	(1)

74

10.7	First Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated as of January 9, 2004.	(5)
10.8	Definitive Incentive Stock Plan of Axion Power International, Inc. dated June 4, 2004.	(3)
10.9	Definitive Outside Directors’ Stock Option Plan of Axion Power International, Inc. dated June 4, 2004.	(3)
10.10	Executive Employment Agreement of Charles Mazzacato.	(9)
10.11	Executive Employment Agreement of Peter Roston.	(9)
10.12	Amended Retainer Agreement between the law firm of Fefer, Petersen & Cie dated March 31, 2005	(C)
10.13	Retainer Agreement dated January 2, 2004 between the law firm of Fefer, Petersen & Cie and Tamboril Cigar Company.	(10)
10.14	Bankruptcy Settlement Agreement Between Axion Power International, Inc. and Mega-C Power Corporation dated December, 2005	(E)
10.15	Second Amendment to Development and License Agreement between Axion Power International, Inc. and C and T Co. Incorporated dated as of March 18, 2005.	(12)
10.16	Executive Employment Agreement of Thomas Granville dated June 23, 2008.	(20)
10.17	Loan agreement dated January 31, 2006 between Axion Battery Products, Inc. as borrower, Axion Power International, Inc. as accommodation party and Robert Averill as lender respecting a $1,000,000 purchase money and working capital loan.	(14)
10.18	Security agreement dated January 31, 2006 between Axion Battery Products, Inc. as debtor and Robert Averill as secured party.	(14)
10.19	Security agreement dated January 31, 2006 between Axion Power International, Inc. as debtor and Robert Averill as secured party.	(14)
10.20	Promissory Note dated February 14, 2006 between Axion Battery Products, Inc. as maker and Robert Averill as payee.	(14)
10.21	Form of Warrant Agreement between Axion Power International, Inc. and Robert Averill.	(14)
10.22	Commercial Lease Agreement dated February 14, 2006 between Axion Battery Products, Inc. as lessee and Steven F. Hoye and Steven C. Warner as lessors.	(14)
10.23	Asset Purchase Agreement dated February 10, 2006 between Axion Battery Products, Inc. as buyer and National City Bank of Pennsylvania as seller.	(14)
10.24	Escrow Agreement dated February 14, 2006 between Axion Battery Products, Inc. and National City Bank of Pennsylvania as parties in interest and William E. Kelleher, Jr. and James D. Newell as escrow agents.	(14)
10.25	Executive Employment Agreement of Edward Buiel dated June 23, 2008.	(21)
10.26	Consulting Agreement, dated as of September 27, 2007, by and between Axion Power International, Inc. and Andrew Carr Conway, Jr.	(16)
10.27	Amendment No. 1 to Consulting Agreement, dated as of October 31, 2007, by and between Axion Power International, Inc. and Andrew Carr Conway, Jr.	(16)
10.28	Securities Purchase Agreement dated as of January 14, 2008, by and between Axion Power International, Inc. and Quercus Trust.	(17)
10.29	Common Stock Purchase Warrant dated January 14, 2008, executed by Axion Power International, Inc.	(17)
10.30	Executive Employment Agreement of Donald T. Hillier dated June 18, 2008.	(19)
10.31	Amendment to Warrants and Securities Purchase Agreement dated as of September 22, 2009, by and between Axion Power International, Inc. and Quercus Trust.	(22)
10.32	Securities Purchase Agreement dated as of December 18, 2009, by and between Axion Power International, Inc. and the Investors named therein.	(23)
10.33	Registration Rights Agreement, executed by Axion Power International Inc. and the Investors named therein.	(23)
10.34	Amendment No. 2 to Securities Purchase Agreement dated as of January 14, 2008, by and between Axion Power International, Inc. and Quercus Trust.	(23)
10.35	Lock-Up Agreement executed by Quercus Trust and David Gelbaum and Monica Chavez Gelbaum.	(23)
10.36	Lease Agreement, dated March 28, 2010, by and between Steven F. Hoye and Steven C. Warner, Lessor, and Axion Power Battery Manufacturing, Inc., Lessee.	(24)
10.37	Executive Employment Agreement, dated as of April 1, 2010, between Charles R. Trego and the Company	(26)

75

10.38	Executive Employment Agreement, dated as of April 1, 2010 between Philip S. Baker and the Company	(26)
10.39	Executive Employment Agreement of Thomas Granville dated June 29, 2010.	(27)
10.40	Amendment No. 3 to Securities Purchase Agreement by and between Axion Power International, Inc. and the Quercus Trust dated September 30, 2010.	(28)
10.41	Commercial Lease with Becan Development, LLC dated November 4, 2010.	(29)
10.42	Form of Subscription Agreement	(31)
10.43	Placement Agency Agreement, dated January 31, 2012	(31)
10.44	Securities Purchase Agreement, dated May 7, 2013, between Axion Power International, Inc. and the Investors	(32)
10.45	Form of Note	(32)
10.46	Form of Warrant	(32)
10.47	Registration Rights Agreement, dated May 8, 2013, between Axion Power International, Inc. and the Investors	(32)
10.48	Subordinated Note Purchase Agreement, dated May 7, 2013, between Axion Power International, Inc. and the Subordinated Investors	(32)
10.49	Form of Subordinated Note	(32)
10.50	Form of Subordinated Note Warrant	(32)
10.51	Subordination Agreement, dated May 8, 2013, by and among Axion Power International, Inc., the Investors and the Subordinated Investors	(32)
10.52	Executive Employment Agreement of Thomas Granville, effective April 1, 2013	(33)
10.53	Executive Employment Agreement of Charles Trego, effective April 1, 2013	(33)
10.54	Executive Employment Agreement of Phillip Baker, effective April 1, 2013	(33)
10.55	Executive Employment Agreement of Vani Dantam, effective April 1, 2013	(33)
10.56	Executive Employment Agreement of Stephen Graham, effective October 21, 2013	(34)
10.57 10.58	Form of Senior Note Amendment Executive Employment Agreement of David DiGiacinto, effective July 1, 2014	(35) (36)
10.59	Executive Employment Agreement of Thomas Granville, effective July 1, 2014	(36)
10.60	Consulting Agreement of Charles Trego, effective July 1, 2014	(36)
10.61	Amended Note, dated as of June 30, 2014	(37)
10.62	Security Agreement, dated as of June 30, 2014	(37)
10.63	Form of Warrant Exchange Agreement, dated as of August 1, 2014	(38)
14.1	Code of Business Conduct and Ethics	(6)
21.1	Subsidiaries
23.1	Consent of Jolie Kahn, Esq. (included in Exhibit 5.1)
23.2	Consent of EFP Rotenberg, LLP

(1)	Incorporated by reference from our Current Report on Form 8-K dated January 15, 2004.
(2)	Incorporated by reference from our Current Report on Form 8-K dated February 5, 2003.
(3)	Incorporated by reference from our Current Report on Form 8-K dated June 7, 2004.
(4)	Incorporated by reference from our Current Report on Form 8-K dated April 13, 2004.
(5)	Incorporated by reference from our Form S-3 registration statement dated May 20, 2004.
(6)	Incorporated by reference from our Annual Report on Form 10-KSB dated March 30, 2004
(7)	Incorporated by reference from our Current Report on Form 8-K dated April 13, 2003.
(8)	Incorporated by reference from our Current Report on Form 8-K dated February 16, 2004.
(9)	Incorporated by reference from our Form S-1 registration statement dated September 2, 2004.
(10)	Incorporated by reference from our Form S-1 registration statement dated December 17, 2004.
(11)	Incorporated by reference from our Current Report on Form 8-K dated February 28, 2005.
(12)	Incorporated by reference from our Current Report on Form 8-K dated March 21, 2005.
(13)	Incorporated by reference from our Current Report on Form 8-K dated November 8, 2006.
(14)	Incorporated by reference from our Current Report on Form 8-K dated February 16, 2006.
(15)	Incorporated by reference from our Current Report on Form 8-K dated January 3, 2007.
(16)	Incorporated by reference from our Current Report on Form 8-K dated November 6, 2007.
(17)	Incorporated by reference from our Current Report on Form 8-K dated January 17, 2008.
(18)	Incorporated by reference from our Current Report on Form 8-K dated January 31, 2008.
(19)	Incorporated by reference from our Registration Statement on Form S-1 dated July 3, 2008.
(20)	Incorporated by reference from our Current Report on Form 8-K dated June 27, 2008.

76

(21)	Incorporated by reference from our Current Report on Form 8-K dated July 2, 2008.
(22)	Incorporated by reference from our Current Report on Form 8-K dated September 22, 2009.
(23)	Incorporated by reference from our Current Report on Form 8-K dated December 18, 2009.
(24)	Incorporated by reference from our Form 10-K for the year ended December 31, 2009 filed on March 30, 2010
(25)	Intentionally omitted.
(26)	Incorporated by reference from our Current Report on Form 8-K, filed on April 6, 2010.
(27)	Incorporated by reference from our Current Report on Form 8-K dated July 6, 2010.
(28)	Incorporated by reference from our Current Report on Form 8-K dated October 4, 2010.
(29)	Incorporated by reference from our Current Report on Form 8-K dated November 10, 2010.
(30)	Incorporated by reference from our Current Report on Form 8-K dated July 22, 2011.
(31)	Incorporated by reference from our Current Report on Form 8-K dated January 31, 2012.
(32)	Incorporated by reference from our Current Report on Form 8-K dated May 8, 2013
(33)	Incorporated by reference from our Quarterly Report on Form 10-Q dated May 15, 2013
(34)	Incorporated by reference from our Current Report on Form 8-K, dated October 15, 2013
(35) (36) (37) (38)

Incorporated by reference from our Current Report on Form 8-K dated January 3, 2014.

Incorporated by reference from our Current Report on Form 8-K dated July 8, 2014.

Incorporated by reference from our Current Report on Form 8-K dated July 31, 2014.

Incorporated by reference from our Current Report on Form 8-K dated August 4, 2014.

(39)	Incorporated by reference from our Registration Statement on Form S-1/A dated September 15, 2014.
(A)	Incorporated by reference from our Current Report on Form 8-K/A dated February 2, 2004.
(B)	Incorporated by reference from our Current Report on Form 8-K dated April 4, 2005.
(C)	Incorporated by reference from our Registration Statement on Form SB-2 dated April 16, 2005.
(D)	Incorporated by reference from our Current Report on Form 8-K dated December 13, 2005.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser:

77

i.	If the registrant is relying on Rule 430B (Section 430B of this chapter):

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

78

6.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New Castle, Pennsylvania, on the 6th day of October, 2014.

AXION POWER INTERNATIONAL, INC.

By: /s/ David DiGiacinto
David DiGiacinto, Principal Executive Officer

By: /s/ Charles Trego
Charles Trego, Principal Financial Officer

Date: October 6, 2014

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

David T. DiGiacinto	Director	October 6, 2014
David T. DiGiacinto

/s/ Michael Kishinevsky	Director	October 6, 2014
Michael Kishinevsky

/s/ Charles Trego	Director	October 6, 2014
Charles Trego

/s/ D. Walker Wainwright	Director	October 6, 2014
D. Walker Wainwright

79